Exhibit 10.2

EXECUTION

ASSET SALE AGREEMENT

BY AND AMONG

NORTEL NETWORKS CORPORATION

NORTEL NETWORKS LIMITED

NORTEL NETWORKS INC.

NORTEL NETWORKS UK LIMITED

NORTEL NETWORKS (IRELAND) LIMITED

NORTEL NETWORKS S.A.

AND

THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS

AND

ALAN BLOOM, STEPHEN HARRIS, ALAN HUDSON, DAVID HUGHES AND

CHRISTOPHER HILL AS JOINT ADMINISTRATORS

AND

MAÎTRE COSME ROGEAU AS FRENCH LIQUIDATOR

AND

ROCKSTAR BIDCO, LP

DATED AS OF JUNE 30, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A – EMEA Sellers

(Redacted Exhibit A containing list of EMEA Sellers)

Exhibit B – Other Sellers

(Redacted Exhibit B containing list of Other Sellers)

Exhibit C – [Intentionally Omitted]

Exhibit D – Knowledge of the Purchaser

(Redacted Exhibit D containing list of individuals used in connection with defining Knowledge of the Purchaser)

Exhibit E – Mandatory Antitrust Approvals — Relevant Antitrust Jurisdictions / Authorities

(Redacted Exhibit E containing Mandatory Antitrust Approvals – Relevant Antitrust Jurisdictions / Authorities)

Exhibit F – Form of U.S. Sale Order

(Redacted Exhibit F containing Form of U.S. Sale Order)

Exhibit G – Form of Canadian Approval and Vesting Order

(Redacted Exhibit G containing Form of Canadian Approval and Vesting Order)

Exhibit H – Employee Transfer Side Agreement

(Redacted Exhibit H containing Form of Employee Transfer Side Agreement)

Exhibit I – Form of Short-Form Patent Assignment

(Redacted Exhibit I containing Form of Short-Form Patent Assignment)

Exhibit J – Form of Assumption Agreement

(Redacted Exhibit J containing Form of Assumption Agreement)

Exhibit K – Form of Patent Power Of Attorney

(Redacted Exhibit K containing Form of Patent Power of Attorney)

Exhibit L – Form of Closing Date License Agreement

(Redacted Exhibit L containing Form of Closing Date License Agreement)

Exhibit M – Disclosed Intercompany Licenses

(Redacted Exhibit M containing Disclosed Intercompany Licenses)

ANNEX

Annex I – Statements

ASSET SALE AGREEMENT

This Asset Sale Agreement is dated as of June 30, 2011, among (i) Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”); (ii) Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”); (iii) Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI,” and, together with NNC and NNL, the “NA Sellers”); (iv) the entities listed in Exhibit A hereto (the “EMEA Sellers”), which, in the case of Nortel Networks UK Limited (in administration) (“NNUK”), Nortel Networks France S.A.S. (in administration) and Nortel GmbH (in administration) are acting by Alan Robert Bloom, Stephen John Harris, Alan Michael Hudson and Christopher John Wilkinson Hill of Ernst & Young LLP (the “UK Joint Administrators”) and in the case of Nortel Networks (Ireland) Limited (in administration) (“NN Ireland”) is acting by David Hughes of Ernst & Young Chartered Accountants and Alan Robert Bloom (the “Irish Joint Administrators”) (the UK Joint Administrators and the Irish Joint Administrators being collectively, the “Joint Administrators”), and in the case of Nortel Networks S.A. (in administration and liquidation judiciaire) (“NNSA”) is acting by the UK Joint Administrators and Maître Cosme Rogeau, 26 avenue Hoche, 78000 VERSAILLES appointed as mandataire liquidateur by the French Court (as defined below) (the “French Liquidator”), the Joint Administrators act as agents of the EMEA Sellers without any personal liability and the French Liquidator acts as agent of NNSA without any personal liability; (v) the entities listed in Exhibit B hereto (the “Other Sellers” and, together with the NA Sellers and the EMEA Sellers, the “Sellers”); (vi) the French Liquidator; (vii) the Joint Administrators; and (viii) Rockstar Bidco, LP, a Delaware limited partnership (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, on January 14, 2009 (the “Petition Date”), NNC and NNL (together, the “Canadian Debtors”) filed with the Canadian Court (as defined below) an application for protection under the Companies’ Creditors Arrangement Act (as in force on the Petition Date, the “CCAA”) (the proceedings commenced by such application, the “CCAA Cases”) and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date, which also appointed Ernst & Young Inc. as “Monitor” in connection with the CCAA Cases and was extended by further order of the Canadian Court on February 25, 2011;

WHEREAS, NNI and the Other Sellers listed in Exhibit B hereto (the “U.S. Debtors”) are debtors-in-possession under the U.S. Bankruptcy Code (as defined below) which commenced cases under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date by filing voluntary petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”);

WHEREAS, the EMEA Sellers on the Petition Date filed applications with the English Court (as defined below), pursuant to the Insolvency Act of 1986, as amended (the “Insolvency Act”) and the European Union’s Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the “EC Regulation”) (the proceedings commenced by such applications, the “EMEA Cases”) and the English Court appointed Alan Bloom, Stephen Harris, Christopher Hill and Alan Hudson of Ernst & Young LLP as joint administrators of the EMEA

Sellers (other than NN Ireland, for which David Hughes of Ernst & Young Chartered Accountants and Alan Bloom serve as joint administrators) under the Insolvency Act by means of the Administration Orders (as defined below);

WHEREAS, on May 28, 2009, secondary proceedings were opened by the French Court (as defined below) in relation to NNSA pursuant to Article 27 of the EC Regulation (the “Secondary Proceedings”) pursuant to which the French Court authorized NNSA to continue to operate the business owned and operated by NNSA and appointed inter alia the French Office Holders as the administrators and liquidators of NNSA under Articles L.641-1 et seq. of the FCC (the “French Case”);

WHEREAS, on May 2, 2011, the U.S. Bankruptcy Court entered the U.S. Bidding Procedures Order and the Canadian Court entered the Canadian Sales Process Order (each as defined below);

WHEREAS, the Sellers have agreed to transfer to the Purchaser, and the Purchaser has agreed to purchase and assume, including, to the extent applicable, pursuant to sections 363 and 365 of the U.S. Bankruptcy Code and pursuant to the Canadian Approval and Vesting Order, the Assets and the Assumed Liabilities (each as defined below) from the Sellers, upon the terms and conditions set forth hereinafter;

WHEREAS, in accordance with the U.S. Bidding Procedures Order (as defined below), Purchaser and Apple Inc. have together delivered to the Sellers a good faith deposit in the amount of Fifty-Four Million Dollars ($54,000,000) (the “Good Faith Deposit”); and

WHEREAS, the Parties (as defined below) acknowledge and agree that the purchase by the Purchaser of the Assets (as defined below), and the assumption by the Purchaser of the Assumed Liabilities (as defined below) are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers and their affiliates.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby (the sufficiency of which is acknowledged), the Parties agree as follows:

ARTICLE I

INTERPRETATION

SECTION 1.1. Definitions. The following capitalized terms shall have the meanings set forth below:

“Accounting Arbitrator” means the auditing firm of international reputation that is (i) jointly selected by the Primary Parties, or (ii) in case they cannot agree on any such firm, such other auditing firm of international reputation (or, if the Primary Parties agree on other criteria, such Person as satisfies such other criteria) that is selected by the American Arbitration Association at the request of the first of the Primary Parties to move.

“Action” means any litigation, action, suit, charge, binding arbitration, or other legal, administrative or judicial proceeding, including Intellectual Property litigation (including infringement, indemnification, and declaratory judgment actions).

“Administration Expense” means any liability of an EMEA Seller which ranks as an administration expense in accordance with paragraph 99 of Schedule B1 to the Insolvency Act or Rule 2.67 of the Insolvency Rules 1986.

“Administration Orders” means the orders of the English Court on the Petition Date appointing the Joint Administrators as joint administrators of the EMEA Sellers.

“Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is Controlled by, such Person.

“Agreed Expenses” means those costs, fees and expenses set forth in Section 1.1(a) of the Sellers Disclosure Schedule.

“Agreement” means this Asset Sale Agreement, the Sellers Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and all amendments hereto and thereto made in accordance with Section 10.4.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, of any material portion of the Assets, in a transaction or series of transactions with one or more Third Parties; provided, however, that an “Alternative Transaction” shall not include: (i) the mere conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the U.S. Bankruptcy Code, in and of itself, without any disposition of any material portion of the Assets other than to the Chapter 7 trustee in such case by operation of Law; (ii) the mere appointment of a trustee, receiver, receiver and manager or liquidator in respect of any Canadian Debtor, in and of itself, without any disposition of any material portion of the Assets (other than to such trustee, receiver, receiver and manager or liquidator by operation of Law) or the mere dismissal of any CCAA Cases or the mere conversion of any of the CCAA Cases to a bankruptcy case under the Bankruptcy and Insolvency Act or applicable Canadian Bankruptcy Laws, in and of themselves; or (iii) the mere appointment (whether in connection with Secondary Proceedings or otherwise) of a trustee, receiver, receiver and manager or liquidator or any analogous officer in respect of any EMEA Seller, in and of itself, without any disposition of any material portion of the Assets (other than to such trustee, receiver, receiver and manager, liquidator or analogous officer by operation of Law) or the mere termination of the EMEA Cases (or any of them) or discharge of the Administrators (or any of them), in and of themselves, or the mere conversion of any of the EMEA Cases to liquidation or any analogous proceeding under the Insolvency Act, EC Regulation or applicable Law relating to the EMEA Sellers, in and of themselves, in the case of each of the foregoing clauses (i), (ii) and (iii) that is not funded or sponsored in whole or in part by one or more Third Parties and does not otherwise involve any other contractual arrangement with one or more Third Parties having the effect of a disposition of any material portion of the Assets.

“Antitrust Laws” means the Competition Act (Canada), as amended, the HSR Act, the EC Merger Regulation, and any competition, merger control and antitrust Law of the European Union, any applicable European Union member states and European Free Trade Association member states, and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Asset Retention Transaction” means the retention of any material portion of the Assets by the Sellers, their successor entities emerging from the Bankruptcy Proceedings or the Affiliates of the foregoing under a standalone plan of reorganization, plan of liquidation or plan of arrangement; provided, however, that an “Asset Retention Transaction” shall not include: (i) the mere conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the U.S. Bankruptcy Code, in and of itself; (ii) the mere appointment of a trustee, receiver, receiver and manager or liquidator in respect of any Canadian Debtor, in and of itself, or the mere dismissal of any CCAA Cases or the mere conversion of any of the CCAA Cases to a bankruptcy case under the Bankruptcy and Insolvency Act or applicable Canadian Bankruptcy Laws, in and of themselves; or (iii) the mere appointment (whether in connection with Secondary Proceedings or otherwise) of a trustee, receiver, receiver and manager or liquidator or any analogous officer in respect of any EMEA Seller, in and of itself, or the mere termination of the EMEA Cases (or any of them) or discharge of the Administrators (or any of them), in and of themselves, or the mere conversion of any of the EMEA Cases to liquidation or any analogous proceeding under the Insolvency Act, EC Regulation or applicable Law relating to the EMEA Sellers, in and of themselves; provided further, however, that an “Asset Retention Transaction” shall include: (a) conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the U.S. Bankruptcy Code that occurs prior to the entry of the U.S. Sale Order and in which the trustee in such Chapter 7 case has not agreed to be bound by this Agreement; (b) the appointment of a trustee, receiver, receiver and manager or liquidator in respect of any Canadian Debtor that occurs prior to the granting of the Canadian Approval and Vesting Order and in which such trustee, receiver, receiver and manager or liquidator in such bankruptcy case has not agreed to be bound by this Agreement; and (c) the appointment (whether in connection with Secondary Proceedings or otherwise) of a trustee, receiver, receiver and manager or liquidator or any analogous officer in respect of any EMEA Seller that occurs prior to the entry of the U.S. Sale Order and in which such trustee, receiver, receiver and manager or liquidator or any analogous officer has not agreed to be bound by this Agreement.

“Assets” has the meaning set forth in Section 2.1.1.

“Assigned Contracts” means (i) the Transferred Licenses and (ii) other Contracts identified on Section 1.1(b) of the Sellers Disclosure Schedule.

“Assumed Liabilities” has the meaning set forth in Section 2.1.3.

“Assumption Agreement” means a duly executed assumption of intellectual property license agreement in the form attached as Exhibit J hereto.

“Auction” has the meaning attributed to such term in the U.S. Bidding Procedures Order.

“Bankruptcy Consents” has the meaning set forth in Section 4.1(a).

“Bankruptcy Court” means the U.S. Bankruptcy Court, the Canadian Court, the English Court, the French Court or any other court before which Bankruptcy Proceedings are held.

“Bankruptcy Laws” means the U.S. Bankruptcy Code, the CCAA, the EC Regulation, the Insolvency Act, the FCC and the other applicable bankruptcy, insolvency, administration or similar Laws of any jurisdiction where Bankruptcy Proceedings are held.

“Bankruptcy Proceedings” means the Chapter 11 Cases, the CCAA Cases, the EMEA Cases, the French Case and, in each case, any proceedings occurring or authorized thereunder, as well as any other voluntary or involuntary bankruptcy, insolvency, administration or similar judicial or other proceedings concerning any of the Sellers that are held from time to time.

“Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in (i) New York, New York, United States, (ii) Stockholm, Sweden (iii) Toronto, Ontario, Canada, and (iv) London, England, United Kingdom.

“Canadian Approval and Vesting Order” has the meaning set forth in Section 5.2(a).

“Canadian Approval and Vesting Order Motion” has the meaning set forth in Section 5.2(a).

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Debtors” has the meaning set forth in the recitals to this Agreement.

“Canadian Sales Process Order” means the order entered on May 2, 2011 approving the items described in the Canadian Sales Process Order Motion.

“Canadian Sales Process Order Motion” means the motion filed by the Canadian Debtors on May 2, 2011 with the Canadian Court seeking an order for approval of, among other things, a process of the sale of the Canadian Debtors rights, title or interest in and to the “Assets” (as defined therein).

“Canadian Sellers” means, collectively, NNC and NNL.

“CCAA” has the meaning set forth in the recitals to this Agreement.

“CCAA Cases” has the meaning set forth in the recitals to this Agreement.

“CDMA Vesting Order” means the Approval and Vesting Order of the Ontario Superior Court of Justice dated July 28, 2009.

“Change of Control” means (A) the direct or indirect acquisition (including by merger, consolidation or transfer or issuance of equity securities or otherwise) in a transaction or series of related transactions of 50% or more of the equity or voting interests in a Person (B) otherwise obtaining the right to elect a majority of the board of directors (or similar governing body) of such Person or (C) the acquisition of all or substantially all of the assets of such Person; provided that the actions of the type specified in clauses (i), (ii) and (iii) of the first proviso in the definition of Asset Retention Transaction (disregarding the references to the specific Sellers) shall not constitute a Change of Control.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim in the CCAA Cases” means any right of any Person, including the right to an equitable remedy, against the Canadian Debtors and the other applicants in the CCAA Cases, or any of them or their assets, in connection with any indebtedness, liability or obligation of any kind of the Canadian Debtors and the other applicants in the CCAA Cases, or any of them, whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, recourse, non-recourse, present, future, known or unknown, by guarantee, surety or otherwise and whether or not such right is executory in nature, including the right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action, whether existing at present or commenced in the future, and any indebtedness, liability or obligation of any kind, including the right to an equitable remedy, arising out of the restructuring, termination, repudiation or disclaimer of any lease, contract, or other agreement or obligation on or after the Petition Date.

“Claim in the Chapter 11 Cases” has the meaning ascribed to the term “claim” in section 101(5) of the U.S. Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.3.1.

“Closing Date” has the meaning set forth in Section 2.3.1.

“Closing Date License Agreement” has the meaning set forth in Section 5.13(a).

“Closing Taxable Year” means the taxable year in which the acquisition of the Assets is consummated and the Optioned Licenses are granted.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Labor Agreement” means any written agreement that a Seller or any of its Affiliates has entered into with any union, works council or collective bargaining agent or that applies with respect to terms and conditions of employment of the Employees of such Seller or its Affiliates.

“Commitment Letters” has the meaning set forth in Section 3.3(a).

“Commitments” has the meaning set forth in Section 3.3(a).

“Commercial Licenses” means the Pre-Divestiture Commercial Licenses, the Post-Divestiture Commercial Licenses and the End-User Licenses.

“Common Interest Agreement” means an agreement, in a form to be mutually agreed reasonably and in good faith following the date hereof and prior to the Closing Date, by and among the Parties, to be dated as of the Closing Date, providing for the common interest privilege to attach, to the maximum extent permitted by applicable Law, to any privileged Patent Related Documents or other privileged documents to be acquired by the Purchaser pursuant to this Agreement or any other Transaction Document (it being understood that such Common Interest Agreement shall not diminish, terminate or otherwise affect any attorney-client privilege, protection pursuant to the work product doctrine or other privilege or protection of any Party with respect to any such documents).

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption, revocation or waiver by any Government Entity or other Third Party, but shall not include any consent that is rendered unnecessary by operation of Bankruptcy Laws.

“Continuing Unlisted License” means, with respect to any Transferred Patent, Specified UK Patent or Jointly Owned Patent, any license under such Transferred Patent, Specified UK Patent or Jointly Owned Patent granted prior to the date hereof which license is not specifically listed (including by use of defined term) on Schedule 2.1.1(a) of the Sellers Disclosure Schedule and which license, pursuant to and after giving effect to the License Rejection Procedures (as defined and set forth in the U.S. Bidding Procedures and Sale Motion) and the Canadian License Rejection Procedures (as defined in and set forth in the Canadian Sales Process Order Motion), continues to burden such Transferred Patent, Specified UK Patent or Jointly Owned Patent following the consummation of the transactions contemplated by this Agreement.

“Contract” means any written binding contract, agreement, instrument, lease, ground lease or commitment.

“Control,” including, with its correlative meanings, “Controlled by” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, of the power to either (i) elect more than fifty percent (50%) of the directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract or otherwise.

“Cross-Border Protocol” means that certain Cross-Border Insolvency Protocol approved by the U.S. Bankruptcy Court’s Order Pursuant to 11 U.S.C. § 105(a) Approving Cross-Border Court-to-Court Protocol, dated January 15, 2009, and the Canadian Court in an order, dated January 14, 2009, as the same has been and may be further amended from time to time.

“Cross-License Agreements” has the meaning set forth in Annex I.

“Cure Cost” means (i) any amounts required by the U.S. Bankruptcy Code, including section 365(b)(1) thereof, and any applicable order of the U.S. Bankruptcy Court to cure any defaults by the Sellers or any of their Affiliates under a 365 Contract and to pay any actual pecuniary losses that have resulted from such defaults under such 365 Contract and (ii) with respect to any Non-365 Contract (other than Contracts of a Canadian Debtor that are assignable to the Purchaser without the consent of the counterparty), any amounts necessary to cure any defaults and to pay any actual pecuniary losses under such Contract in respect of the period prior to the Petition Date.

“Damages” means all claims, demands, suits, Actions, causes of actions, losses (including, for the avoidance of doubt, loss of profits, internal costs, loss of revenue and lost sales), costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees (including such fees which are incurred in connection with a dispute of the provisions of this Agreement), fines, penalties, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs (but specifically excluding any special, punitive, exemplary or speculative damages except to the extent such damages specifically excluded herein are awarded to a Third Party).

“Data Room” means the Merrill electronic data site entitled “Iceberg.”

“Deferred Jurisdiction” has the meaning set forth in Section 5.6(f).

“Designated Courts” has the meaning set forth in Section 10.6(b)(i).

“Disclosed Intercompany Licenses” means those Contracts listed in Exhibit M hereto.

“Distribution Agent” means the Person that will act as distribution agent for the Sellers hereunder, the identity of which to be notified in writing by the Primary Seller Parties to the Purchaser by not later than five (5) Business Days prior to the Closing.

“Divested Business” means the businesses or product lines of the Sellers set forth on Section 1.1(l) of the Sellers Disclosure Schedule sold after the Petition Date in connection with the Bankruptcy Proceedings.

“Divestiture Date” means with respect to each of the Divested Business set forth on Section 1.1(l) of the Sellers Disclosure Schedule, the date that such divestiture is or was completed.

“EC Merger Regulation” means Council Regulation (EC) No 139/2004 of January 20, 2004 on the control of concentrations between undertakings, as amended.

“EC Regulation” has the meaning set forth in the recitals to this Agreement.

“EMEA Cases” has the meaning set forth in the recitals to this Agreement.

“EMEA Sellers” has the meaning set forth in the preamble to this Agreement.

“Employee” means an employee of the Sellers whose employment relates to the development, maintenance or management of the Assets.

“End-User License” means any Contract entered into by, on behalf of or under authority of Sellers or their Affiliates prior to the date hereof and, to the extent that would be permitted after the Closing pursuant to the Closing Date License Agreement, after the date hereof, including any click-through or shrink wrap license, that (i) accompanies the sale, servicing (including support, maintenance and installation) or licensing of any Nortel Product to an end user or customer in the ordinary course of business, and (ii) includes a non-exclusive grant of a license to the customer or end user under any of the Transferred Patents, the Jointly Owned Patents, or the Specified UK patents, where such license is limited to the right to use such Nortel Product.

“English Court” means the High Court of Justice of England and Wales.

“Ericsson” means Ericsson AB or any of its Affiliates.

“Ericsson Licenses” means (i) that certain Intellectual Property License Agreement by and between NNL, NNI, the EMEA Sellers, the Joint Administrators and Ericsson AB, classified as document number 2.5.3.175.4 in the Data Room and (ii) that certain Transition Services Agreement between NNL, NNI, NNUK, NN Ireland, the Joint Administrators and certain other Affiliates of the Sellers and Telefonaktiebolaget L M Ericsson (publ).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate Liability” means any obligation, liability, or expense of any Seller which arises under or relates to any employee benefit plan or arrangement of Seller or its affiliates that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, COBRA or any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of any Seller’s affiliation with any of any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”)or the Purchaser or any of its limited partners being deemed a successor to any ERISA Affiliate of any Seller.

“Excess VAT” has the meaning set forth in Section 6.9(e)(ii).

“Excluded Assets” has the meaning set forth in Section 2.1.2.

“Excluded Liabilities” has the meaning set forth in Section 2.1.4.

“Excluded Licenses” has the meaning set forth in Section 2.1.2(i).

“Excluded Patents” means only the specifically identified patents, patent applications and provisional patent applications listed in Section 1.1(c) of the Sellers Disclosure Schedule.

“Executory Contract” means an “executory contract” for the purposes of the U.S. Bankruptcy Code.

“Exercise Price” has the meaning set forth in Section 5.19(b).

“FCC” means the French Commercial Code.

“Final Order” means an order of any Bankruptcy Court or other court of competent jurisdiction (a) as to which no appeal, notice of appeal, motion for leave to appeal, motion to amend, vacate or make additional findings of fact, motion to alter or amend judgment, motion for rehearing, amendment, vacatur, additional findings or alteration or amendment of judgment or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order, with respect to the U.S. Sale Order and Canadian Approval and Vesting Order in a manner consistent with the provisions of Sections 5.1(b) and 5.2(a), and, with respect to any other orders, in all material respects, without the possibility for further appeal or rehearing thereon; (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (c) as to which no stay is in effect; provided, however, that, with respect to an order issued by the U.S. Bankruptcy Court, the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 (“Rule 9024”) or Federal Rule of Civil Procedure 60 (“Rule 60”) shall not cause an order not to be deemed a “Final Order” unless, in the case of a Rule 9024 motion, such motion shall be filed within fourteen (14) days of the entry of the order at issue or, in the case of a Rule 60 motion, such motion shall be filed within thirty (30) days of the entering of the order at issue.

“French Case” has the meaning set forth in the recitals to this Agreement.

“French Court” means the Commercial Court of Versailles or a member of the Commercial Court of Versailles, and in particular the “juge commissaire” appointed by such Court in a supervisory capacity in the context of the Secondary Proceedings, or of any superior French Court.

“French Court Order” means that certain order of the French Court dated April 28, 2011, entered in accordance with the FCC in connection with the transactions contemplated hereby and in the other Transaction Documents and authorizing the French Liquidator to execute this Agreement and any and all other Transaction Documents in furtherance hereof.

“French Liquidator” has the meaning set forth in the preamble to this Agreement.

“French Office Holders” means the mandataire liquidateur and the administrateur judiciaire appointed by the French Court on the opening of the Secondary Proceedings.

“Good Faith Deposit” has the meaning set forth in the preamble to this Agreement.

“Government Entity” means any U.S., Canadian, UK, supranational, foreign, domestic, federal, territorial, provincial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including the European Commission.

“GST/HST” means goods and services tax or harmonized sales tax payable under Part IX of the Excise Tax Act (Canada).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICA Approval” means: (a) if the transactions contemplated by this Agreement are subject to review under Part IV of the Investment Canada Act, the Purchaser shall have received notification from the responsible Minister under the Investment Canada Act that he is satisfied or is deemed to be satisfied that the transactions contemplated in this Agreement are likely to be of net benefit to Canada, on terms and conditions satisfactory to the Purchaser, in its reasonable discretion, and (b) the Purchaser shall not have received notice from the responsible Minister under either subsection 25.2(1) of the Investment Canada Act or subsection 25.3(2) of the Investment Canada Act within the period prescribed by the Investment Canada Act or, if the Purchaser has received such a notice, the Purchaser shall have subsequently received one of the following notices, as applicable: (i) under paragraph 25.2(4)(a) of the Investment Canada Act indicating that no order for the review of the transactions contemplated by this Agreement will be made under subsection 25.3(1) of the Investment Canada Act, (ii) under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, or (iii) under subsection 25.4(1) of the Investment Canada Act that the Governor in Council authorizes the completion of the transactions contemplated by this Agreement, on terms and conditions satisfactory to the Purchaser, in its reasonable discretion.

“Incremental Taxes” means the excess of (i) the cash Taxes actually paid or payable by a Canadian Seller, a U.S. Seller or an EMEA Seller, as the case may be, for the Closing Taxable Year and subsequent taxable years as a result of the receipt of the Optioned Licenses Fees, over (ii) the cash Taxes that would have been payable by a Canadian Seller, a U.S. Seller, or an EMEA Seller, as the case may be, for the Closing Taxable Year and subsequent taxable years if the Optioned Licenses had not been granted and the amount of the Optioned License Fees had instead been paid as additional Purchase Price for the Assets, in each case taking into account the character of the income recognized by the Canadian Sellers, the U.S. Sellers or the EMEA Sellers, as the case may be, in the Closing Taxable Year and subsequent taxable years, the Tax rates actually applicable to the Canadian Sellers. the U.S. Sellers or the EMEA Sellers, as the case may be, in the Closing Taxable Year or such subsequent taxable years, the deductibility or creditability in one jurisdiction of Taxes imposed by another jurisdiction and any limitations thereon, and determined in each case as if all losses, undeducted expenses, tax credits or any other tax attributes that are available under Applicable Law as determined by the Canadian Sellers, the U.S. Sellers or the EMEA Sellers, as the case may be, in their reasonable discretion, could have been used to reduce the amount of cash Taxes payable by the Canadian Sellers, the U.S. Sellers or the EMEA Sellers, as the case may be, for the Closing Taxable Year or a subsequent taxable year had been so used.

“Insolvency Act” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means all intellectual property rights as recognized under the Laws of the United States of America, Canada and/or other countries or jurisdictions, including rights in and to: (a) Trademarks; (b) Patents, invention disclosures and inventions; (c) copyrights and works of authorship; (d) Trade Secrets; and (e) Software; in each case, including any registrations or applications therefor.

“Intercompany Contract” means any Contract among any Seller or Affiliate of a Seller on the one hand, and any other Seller(s) or Affiliate(s) of any Seller on the other hand, and to which no Third Party is a party.

“Inventory” means Nortel Products (i) owned by Sellers or their Affiliates that are part of the inventory of products of the Sellers or their Affiliates existing as of the date hereof, or (ii) that Sellers or their Affiliates have ordered or committed to buy pursuant to Contracts in existence as of the date hereof and that are actually delivered to and received by the Sellers or their Affiliates into inventory by one year from the Closing Date.

“Investment Canada Act” means the Investment Canada Act, as amended.

“Irish Joint Administrators” has the meaning set forth in the preamble to this Agreement.

“Joint Administrators” has the meaning set forth in the preamble to this Agreement.

“Jointly Owned Patents” means (a) those patents, provisional patent applications and patent applications specifically identified as such in Section 1.1(d) of the Sellers Disclosure Schedule (the “Listed Jointly Owned Patents”); (b) national (of any country of origin) and multinational patents or patent applications (i) to which any of the Listed Jointly Owned Patents claims priority (directly or indirectly), (ii) for which any of the Listed Jointly Owned Patents forms a basis for priority (directly or indirectly), and/or (iii) which are subject to a terminal disclaimer with any of the Listed Jointly Owned Patents; (c) reissues, reexaminations, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, registrations or other extensions of any item in any of the foregoing categories (a) and (b); (d) national (of any country of origin) and multinational counterparts of any item in any of the foregoing categories (a) through (c), including certificates of invention, design registrations and utility models; (e) all rights provided by multinational treaties or conventions for any item in any of the foregoing categories (a) through (d); and (f) the inventions disclosed in the invention disclosures set forth in Section 1.1(d) of the Sellers Disclosure Schedule; but in the case of each of clauses (b) through (d), (1) solely to the extent owned, at least in part, by the Sellers, and (2) excluding the Excluded Patents and the Transferred Patents.

“Joint Ownership Agreement” has the meaning set forth in Annex I(m).

“Knowledge” or “aware of” or “notice of” or a similar phrase shall mean, with reference to the Sellers, the actual knowledge of those Persons listed on Section 1.1(e)(i) of the Sellers Disclosure Schedule, after having made reasonable inquiry of those Persons listed on Section 1.1(e)(ii) of the Sellers Disclosure Schedule and, with reference to the Purchaser, the actual knowledge of those Persons listed on Exhibit D hereto.

“Law” means any U.S., Canadian, U.K., supranational, foreign, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise, including any Tax liability or tort liability.

“License Power of Attorney” shall have the meaning set forth in Section 10.1.

“Licensed Residual Patents” means (i) all Patents (other than Transferred Patents, Jointly Owned Patents, Specified UK Patents and Excluded Patents) owned in whole or in part by any of the Sellers or any of their Affiliates, (ii) all inventions, other than the Listed Inventions, disclosed in the invention disclosures owned by any of the Sellers or any of their Affiliates, if any such Patents or inventions exist and (iii) all Patents, other than Transferred Patents, Jointly Owned Patents, Specified UK Patents and Excluded Patents, in respect of which any Seller or any Affiliate of any Seller holds an exclusive license to all or substantially all of the rights thereunder.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, security interest, charge, hypothecation, encumbrance, easement, encroachment, right-of-way, right of first offer, right of first refusal, restrictive covenant on real property, real property license, lease, lien or similar charge of any kind (including any conditional sale arrangement or other title retention agreement). For the avoidance of doubt, “Lien” does not include any Intellectual Property license.

“Listed Inventions” has the meaning set forth in the definition of Transferred Patents.

“Listed Patents” has the meaning set forth in the definition of Sellers’ Patents.

“Mandatory Regulatory Approvals” means (i) a decision, in whatever form (including a declaration of lack of jurisdiction or a mere filing or notification, if the Closing can take place, pursuant to the applicable Antitrust Law, without a decision or the expiry of any waiting period) by any Government Entity under the Antitrust Laws of any of the jurisdictions listed in Exhibit E or the expiry of the applicable waiting period, as applicable, under the Antitrust Laws of any of such jurisdictions, in each case authorizing or not objecting to the transactions contemplated by this Agreement; and (ii) the ICA Approval, which includes, in each case, as applicable, any decision or consent by any such Government Entity setting forth conditions or obligations on the Purchaser or any of its Affiliates if such conditions or obligations have been or, pursuant to Section 5.6(e), are required to be, accepted by the Purchaser.

“Master R&D Agreement” shall mean that certain intercompany license agreement by and among certain Sellers and Affiliates of Sellers effective as of January 1, 2001, and as thereafter amended, all as designated in the Data Room as the “MRDA as filed” at document index 2.4.5.1.

“Material Adverse Effect” means any circumstance, state of fact, event, change or effect (each an “Effect”) that, individually or in the aggregate with all other Effects, (a) has, or would reasonably be expected to have, a material adverse effect on the Assets, taken as a whole, or (b) prevents or materially impedes or delays or would reasonably be expected to prevent or materially impede or delay the ability of the Sellers to perform their obligations under this Agreement or the timely consummation of the transactions contemplated by this Agreement, provided, however, that the following Effects, either alone or in combination, shall not be considered in determining whether there has been a “Material Adverse Effect”: (i) changes in general economic conditions in relevant markets; (ii) the execution or delivery of this Agreement or the public announcement thereof; (iii) any action required to be taken pursuant to this Agreement or any action taken pursuant to the written request or with the prior written consent of the Purchaser; (iv) changes to the industries and markets to which the Transferred Patents relate; (v) changes in Law, generally accepted accounting principles or official interpretations of the foregoing; and (vi) the pendency of the Bankruptcy Proceedings.

“Monitor” means Ernst & Young Inc., in its capacity as the Canadian Court-appointed Monitor in connection with the CCAA Cases.

“NA Sellers” has the meaning set forth in the preamble to this Agreement.

“New York Courts” has the meaning set forth in Section 10.6(b)(i).

“NNC” has the meaning set forth in the preamble to this Agreement.

“NNI” has the meaning set forth in the preamble to this Agreement.

“NN Ireland” has the meaning set forth in the preamble to this Agreement.

“NNL” has the meaning set forth in the preamble to this Agreement.

“NNSA” has the meaning set forth in the preamble to this Agreement.

“NNTC” has the meaning set forth in Section 6.5(b).

“NNUK” has the meaning set forth in the preamble to this Agreement.

“Non-Disclosure Agreement” means the non-disclosure agreement by and among the Purchaser, NNL, NNI and other parties thereto, dated June 9, 2011, as well as any exhibits and amendments thereto and restatements thereof.

“Non-365 Contracts” means Assigned Contracts other than 365 Contracts.

“Nortel Parties” means the Sellers, any of the bankruptcy estates, the Joint Administrators, the French Liquidator and any Person (i) in which, as of or subsequent to the date hereof, any Seller holds more than fifty percent (50%) of the capital stock or other equity interests or (ii) that is or was a Seller, and their respective Affiliates, and any former, current or future general or limited partners, directors, officers, employees, agents, managers, members, stockholders, assignees and representatives of any of the foregoing in their capacity as such.

“Nortel Products” means product models, including software (and components thereof, including software, but in each case solely for use in such product models) manufactured, developed, sold, offered for sale or otherwise distributed by, on behalf of, or within the scope of, (i) the businesses of the Sellers and their Affiliates prior to the Petition Date and (ii) each Divested Business after the Petition Date but prior to its Divestiture Date; provided, that any such product models manufactured, developed, sold, offered for sale or otherwise distributed by or on behalf of the Sellers after March 11, 2011 (the “Reference Divestiture Date”) shall not be “Nortel Products” with respect to Contracts entered into after the Reference Divestiture Date, unless such product models would be permitted to be manufactured, developed, sold, offered for sale or otherwise distributed after the Closing Date pursuant to the Closing Date License Agreement.

“Nortel Services” means services of the type provided within the scope of (i) the businesses of the Sellers and their Affiliates prior to the Petition Date and (ii) the businesses of each Divested Business after the Petition Date but prior to its Divestiture Date; provided, that any such services provided after the Reference Divestiture Date shall not be “Nortel Services” unless such services would be permitted to be provided after the Closing Date pursuant to the Closing Date License Agreement.

“Option Trigger Notice” has the meaning set forth in Section 5.19(b).

“Optioned Licenses” has the meaning set forth in Section 5.27.

“Optioned Licenses Fees” has the meaning set forth in Section 5.27.

“Other Sellers” has the meaning set forth in the preamble to this Agreement.

“Outbound License Agreements” has the meaning set forth in Annex I.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Partial Allocation” has the meaning set forth in Section 2.2.3(b).

“Party” or “Parties” means individually or collectively, as the case may be, the Sellers and the Purchaser.

“Patent Databases” has the meaning set forth in Section 2.1.1(e).

“Patent Power of Attorney” means documents appointing attorneys for the Purchaser and/or the Purchaser’s designees with full power to execute documents and take all other steps solely in connection with (a) effectuating and implementing the assignment of the Transferred Patents and Purchased Specified UK Patents to the Purchaser pursuant to this Agreement, (b) perfecting the Purchaser’s title in, to and under the Transferred Patents and Purchased Specified UK Patents pursuant to such assignment and (c) as otherwise necessary for related bona fide purposes on a limited, case-by-case basis with the consent of the Primary Seller Parties (not to be unreasonably withheld or delayed), in each of cases (a) through (c) in the patent offices of various countries around the world, at or after Closing, including, with respect to United States Patents, the power of attorney substantially as set forth in the form at Exhibit K, and similar forms as required for each of the various countries.

“Patent Related Documentation” means each of the following in paper, digital or other form, to the extent existing as of the date hereof or the Closing Date:

(i)	the physical and electronic patent prosecution files and dockets relating to any of the Transferred Patents or Purchased Specified UK Patents (including all original granted patents and patent prosecution files held by prosecuting attorneys);

(ii)	the Listed Inventions;

(iii)	RAND / FRAND and other statements, assurances, declarations, agreements, or undertakings made to standards-setting organizations with respect to the Transferred Patents and Purchased Specified UK Patents;

(iv)	litigation files to the extent relating to Actions brought for infringement of the Transferred Patents or Purchased Specified UK Patents;

(v)	copies of Outbound License Agreements and Cross-License Agreements;

(vi)	ribbon copies of all of the Transferred Patents and Purchased Specified UK Patents;

(vii)	infringement claim charts for the Transferred Patents and Purchased Specified UK Patents prepared by or for the Sellers;

(viii)	all books, records, files, ledgers or similar documents stored in the Sellers’ document management systems used to track, organize or maintain Patents, to the extent related to the Transferred Patents or Purchased Specified UK Patents;

(ix)	all documents at any time contained in the Data Room and available to the Purchaser, other than documents that have been updated or superseded by subsequent drafts of such documents the latest drafts of which are available in the Data Room as of the date hereof;

(x)	copies of acquisition agreements relating to stand-alone acquisitions of patents by the Sellers to the extent relating to the Transferred Patents or Purchased Specified UK Patents; and

(xi)	assignment agreements to the extent relating to the Transferred Patents or Purchased Specified UK Patents;

provided, that “Patent Related Documentation” shall not include (i) the competitively sensitive portions of the foregoing that relate exclusively to Excluded Assets, Excluded Liabilities or any current or past product lines of the Sellers and (ii) any of the foregoing relating to any Specified UK Patent to the extent that (and for so long as) its disclosure to Purchaser is restricted under applicable Law.

“Patents” means all national (of any country of origin) and multinational patents, patent applications and provisional patent applications, and reissues, divisions, continuations, continuations-in-part, continuing patent applications, extensions and reexaminations thereof, and all rights therein provided by multinational treaties or conventions.

“Permitted Encumbrances” means (i) any Lien arising by operation of Law in respect of a liability of the EMEA Sellers where such liability does not rank as an Administration Expense; (ii) Liens arising hereunder or under any Assigned Contracts (after giving effect to the assignment hereunder) if such Liens exclusively secure Assumed Liabilities; (iii) Liens imposed by any Bankruptcy Court in connection with the Bankruptcy Proceedings that are discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order or the U.S. Sale Order (or, in the case of Undisclosed Patent Interests, upon transfer pursuant to Section 5.19); (iv) Liens set forth in Section 1.1(g) of the Sellers Disclosure Schedule; (v) entitlements, customary covenants, restrictions and other similar charges or encumbrances securing a liability of the EMEA Sellers only that do not, individually or in the aggregate, impair in any material respect the use or value of the Assets subject thereto and that exclusively secure Assumed Liabilities and (vi) (x) the promises, declarations and commitments granted, made or committed in writing by the Sellers to standard-setting bodies or industry groups concerning the Transferred Patents, Purchased Specified UK Patents or Undisclosed Patent Interests, and (y) the commitments concerning the Transferred Patents, Purchased Specified UK Patents or Undisclosed Patent Interests granted in writing by the Sellers pursuant to the membership agreements, by-laws or policies of standard-setting bodies or industry groups in which Sellers were participants, solely to the extent the Sellers are bound by such standard-setting bodies’ or industry groups’ membership agreements, by-laws or policies to bind the Purchaser to such commitments.

“Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Government Entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Taxable Period” means any taxable period or portion thereof beginning after the Closing Date.

“Post-Divestiture Commercial License” means with respect to each Divested Business, any Contract entered into with Sellers or Affiliates of the Sellers, on or after the Divestiture Date for such Divested Business, in connection with (i) performance required by Retained Contracts (including, for the avoidance of doubt, the Retained Contracts themselves) or (ii) sale, offer for sale, importation, distribution and/or lease of Inventory; in each case, where such Contract includes a non-exclusive grant of rights under any of the Transferred Patents, the Jointly Owned Patents, or the Specified UK Patents limited in time and scope to activities that would be permitted after the Closing Date pursuant to the terms of the Closing Date License Agreement.

“Pre-Closing Taxable Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Pre-Divestiture Commercial License” means any Contract entered into prior to the Petition Date in the ordinary course of business and, with respect to each Divested Business, any Contract entered into after the Petition Date but prior to the Divestiture Date in the ordinary course of business of such Divested Business, that: (1) provides for: (i) the manufacture of any Nortel Product by, for or on behalf of, or under authority of, any Seller or any Affiliate of any Seller, (ii) the sale, offer for sale, importation, distribution and/or lease (or in the case of software, licensing) of any Nortel Product by, for or on behalf of, or under authority of, any Seller or any Affiliate of any Seller, (iii) the servicing, including support, maintenance and installation, of any Nortel Product by, for or on behalf of, or under authority of, any Seller or any Affiliate of any Seller and use of Nortel Products in connection therewith, (iv) the provision by, for or on behalf of, or under authority of any Seller or any Affiliate of any Seller of Nortel Services and use of Nortel Products in connection therewith, (v) the right to interoperate or interface (excluding air interfaces) with any Nortel Product and to use, make, sell, offer for sale, import, distribute and/or lease (or in the case of software, license), and support and maintain, the interface or the interoperability information (or software that provides the interface or interoperability), including as part of a Third Party product (but solely to the extent of the interface or the interoperability information); or (vi) research and/or development, and the right to make, use, sell, offer for sale, import, lease and support products, inventions or technologies resulting from such research and/or development, provided that (A) such Contract is with at least one of the Sellers or one of their Affiliates, (B) there is no ongoing performance of research and/or development by Sellers or their Affiliates under such Contract as of the date hereof, (C) such contract includes a defined scope for the research and development, (D) the scope of any Patent license granted under such Contract is limited to the products, inventions or technologies developed as a result of the research and development within the defined scope for such Contract, and (E) such Contract (w) is with a university or research institution, (x) is a joint research and/or development agreement, (y) provided for research and/or development by at least one of the Sellers or one of their Affiliates or (z) provided for research and/or development that was directed at Nortel Products or was otherwise for or on behalf of Sellers or their Affiliates; and (2) included a non-exclusive grant of rights under any of the Transferred Patents, the Jointly Owned Patents or the Specified UK Patents limited to any of the activities referred to in clauses (i) - (vi) above.

“Primary Party” means (i) the NA Sellers and NNUK, on the one hand, and (ii) the Purchaser, on the other hand.

“Primary Seller Parties” means the NA Sellers and NNUK.

“Purchase Price” has the meaning set forth in Section 2.2.1.

“Purchased Specified UK Patents” means those Specified UK Patents assigned to the Purchaser pursuant to the terms of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Authorized Agents” has the meaning set forth in Section 10.6(c).

“Purchaser Authorized Canadian Agent” has the meaning set forth in Section 10.6(c).

“Purchaser Authorized EMEA Agent” has the meaning set forth in Section 10.6(c).

“Purchaser Confidential Information” means (i) from and after the Closing, competitively sensitive, proprietary or confidential information that pertains to the Assets, to the Specified UK Patents, or to any identified Undisclosed Patent Interests that the Purchaser has elected or is considering whether to elect to acquire pursuant to Section 5.19 (it being understood that in the event any such information pertains to such assets but not exclusively to such assets, Purchaser Confidential Information shall include only such portion of such information that pertains to such assets and all such information shall be redacted to the maximum extent possible before any such information is provided to any Person), including any information made available to the Purchaser, any Sellers or their respective Affiliates following the Closing, and (ii) any information that the Purchaser or its representatives furnish or otherwise make available to the Sellers or their representatives that relates to the Assets, to the Specified UK Patents, or to any identified Undisclosed Patent Interests or is otherwise furnished or made available by the Purchaser or its representatives to the Sellers or their representatives in connection with the evaluation of the transactions contemplated by this Agreement regardless of the form in which such information is communicated or maintained, and such portion of any notes, dockets, reports, analyses, compilations, studies, files, claim charts, or other documents or material, whether prepared by the Sellers or others, which contain or otherwise reflect such information.

“Qualified Expenditures” has the meaning set forth in Section 6.5(b).

“Records Custodian” means a Person of international reputation that is reasonably acceptable to the Purchaser and the NA Sellers.

“Restricted Technical Records” means the Livelink database or any other similar database containing necessary documents with respect to the technical aspects of the Qualified Expenditures of NNTC or NNL in their 2002 and subsequent taxation years.

“Retained Contracts” has the meaning set forth in Section 5.13(a).

“Secondary Proceedings” has the meaning set forth in the recitals to the Agreement.

“Section 10.1 Indemnification Claim” has the meaning set forth in Section 10.1(b).

“Section 10.1 Notice of Claim” has the meaning set forth in Section 10.1(b).

“Section 10.1 Third Party Claim” has the meaning set forth in Section 10.1(a).

“Seller Authorized Agents” has the meaning set forth in Section 10.6(d).

“Seller Authorized Canadian Agent” has the meaning set forth in Section 10.6(d).

“Seller Authorized EMEA Agent” has the meaning set forth in Section 10.6(d).

“Seller Authorized U.S. Agent” has the meaning set forth in Section 10.6(d).

“Seller Indemnitee” means the Sellers and their Affiliates, successors and assigns, and each of the respective current and former members, officers, directors, employees, agents, partners, and Affiliates and representatives of any such Person.

“Seller License Indemnitees” means each of the Sellers party to the Optioned Licenses and such Sellers’ respective current and former members, officers, directors, agents, employees, partners, and representatives of any such Person and, in respect of the EMEA Sellers, the Joint Administrators and French Liquidator.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof.

“Sellers’ Patents” means all (a) provisional patent applications, patent applications, and patents set forth in Section 1.1(h) of the Sellers Disclosure Schedule (all such provisional patent applications, patent applications, and patents, collectively the “Listed Patents”); (b) national (of any country of origin) and multinational patents or patent applications (i) to which any of the Listed Patents claims priority (directly or indirectly), (ii) for which any of the Listed Patents forms a basis for priority (directly or indirectly), and/or (iii) which are subject to a terminal disclaimer with any of the Listed Patents; (c) reissues, reexaminations, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations or other extensions of any item in any of the foregoing categories (a) and (b); (d) national (of any country of origin) and multinational counterparts of any item in any of the foregoing categories (a) through (c), including certificates of invention, design registrations and utility models; and (e) all rights provided by multinational treaties or conventions for any item in any of the foregoing categories (a) through (d); but in the case of each of clauses (b) through (d), (i) solely to the extent owned by the Sellers, and (ii) excluding the Excluded Patents.

“Short-Form Assignment” means short-form Patent assignments to be executed by the Sellers and the Purchaser at or after the Closing, providing for the assignment of the

Patents included in the Transferred Patents and Purchased Specified UK Patents from the Sellers to the Purchaser, in substantially the form of the assignments set forth as Exhibit I.

“Software” means any computer programs, applications and interfaces, whether in source code or object code, and all related documentation, user and operational guides and/or manuals.

“Specified UK Patents” means (a) those patents, provisional patent applications and patent applications specifically identified as such in Section 1.1(i) of the Sellers Disclosure Schedule (“Specified Listed UK Patents”); (b) national (of any country of origin) and multinational patents or patent applications (i) to which any of the Specified Listed UK Patents claims priority (directly or indirectly), (ii) for which any of the Specified Listed UK Patents forms a basis for priority (directly or indirectly), and/or (iii) which are subject to a terminal disclaimer with any of the Specified Listed UK Patents; (c) reissues, reexaminations, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations or other extensions of any item in any of the foregoing categories (a) and (b); and (d) national (of any country of origin) and multinational counterparts of any item in any of the foregoing categories (a) through (c), including certificates of invention, design registrations and utility models; and (e) all rights provided by multinational treaties or conventions for any item in any of the foregoing categories (a) through (d); but in the case of each of clauses (b) through (d), (i) solely to the extent owned by the Sellers, and (ii) excluding the Excluded Patents, it being understood that some of the items in categories (a)-(e) are subject to restrictions imposed under applicable Law.

“Straddle Period” has the meaning set forth in Section 6.4(b).

“Subsidiary” of any Person means any Person Controlled by such first Person.

“Supplementary Non-Disclosure Agreement” means the supplementary non-disclosure agreement by and among NNL, NNI and the Purchaser, dated as of June 9, 2010, including any amendments thereto or restatements thereof.

“Tax” means (a) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes or other impositions by or on behalf of a Tax Authority or Government Entity, including the following taxes and impositions: net income, gross income, individual income, capital, value added, goods and services, harmonized sales, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, social security, excise, stamp, stamp duty reserve, customs, and all other taxes, fees, duties, assessments, deductions, withholdings or charges of the same or of a similar nature, however denominated, together with any interest, fines and penalties, additions to tax or additional amounts imposed or assessed with respect thereto whether or not disputed, and (b) any obligation to pay any amounts set forth in clause (a) with respect to another Person, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group or otherwise for any period.

“Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal, including any U.S., Canadian, UK or other fiscal, customs or excise authority, body or officials (or any entity or individual acting on behalf of such authority, body or officials) anywhere in the world with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Credit Purchaser” has the meaning set forth in Section 6.5(b).

“Tax Returns” means all returns, reports (including any amendments, elections, declarations, disclosures, claims for refunds, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Trade Secrets” means trade secrets, know-how and confidential technical or business information.

“Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names; in each case, whether or not registered, including all common law rights therein, and registrations, applications for registration and renewals thereof, and all rights therein provided by multinational treaties or conventions.

“Transaction Documents” means this Agreement and all ancillary agreements entered into, or documents or instruments executed and delivered by, any Party pursuant to this Agreement and in accordance with its terms.

“Transfer Taxes” means all goods and services, sales, excise, use, transfer, gross receipts, documentary, filing, recordation, value-added, stamp, stamp duty reserve, and all other similar Taxes, duties or other like charges, however denominated (including any real property transfer Taxes and conveyance and recording fees and notarial fees) and for the avoidance of doubt, shall exclude any Taxes on income or gains and shall include GST/HST and VAT (unless otherwise stated), together with interest, penalties and additional amounts imposed with respect thereto whether or not disputed.

“Transfer Tax Returns” has the meaning set forth in Section 6.7(a).

“Transferring Employees” shall have the meaning set forth in that certain Employee Transfer Side Agreement attached hereto as Exhibit H.

“Transferred Licenses” means the license agreements set forth in Section 1.1(j) of the Sellers Disclosure Schedule and the Optioned Licenses.

“Transferred Patents” means (a) the Sellers’ Patents and (b) the inventions disclosed in the invention disclosures set forth in Section 1.1(k) of the Sellers Disclosure Schedule (the “Listed Inventions”).

“UK Joint Administrators” has the meaning set forth in the preamble to this Agreement.

“Undisclosed Patent Interest” has the meaning set forth in Section 5.19.

“U.S. Bankruptcy Code” means Title 11 of the United States Code.

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“U.S. Bankruptcy Rules” means the U.S. Federal Rules of Bankruptcy Procedure.

“U.S. Bidding Procedures and Sale Motion” means the motion filed April 4, 2011 by the Sellers who are U.S. Debtors for orders authorizing and approving, among other things, the Bidding Procedures (as defined therein) and the sale of the Assets (as defined therein).

“U.S. Bidding Procedures Order” means the order entered May 2, 2011 authorizing and approving, among other things the Bidding Procedures (as defined in the U.S. Bidding Procedures and Sale Motion).

“U.S. Debtors” has the meaning set forth in the recitals to this Agreement.

“U.S. Sale Order” has the meaning set forth in Section 5.1(b).

“U.S. Sellers” means, collectively, NNI and the Other Sellers set forth on Exhibit B.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax (Directive 2006/112) and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive or any tax of a similar nature which is imposed in any member state of the European Union and which may be substituted for or levied in addition to it.

“365 Contracts” means the Assigned Contracts that are Executory Contracts of a U.S. Debtor and were entered into before the Petition Date.

SECTION 1.2. Interpretation.

1.2.1 Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.2.2 Certain Phrases and Calculation of Time. In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation,” (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from but excluding” and the words “to” and “until”

each mean “to and including,” and (iv) the words “date hereof” or “date of this Agreement” shall mean June 30, 2011. If the last day of any such period is not a Business Day, such period will end on the next Business Day. When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.2.3 Headings, etc. The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.2.4 Currency and Calculations. All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in United States currency. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in United States currency. All payments required under this Agreement shall be paid in United States currency in immediately available funds, unless otherwise specifically indicated. Where another currency is to be converted into United States currency it shall be converted on the basis of the exchange rate published in the Wall Street Journal, Eastern Edition for the day in question.

1.2.5 Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute, each as in force from time to time.

ARTICLE II

PURCHASE AND SALE OF ASSETS

SECTION 2.1. Purchase and Sale.

2.1.1 Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase or be assigned and assume from the relevant Sellers, and each Seller shall sell, convey, transfer, assign and deliver to the Purchaser all of its right, title and interest throughout the world in the following assets as and to the extent existing on the Closing Date, other than the Excluded Assets (the “Assets”) (x) in the case of Assets that are transferred or assigned by U.S. Debtors, free and clear of all Liens and Claims in the Chapter 11 Cases (other than Permitted Encumbrances and Liens created by or through the Purchaser or any of its Affiliates) pursuant to sections 363 and 365 of the U.S. Bankruptcy Code, (y) in the case of Assets that are transferred or assigned by the Canadian Debtors, free and clear of all Liens and Claims in the CCAA Cases (other than Permitted Encumbrances and Liens created by or through the Purchaser or any of its Affiliates) pursuant to the Canadian Approval and Vesting Order, and (z) in the case of Assets that are transferred or assigned by the EMEA Sellers, free and clear of all Liens (other than Permitted Encumbrances and Liens created by or through the Purchaser or any of its Affiliates):

(a) the Transferred Patents, Specified UK Patents, and any inventions and improvements claimed or disclosed therein, subject only to (1) any licenses granted thereunder (excluding any reservation of rights by the Sellers pursuant to such licenses) (i) prior to the date hereof that are (x) granted pursuant to Commercial Licenses entered into prior to the date hereof, (y) specifically listed (including by use of defined term) in Section 2.1.1(a) of the Sellers Disclosure Schedule or (z) Continuing Unlisted Licenses (it being understood that (a) the existence of any such Continuing Unlisted Licenses will not limit the Purchaser’s rights under Sections 7.3(a) or 8.1(c)(i) hereof; and (b) the existence of any license will not provide the Purchaser with any right or remedy under Section 7.3(a) or 8.1(c)(i) hereof based on a breach of this Section 2.1.1(a)(i)); (ii) on or after the date hereof, but solely to the extent they are granted in compliance with Section 5.9 and either (x) constitute licenses granted pursuant to Commercial Licenses entered into on or after the date hereof or (y) are identified to the Purchaser in writing prior to the Closing Date, and (2) any Optioned Licenses, but, in the case of the foregoing clause (1), only to the extent that such licenses remain in force after Closing, together with (A) the right, if any, to register or apply in all countries and regions in the Purchaser’s name for patents, utility models, design registrations and like rights of exclusion and for inventors’ certificates for said inventions and improvements; (B) the right to prosecute, maintain and defend the Transferred Patents before any public or private agency, office or registrar; (C) the right, if any, to claim priority based on the filing dates of any of the Transferred Patents under the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty, the European Patent Convention, the Paris Convention, and all other treaties of like purposes; and (D) the right to sue and recover damages or other compensation for past, present or future infringements thereof, the right to sue and obtain equitable relief, including injunctive relief, in respect of such infringements, and the right to fully and entirely stand in the place of the Sellers in all matters related thereto;

(b) the Assigned Contracts, any claims arising under such Assigned Contracts on or after the Closing Date, and prepaid expenses of the Sellers thereunder;

(c) the tangible embodiments (including electronic copies) of all Patent Related Documentation owned by the Sellers or their Affiliates to the extent in the possession or under the control of the Sellers as of the date hereof or the Closing Date; provided that the Sellers shall have the right to retain copies of any Patent Related Documentation for use in accordance with Section 2.1.1(d);

(d) all rights to Intellectual Property (other than Trademarks) of any Seller, to the extent embodied in the Patent Related Documentation and that relate (but with respect to Patent Related Documentation listed in clauses (v) and (ix) of the definition of Patent Related Documentation, only that exclusively relate) to the Transferred Patents or Purchased Specified UK Patents; provided, however, that (1) the Sellers shall have the right to use and disclose Patent Related Documentation to the extent necessary to perform their obligations, defend against the assertion of, or otherwise limit Liability with respect to the Excluded Liabilities so long as the Sellers shall have caused any Person to whom any nonpublic Patent Related Documentation is disclosed to enter into a standard confidentiality agreement with the Purchaser, substantially in the form of a model confidentiality agreement to be reasonably agreed among the Primary Parties prior to the Closing Date, such entry by the Purchaser not to be unreasonably withheld, conditioned or delayed; and (2) with respect to Patent Related Documentation listed in clauses

(v) and (ix) of the definition of Patent Related Documentation that does not exclusively relate to the Transferred Patents or Purchased Specified UK Patents, the Purchaser shall have the right to use and disclose such Patent Related Documentation subject to the terms of the Non-Disclosure Agreement and (as applicable) the Supplementary Non-Disclosure Agreement;

(e) all rights to the Sellers’ patent-related data applications set forth in Section 2.1.1(e) of the Sellers Disclosure Schedule, which patent-related data applications are all of those used in connection with the Transferred Patents and the Specified UK Patents to organize, maintain or track information associated with the Patents (the “Patent Databases”); provided that, with respect to the data applications set forth in Section 2.1.1(e) of the Sellers Disclosure Schedule, the Sellers shall not transfer any rights with respect to such patent-related data applications unless the Purchaser holds licenses to such applications as required for such transfer on the Closing Date;

(f) all rights of the Sellers under any non-disclosure agreement, to the extent such non-disclosure agreement relates to the Assets; and

(g) all assets described in Section 2.1.9 and those additional assets listed on Section 2.1.1(g) of the Sellers Disclosure Schedule.

2.1.2 Excluded Assets. Notwithstanding anything in this Section 2.1 or elsewhere in this Agreement or in any of the other Transaction Documents to the contrary, the Sellers shall retain their respective right, title and interest in and to, and the Purchaser shall have no rights with respect to the right, title and interest of the Sellers in and to, the following assets (collectively, the “Excluded Assets”):

(a) cash and cash equivalents, accounts receivable (including intercompany receivables but other than as provided in Section 2.1.1(b)), bank account balances and all petty cash of the Sellers;

(b) all rights to Tax refunds, credits or similar benefits relating to the Assets allocable to a Pre-Closing Taxable Period or to the portion of a Straddle Period ending on and including the Closing Date, except to the extent expressly transferred by this Agreement to the Purchaser;

(c) except as expressly provided herein, including pursuant to Section 2.1.1, any rights of the Sellers under any Contract (it being understood that no Seller shall retain any rights to enforce any patent rights in any of the Assets for past, present or future infringements thereof or any damages or equitable relief, regardless of whether any Contract pertains to any of the Assets);

(d) except as expressly provided herein, including pursuant to Section 2.1.1, any Intellectual Property or domain names (i) of any Seller or any Affiliate of any Seller, and (ii) of any Third Party, except pursuant to the Assigned Contracts;

(e) all rights of the Sellers under this Agreement and the other Transaction Documents;

(f) all of the rights and claims of the U.S. Debtors, of whatever kind or nature, available to the U.S. Debtors under (i) the U.S. Bankruptcy Code, including all actions that have been or may be commenced in the U.S. Bankruptcy Court pursuant to Sections 541, 542, 547, 548, 549 and/or 550 of the U.S. Bankruptcy Code and (ii) any applicable Laws of the United States, any state, territory or possession thereof or the District of Columbia incorporated into the Bankruptcy Code pursuant to Section 544 thereof, and any and all proceeds of the foregoing;

(g) all records prepared solely for purposes of the negotiations regarding the retention, sale or other disposition of the Assets, but excluding, for the avoidance of doubt, the Patent Related Documentation;

(h) except as contemplated by Section 6.5, the Tax records of the Sellers;

(i) all license agreements to which any of the Sellers is a party other than the Transferred Licenses (the “Excluded Licenses”);

(j) the Excluded Patents; and

(k) any and all other assets and rights of the Sellers not specifically included in Section 2.1.1.

2.1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and become responsible for, and perform, discharge and pay when due, the following Liabilities of the Sellers (which, except as contemplated by clause (c) of this Section 2.1.3, shall not include any Liabilities resulting from the acquisition, ownership, use, operation or maintenance of the Assets prior to the Closing), and which, for the avoidance of doubt, shall not include any Excluded Liabilities) (the “Assumed Liabilities”):

(a) all Liabilities with respect to the ownership or exploitation of the Assets by or through the Purchaser arising after the Closing Date, including all such Liabilities related to Actions or claims brought against the Assets to the extent such Actions or claims relate to post-Closing ownership or exploitation by or through the Purchaser of the Assets, and all maintenance fees and prosecution costs related to the Transferred Patents associated with the ownership or exploitation by or through the Purchaser of the Assets, or otherwise arising by or through the Purchaser, after the Closing Date;

(b) all Liabilities arising from or in connection with the performance of the Assigned Contracts (or breach thereof) after the Closing Date or constituting Cure Costs payable by the Purchaser pursuant to Section 2.1.7 (subject to the limits set forth in Section 2.1.7);

(c) all Liabilities for any Tax that the Purchaser bears under Article VI (for the avoidance of doubt, other than pursuant to Section 6.9(a)); and

(d) except to the extent otherwise expressly set forth in Section 5.28, all Liabilities related to or arising from any of the following: (i) the Purchaser’s or its limited partner’s employment or termination of employment of Transferring Employees arising after the Closing Date; (ii) the terms of any offer of employment to any Employees who is provided an offer pursuant to the terms of Section 5.28 and (iii) all Liabilities related to Transferring Employees expressly assumed by Purchaser as set forth in Section 5.28.

2.1.4 Excluded Liabilities. Except as expressly provided in Section 2.1.3 or 2.1.8, the Purchaser shall not assume at the Closing any of the Liabilities of any Seller or any of the Sellers’ Affiliates (collectively, the “Excluded Liabilities”). The Sellers and the Purchaser hereby acknowledge and agree that the Purchaser shall not accept, assume, agree to pay, perform or otherwise discharge or satisfy or be liable for any Excluded Liabilities. Without limiting the foregoing (but subject to Sections 2.1.3 and 2.1.8), Excluded Liabilities include:

(a) all Liabilities of any Seller or of any Affiliate of any Seller under Contracts that are not Assigned Contracts;

(b) all Liabilities for any Tax other than those that the Purchaser is required to bear under Article VI;

(c) all Liabilities of any Seller or any Affiliate of any Seller respecting employees, collective bargaining agreements, pensions, benefits, product liability, environmental contamination or remediation;

(d) all Liabilities of any Seller or any Affiliate of any Seller constituting losses, costs or expenses (including fines, penalties, attorney fees and the costs of any investigations) associated with, relating to or arising out of any action, arbitration, audit, claim, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Government Entity or arbitrator against the Sellers or any of their Affiliates or any of their respective representatives, or the Assets;

(e) all Liabilities of any Seller or any Affiliate of any Seller arising from state, provincial or bankruptcy law theories of recovery, including fraudulent transfer;

(f) any and all Liabilities of any Seller or of any Affiliate of any Seller not specifically included in Section 2.1.3 or specifically assumed by the Purchaser pursuant to Section 2.1.8;

(g) all Employee Excluded Liabilities.

2.1.5 Assumption and Assignment of 365 Contracts. The U.S. Debtors shall seek the approval of the U.S. Bankruptcy Court to the assumption and assignment of the 365 Contracts effective as of the Closing as part of the U.S. Sale Order in accordance with Section 5.1.

2.1.6 Assignment of Non-365 Contracts.

(a) Subject to the receipt of any required Consent, all of the Non-365 Contracts in effect as of the Closing shall be assigned to the Purchaser at Closing pursuant to Section 2.1.1(b).

(b) The Parties shall use their reasonable best efforts to obtain all Consents required to permit the assignment to the Purchaser of the Non-365 Contracts in force as of the Closing Date; provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in seeking such Consents. For greater certainty, the failure to obtain any or all of such Consents described in the foregoing sentence shall not in itself entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.

2.1.7 Cure Costs; Adequate Assurance.

(a) To the extent that assumption and assignment of any 365 Contract entails the payment of any Cure Cost, the Purchaser shall pay or otherwise provide for payment of such Cure Cost, as required by the U.S. Bankruptcy Code and provided in the U.S. Sale Order or, in the case of a Non-365 Contract, as may be agreed with the counterparty with respect thereto. No payment of Cure Costs by the Purchaser under this Section 2.1.7 shall entitle the Purchaser to any adjustment to the Purchase Price.

(b) Prior to the hearing before the U.S. Bankruptcy Court to assume the 365 Contracts, the Purchaser shall provide adequate assurance of its future performance under each 365 Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of Section 365(f)(2)(B) of the U.S. Bankruptcy Code and to the extent required by the U.S. Sale Order.

2.1.8 Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, if any requisite Consent of a Third Party (including a Government Entity) has not been obtained on or prior to the Closing and an attempted direct or indirect sale, transfer, lease, sublease or assignment of such Asset, without such Consent, would constitute a breach, default, violation or other contravention of Law or the rights of such Third Party or would be ineffective with respect to any party to a Contract concerning such Asset, then, unless any such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Asset or any obligation or benefit arising thereunder. For the avoidance of doubt, the Parties acknowledge that, subject to Article VII and Article IX, failure to obtain any such Consent shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment of the Purchase Price. In the case of Assets (i) that cannot be transferred or assigned without the consent of Third Parties, which consent has not been obtained prior to the Closing, the Sellers shall, at the Sellers’ sole out-of-pocket cost, reasonably cooperate with the Purchaser in endeavoring to obtain such Consent (but, for the avoidance of doubt, Seller shall not be required pursuant to this clause (i) to pay any fee or other consideration to any Third Party whose consent is required in connection with the transfer of any Assets) and, if any such Consent is not obtained, the Sellers shall, following the Closing, cooperate with the Purchaser in all reasonable respects to enter into an arrangement reasonably acceptable to the Purchaser and the Primary Seller Parties pursuant to which the Purchaser would obtain the benefit of such Asset, Contract or other commitment and assume the obligations and economic burden thereunder (it being understood, without limiting the generality of the foregoing, that in the event that a Consent required for the transfer or assignment of a Transferred Patent or Specified UK Patent is not

obtained by the Closing, the Sellers shall, concurrently with the Closing and to the maximum extent and scope permitted by applicable Law and not prohibited by any Contract (including the licenses listed in Section A.I(b) of the Sellers Disclosure Schedule), grant the Purchaser an irrevocable, worldwide, royalty free, perpetual, exclusive (subject to pre-existing license grants of the type subject to which Assets are assigned pursuant to Section 2.1.1(a)), freely assignable, sublicensable, transferable and fully paid up license under such Patent; or, if the Sellers are not permitted by applicable Law or are prohibited by a Contract from granting such an exclusive license, the Sellers shall grant the license to the Purchaser as a non-exclusive license to the maximum extent and scope permitted by applicable Law and not prohibited by any Contract (including the licenses listed in Section A.I(b) of the Sellers Disclosure Schedule); it being further understood that the terms of any such license with respect to the Specified UK Patents is set forth in the form of Closing Date License Agreement attached hereto as Exhibit L), or (ii) that are otherwise not transferable or assignable, the Sellers shall, following the Closing, reasonably cooperate with the Purchaser to enter into an arrangement pursuant to which the Purchaser would obtain the benefit of such Asset, Contract or other commitment and assume the obligations and economic burden thereunder. The obligation of the Sellers to provide such reasonable cooperation under this Section 2.1.8 shall continue for at least one (1) year following the Closing Date and shall thereafter continue until such time as a Seller shall determine in good faith that the discontinuance of its cooperation is reasonably necessary to effectuate its winding up and/or dissolution (in which case such cooperation obligations under this Section 2.1.8 shall terminate only as to such Seller). The Parties acknowledge and agree that the obligations under this Section 2.1.8 shall not affect the right of any Seller to wind down pursuant to applicable Law at any time after the date that is one year after the Closing Date.

2.1.9 Assignment of Title to Patent Related Documentation. Except for those interests in tangible embodiments of the Patent Related Documentation retained by the Sellers pursuant to Section 2.1.1(c), all of the Sellers’ right, title and interest in and to any and all tangible embodiments of the Patent Related Documentation as of the Closing Date, whether or not the tangible embodiments of such Patent Related Documentation are in Sellers’ possession or control, shall be transferred and assigned to the Purchaser at Closing.

SECTION 2.2. Purchase Price.

2.2.1 Purchase Price. Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Assets pursuant to the terms hereof, the Purchaser shall assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities and shall pay to the Distribution Agent as agent for the Sellers an aggregate amount of cash equal to Four Billion Five Hundred Million Dollars ($4,500,000,000) (the “Purchase Price”), less (i) the amount of the Good Faith Deposit together with actual earnings thereon, less (ii) any Optioned Licenses Fees; provided that, for the avoidance of doubt, amounts of or in respect of Transfer Taxes shall be paid directly to the relevant Seller, Joint Administrators, the French Liquidator or Tax Authority pursuant to and in accordance with the relevant provisions of this Agreement.

2.2.2 Good Faith Deposit.

(a) [Reserved.]

(b) If the Closing occurs, the Good Faith Deposit, together with actual earnings thereon, shall be deposited with the Distribution Agent and applied to the Purchase Price to be paid by the Purchaser pursuant to Section 2.2.1; or

(c) If the Closing does not occur and this Agreement is terminated in accordance with the terms hereof, and there are damages payable under this Agreement to any of the Sellers by the Purchaser in excess of any damages payable to the Purchaser by any of the Sellers under this Agreement, the Good Faith Deposit, together with actual earnings thereon, shall be applied to such excess damages, after which the remainder of the Good Faith Deposit, together with actual earnings thereon, shall be returned to the Purchaser; or, if no such excess damages are payable to the Sellers, the Good Faith Deposit, together with actual earnings thereon, shall be returned to the Purchaser.

2.2.3 Purchase Price Allocation.

(a) The Parties shall (i) first allocate to the tangible Assets, if any, a proportion of the Purchase Price (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities), equal to the net book value of such Assets as of the Closing Date and (ii) then allocate the balance of the Purchase Price, as adjusted in clause (i) of this Section, to the intangible Assets.

(b) To the extent necessary to file Transfer Tax Returns, the Parties shall negotiate in good faith to determine an allocation of the Purchase Price (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities), among the Assets in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder and other applicable Tax Laws, which allocation shall be subject to the principles of Section 2.2.3(a) (such allocation, a “Partial Allocation”). The Purchaser shall deliver to the other Primary Party a proposed Partial Allocation within ten (10) Business Days after the Closing Date. If the Parties do not reach agreement on a Partial Allocation after negotiating in good faith for a period of ten (10) Business Days from the date upon which the Purchaser delivers to the other Primary Party its proposed Partial Allocation, the Partial Allocation shall be submitted to the Accounting Arbitrator, which shall prepare a final Partial Allocation; provided, however, that if a different Partial Allocation is required by a Government Entity (including for this purpose an allocation required, approved or authorized pursuant to a Bankruptcy Proceeding), then the Partial Allocation shall be modified as necessary to be consistent with the required allocation (but in all cases shall be subject to the principles of Section 2.2.3(a)). Notwithstanding the preceding sentence, if the Parties have not reached agreement on the Partial Allocation and the Accounting Arbitrator has not submitted its determination on or before the date that a Transfer Tax Return is required to be filed with the relevant Tax Authority (giving effect to any valid extensions) pursuant to Section 6.7(b), then such Transfer Tax Return shall be timely filed in the manner that the Party with primary responsibility for paying the liability associated with such return reasonably determines and shall, upon receiving the Accounting Arbitrator’s later determination and to the extent permitted under applicable Law, promptly file an amended return in accordance therewith. The Parties agree (i) to be bound by the final Partial Allocation accepted by the Parties or prepared by the Accounting Arbitrator (as modified to be consistent with the allocation required by a Government Entity, as described above), as applicable, and (ii) to act in accordance with the allocations contained in such final Partial Allocation for all purposes relating to Transfer Taxes (including the preparation and filing of any Transfer Tax Returns).

SECTION 2.3. Closing.

2.3.1 Closing Date. The completion of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP in New York, New York, commencing at 8:00 am New York time on the date which is five (5) Business Days after the day upon which all of the conditions set forth under Article VII (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) have been satisfied or, if permissible, waived by the Primary Seller Parties and/or the Purchaser (as applicable), or on such other place, date and time as shall be mutually agreed upon in writing by the Purchaser and the Primary Seller Parties (the day on which the Closing takes place being the “Closing Date”). The Closing will be deemed completed at the time the Parties release and exchange signature pages and the Sellers, Distribution Agent and the Purchaser, as applicable, receive the deliverables set forth in Section 2.3.2.

Upon occurrence of the Closing, simultaneously with the deliveries by the Purchaser described in Section 2.3.2(a), legal title, equitable title and risk of loss with respect to the Assets will thereupon transfer to the Purchaser, and the Assumed Liabilities will be assumed by the Purchaser in accordance with the terms hereof.

2.3.2 Closing Actions and Deliveries. At the Closing:

(a) The Purchaser shall deliver to the Distribution Agent, as distribution agent for the Sellers, an amount equal to the Purchase Price minus the Good Faith Deposit (together with any actual earnings thereon) by wire transfer in immediately available funds to an account or accounts designated at least two Business Days prior to the Closing Date by the Distribution Agent in a written notice to the Purchaser;

(b) The Sellers shall deliver, or cause to be delivered, to the Purchaser:

(i) all duly executed instruments of conveyance and assignment as the Purchaser shall reasonably deem necessary or appropriate to vest in the Purchaser (or its designee, as the case may be) each Seller’s right, title and interest in, to and under the Assets and Assigned Contracts;

(ii) a copy of each of the U.S. Sale Order and the Canadian Approval and Vesting Order;

(iii) the officer’s certificate required to be delivered pursuant to Section 7.2(c);

(iv) an executed Monitor’s certificate substantially in the form attached to the Canadian Approval and Vesting Order, provided that all events to be certified therein by the Monitor have occurred;

(v) subject to Section 5.11, a true, complete and (except to the extent executed copies thereof are not theretofore obtained pursuant to Section 5.8(d), the Contracts listed in Section 2.3.2(b) of the Sellers Disclosure Schedule) executed copy of each (A) Outbound License Agreement, Cross License Agreement, Joint Ownership Agreement and Continuing Unlisted License (if any), (B) agreement and other document at any time contained in the Data Room and available to the Purchaser, other than documents that have been updated or superseded by subsequent drafts of such documents the latest drafts of which are available in the Data Room as of the date hereof, (C) Transferred License and (D) non-disclosure agreement signed in connection with discussions concerning potential infringement, sale or licensing of any of the Transferred Patents or Specified UK Patents within the past two (2) years (it being understood that (1) the Sellers shall deliver to the Purchaser all such agreements and documents as provided in clauses (A)-(D) above in unredacted form except to the extent that the Sellers may be prohibited by applicable Law or by the terms of a Contract existing prior to the date hereof from providing unredacted versions to the Purchaser, in which case, the Sellers shall deliver to the Purchaser versions of such agreements and other documents redacted solely to the extent required by the applicable Law or Contract, (2) in accepting redacted copies of such agreements or other documents, the Purchaser is not waiving its rights to review or compel disclosure of unredacted versions of such agreements or other documents in future legal proceedings relating to the Assets, or otherwise and (3) no Party is hereby acknowledging that such delivery of unredacted versions is in fact prohibited);

(vi) the Patent Power of Attorney; and

(vii) the letters to the Sellers’ counsel to be delivered pursuant to Section 5.8(b)(ii).

(c) Each Primary Party shall deliver, or cause to be delivered, to the other any other documents reasonably requested by such other Primary Party in order to effect, or evidence the consummation of, the transactions contemplated herein, including the Short-Form Assignments, the Closing Date License Agreement and the Common Interest Agreement.

(d) The Purchaser and NNL shall deliver a duly executed copy of the Assumption Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 3.1. Organization and Corporate Power.

(a) The Purchaser is a limited partnership duly organized and validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and any Transaction Documents to which it is or will become a party.

(b) The Purchaser is qualified to do business as contemplated by this Agreement and the other Transaction Documents to which it is or will become a party and to own or lease and operate its properties and assets, including, following the Closing, the Assets, except to the extent that the failure to be so qualified would not, individually or in the aggregate, materially hinder, delay or impair the Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.2. Authorization; Binding Effect; No Breach.

(a) The execution, delivery and performance of each Transaction Document to which the Purchaser is, or at the Closing Date will be, a party have been duly authorized by the Purchaser. Assuming due authorization, execution and delivery by the relevant Sellers, each Transaction Document to which the Purchaser is, or at the Closing Date will be, a party constitutes, or upon execution thereof will constitute, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms.

(b) The execution, delivery and performance by Purchaser of the Transaction Documents to which the Purchaser is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any Consent of any Person (other than the Mandatory Regulatory Approvals) or other action by or declaration or notice to any Government Entity pursuant to (i) the certificate of formation or limited partnership agreement (or similar governing document) of the Purchaser; (ii) any Contract or other document to which the Purchaser, as applicable, is a party or to which any of the Purchaser’s assets, as applicable, is subject; or (iii) any Laws to which the Purchaser or any of the Purchaser’s assets is subject; except, in the case of clauses (ii) and (iii) of this sentence, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, materially hinder, delay or impair the Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.3. Financing. (a) The Purchaser has delivered to the Sellers correct and complete copies of executed commitment letters of even date herewith (such commitment letters collectively, the “Commitment Letters”) pursuant to which the other parties thereto (the “Equityholders”) has each committed, subject solely to the terms and conditions expressly set forth therein, to make capital contributions and other payments to the Purchaser for purposes of funding the transactions contemplated herein and paying any other amount due hereunder or in respect hereof (the “Commitments”). The Commitment Letters in the forms so delivered are valid and in full force and effect and are legal, valid and binding agreement of the Equityholders, enforceable against the Equityholders in accordance with their respective terms. Except as set forth in the Commitment Letters there are no conditions precedent to the obligations of the Equityholders to fund the Commitments.

(b) Upon the funding of the Commitments in accordance with and subject to their terms and conditions, Purchaser will have, as of the Closing, (i) sufficient funds available for purposes of paying the Purchase Price (less the amount of the Good Faith Deposit) and paying any other amount due hereunder or in respect hereof, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including the Assumed Liabilities. The Purchaser has not, as of the date hereof, and will not have, as of the Closing, incurred any obligation, commitment, restriction or liability of any kind that would materially impair or adversely affect such resources and capabilities. The Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon the receipt of financing from any Person or the availability of funds to the Purchaser (including the Commitments).

SECTION 3.4. Adequate Assurance of Future Performance. To the extent required by any U.S. Bankruptcy Laws, the Purchaser will be able to provide, at Closing or on such earlier date as is designated by the U.S. Bankruptcy Court, adequate assurance of its future performance under each 365 Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of section 365(f)(2)(B) of the U.S. Bankruptcy Code. The Purchaser acknowledges and agrees that, if it becomes necessary to provide a 365 Contract counterparty with additional assurances to satisfy the Purchaser’s obligations under Section 2.1.7, the Purchaser shall perform all actions and bear all such costs and expenses as may be necessary or advisable in connection with its obligations under Section 2.1.7 without recourse to any Seller.

SECTION 3.5. Purchaser’s Acknowledgments; Exclusivity of Representations and Warranties.

(a) The Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the other Transaction Documents. In consultation with experienced counsel and advisors of its choice, the Purchaser has conducted its own independent review and analysis of the Assets, the Assumed Liabilities, and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents. The Purchaser acknowledges that it and its representatives have been permitted such access to the books and records, contracts and other properties related to the Assets as it required to complete its review, and that it and its representatives have been provided with an opportunity to meet with the officers and other employees of the Sellers, to discuss the conduct of business related to the Assets.

(b) The Purchaser acknowledges and agrees that:

(i) except for the representations and warranties expressly set forth in Article IV and the statements set forth in Annex I, the Purchaser has not relied on, and hereby specifically disclaims, any representation or warranty from the Sellers or any Affiliate of any such Person, or the Joint Administrators, the French Liquidator or any of their firms, partners, employees, agents, advisors or representatives or any employee, officer, director, accountant, financial, legal or other representative of the Sellers or by the Joint Administrators, the French Liquidator or any of their firms, partners, employees, agents, advisors or representatives in determining whether to enter into this Agreement;

(ii) except for the representations and warranties expressly set forth in Article IV and the statements set forth in Annex I, none of the Sellers, or any employee, officer, director, accountant, financial, legal or other representative of the Sellers, or any Affiliate of any such Person has made any representation or warranty, express or implied, as to the Assets (including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets including under the International Convention on Contracts for the Sale of Goods (Geneva Convention) and any other applicable sale of goods Laws), the Assumed Liabilities, or any Affiliate of any such Person or as to the accuracy or completeness of any information regarding any of the foregoing that the Sellers, or any other Person furnished or made available to the Purchaser or its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials);

(iii) none of the Sellers, the Joint Administrators, the French Liquidator or any other Person shall have or be subject to any Liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use, of the information referred to in Section 3.5(b)(ii); and

(iv) the enforceability of this Agreement against the Sellers is subject to entry of the U.S. Sale Order and Canadian Approval and Vesting Order.

(c) Without limiting the generality of the foregoing, THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN (INCLUDING IN ANNEX I), THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE OF ASSETS, OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY, OR REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED PATENTS, JOINTLY OWNED PATENTS, SPECIFIED UK PATENTS, OR UNDISCLOSED PATENT INTERESTS.

SECTION 3.6. Brokers. Except for fees and commissions that will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or any of their Affiliates.

SECTION 3.7. Independence. In respect of NNSA, the Purchaser acknowledges and agrees that: it wholly satisfies, without limitation, the statutory conditions set out under Section L.642-3 of the FCC in that (i) neither the Purchaser, nor any director thereof has been or is a director (administrateur), a managing director (directeur général or directeur général délégué) or the President (Président) of, or has had or has, directly or indirectly, de facto Control over, NNSA and (ii) the Purchaser is not directly or indirectly Controlled by: (x) NNSA, or (y) any past or present director (administrateur), managing director (directeur général or directeur général délégué) or President (Président) of, or any person having de facto Control over, NNSA, or (z) the father, mother, son, daughter, brother or sister (in each case, by blood or in-law by marriage) of any natural person in clause (y).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as expressly set forth in the applicable sections of the Sellers Disclosure Schedule, (i) each of the NA Sellers and Other Sellers jointly and severally represents and warrants to the Purchaser as set forth in Section 4.1 through Section 4.2(b) and Section 4.3; (ii) NNC and NNL jointly and severally represent and warrant to the Purchaser as set forth in Section 4.4 and Section 4.5; and (iii) the Joint Administrators, the EMEA Sellers and NNSA represent and warrant to the Purchaser as set forth in Sections 4.2(c), (d) and (e), respectively.

SECTION 4.1. Organization and Corporate Power.

(a) Each NA Seller and Other Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to entry of the U.S. Sale Order in the case of the U.S. Debtors and the Canadian Approval and Vesting Order in the case of the Canadian Debtors and receipt of other Consents required from the U.S. Bankruptcy Court and the Canadian Court in connection with the transactions contemplated hereby and in the other Transaction Documents (collectively, the “Bankruptcy Consents”), each of the NA Sellers and Other Sellers has the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and each of the Transaction Documents to which it is or will become a party.

(b) Each of the NA Sellers and the Other Sellers is qualified to do business and to own, lease or otherwise hold its properties and assets, including the Assets, and to conduct its business as presently conducted, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Assets requires it to so qualify, except for jurisdictions where the failure to be so qualified does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.2. Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance by each NA Seller and Other Seller of this Agreement and each of the Transaction Documents to which such NA Seller or Other Seller is, or at the Closing will be, a party has been duly authorized by such NA Seller or Other Seller. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser, the Transaction Documents to which any NA Seller or Other Seller is or will be a party, will constitute a legal, valid and binding obligation of such NA Seller or Other Seller, enforceable against it in accordance with its terms.

(b) Subject to receipt of the Bankruptcy Consents and the Mandatory Regulatory Approvals, the execution, delivery and performance by each NA Seller and Other Seller of this Agreement and each of the Transaction Documents to which such NA Seller or

Other Seller is or will be a party do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, a breach of the terms, conditions or provisions of, constitute a default under, give rise to any right of acceleration, payment, amendment, cancellation or termination under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets pursuant to, or (subject to the receipt of Consents in connection with the Assigned Contracts, Consents required in connection with the assignment of the Sellers’ interest in any of the Specified UK Patents or Patent Related Documentation relating to any Specified UK Patent and any other Consents expressly provided for herein, in each case to the extent set forth in Section 4.2(b) of the Sellers Disclosure Schedule) require any Consent (other than the Mandatory Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity or other Person pursuant to (i) the articles, charter or by-laws (or similar governing document) of the relevant NA Sellers and Other Sellers or any resolution adopted by the board of directors, shareholders, members or general partners (as applicable) of any of the Sellers and not rescinded or superseded prior to the date hereof; (ii) any order of any Government Entity applicable to any NA Seller or Other Seller or by which any of their respective properties or assets are bound; (iii) any Laws to which any of the NA Sellers or Other Sellers or any of their respective properties or assets are subject; or (iv) any Contract or other document to which any of the Sellers is a party or by which any of the Sellers or their respective properties or assets are bound. Except as may have been asserted in connection with the Bankruptcy Proceedings, there are no Actions or claims pending or, to the Knowledge of the Sellers, threatened against or affecting the Sellers in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated hereby.

(c) The Joint Administrators warrant to the Purchaser that: (i) they are duly authorized to act as insolvency practitioners in accordance with Part XIII of the Insolvency Act; and (ii) they were appointed by the English Court on the Petition Date as administrators of each EMEA Seller in accordance with the Insolvency Act and such appointment has not been terminated by the English Court or the Joint Administrators.

(d) Each EMEA Seller (acting by the Joint Administrators) warrants to the Purchaser that, with respect to itself, this Agreement has been duly executed and delivered by a representative of the Joint Administrators as agent for and on behalf of such EMEA Seller, and constitutes legal, valid and binding obligations of such EMEA Seller enforceable against such EMEA Seller in accordance with its terms.

(e) NNSA (acting by the French Liquidator) warrants to the Purchaser that, with respect to itself, subject to the terms of the French Court Order, it has the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and each of the Transaction Documents to which it is or will become a party.

SECTION 4.3. Brokers. Except for fees and commissions that will be paid or otherwise settled or provided for by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

SECTION 4.4. Canadian Tax Matters.

(a) Each of NNC and NNL is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

(b) At the time of Closing, none of the Assets will be “taxable Canadian property” as that term is defined in the Income Tax Act (Canada) of any Seller (other than NNC or NNL).

(c) Each of NNC, NNL and any Seller who is selling Assets used in a business carried on in Canada has remitted all material amounts that it withheld or collected, on account of amounts that it was required by applicable Law to have withheld or collected, including for all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and any other Taxes to the appropriate Canadian Tax Authority within the time required under applicable Law.

SECTION 4.5. Export Controls. To the Knowledge of the Sellers, the export, re-export or sale of the Assets by each NA Seller and Other Seller to the Purchaser in the United States of America for use in the United States of America, in the manner contemplated by this Agreement and the Transaction Documents, are not controlled under any Canadian Laws regarding export controls (other than Laws relating to embargoed or sanctioned countries).

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

SECTION 5.1. U.S. Bankruptcy Actions. On the timetables and subject to the terms set forth below, the U.S. Debtors shall use their reasonable best efforts to obtain U.S. Bankruptcy Court approval of the U.S. Sale Order:

(a) The Sellers will comply with all noticing and other provisions of the U.S. Bidding Procedures Order to obtain entry of the U.S. Sale Order.

(b) The U.S. Debtors shall use reasonable best efforts to seek to obtain by July 15, 2011 the approval of the U.S. Bankruptcy Court of an order (as entered, the “U.S. Sale Order”) approving the sale of the Assets to the Purchaser and the assumption by the Purchaser of the Assumed Liabilities, in each case as contemplated herein; provided that in any event the U.S. Debtors shall obtain the U.S. Sale Order no later than 45 days after the date of this Agreement.

(c) (b) The U.S. Sale Order shall be in the form of Exhibit F hereto with only such changes as the Purchaser and the Sellers shall approve in their reasonable discretion; provided, however, that the Purchaser may withhold its consent to any modifications that affect the relief granted in or the findings of fact and conclusions of law expressed in paragraphs G through J, R through T, X, 7, 8, 10, 11, 21, 23, 25, 28 through 30 and 37, and the last sentence of paragraph O of the U.S. Sale Order in its sole discretion.

SECTION 5.2. Canadian Bankruptcy Actions.

(a) Canadian Approval and Vesting Order. As promptly as practicable, but in no event later than the third Business Day following the completion of the Auction, and subject to their rights and obligations set forth in the Canadian Sales Process Order, the Canadian Debtors shall serve on the Canadian Debtors’ service list as supplemented with such additional parties as the Purchaser may reasonably request, one or more motion records including one or more notices of motions and affidavits all in form and substance reasonably satisfactory to the Purchaser, including a draft Canadian Approval and Vesting Order (the “Canadian Approval and Vesting Order Motion”) and shall file such motion records with the Canadian Court and use reasonable best efforts to seek an order (as granted, the “Canadian Approval and Vesting Order”) of the Canadian Court to be entered no later than July 15, 2011, seeking approval of the sale of the Assets; provided that in any event the Canadian Approval and Vesting Order shall be entered no later than 45 days from the date of this Agreement. The Canadian Approval and Vesting Order shall be in the form attached as Exhibit G hereto, with only such changes as the Purchaser and the Sellers shall approve in their reasonable discretion; provided, however, that the Purchaser may withhold its consent to any modifications that affect the relief granted in or the findings of fact and conclusions of law expressed in paragraphs 1, 3, 6, 8, 10, 11, 13 through 15, 17 through 21, 22 through 24 of the Canadian Approval and Vesting Order in its sole discretion; provided, further, however, that the Purchaser may not withhold its consent to a modification to paragraphs 1 and 3 of the Canadian Approval and Vesting Order if (i) the sole effect of such modification would be to eliminate any differences between the Canadian Approval and Vesting Order and the form Canadian Approval and Vesting Order attached to the Canadian Approval and Vesting Order Motion and (ii) the Canadian Debtors used their best efforts to obtain Canadian Court approval of paragraphs 1 and 3 of the Canadian Approval and Vesting Order.

(b) Subject to the provisions of this Agreement, the Canadian Debtors shall use their reasonable best efforts to obtain Canadian Court approval of the Canadian Approval and Vesting Order.

SECTION 5.3. [Reserved]

SECTION 5.4. Consultation; Notification.

(a) The Purchaser and the U.S. Debtors shall cooperate in obtaining entry of the U.S. Sale Order, and the U.S. Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements, schedules, applications, reports and other material papers to be filed by the U.S. Debtors in connection therewith and any objections thereto.

(b) The Purchaser and the Canadian Debtors shall cooperate with filing and prosecuting the Canadian Approval and Vesting Order Motion, and in obtaining entry of the Canadian Approval and Vesting Order, and the Canadian Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements, schedules, applications, reports and other material papers to be filed by the Canadian Debtors in connection with such motions and relief requested therein and any objections thereto.

(c) If the U.S. Sale Order or any other order of the U.S. Bankruptcy Court granting the relief relating to this Agreement set forth in Section 5.1 shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the U.S. Debtors agree to, and to cause their Affiliates to, use their reasonable best efforts to, defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal, petition or motion; provided, however, that, subject to the conditions set forth herein, nothing contained in this Section shall preclude the Parties from consummating the transactions contemplated hereby if the U.S. Sale Order shall have been entered but shall not have become a Final Order, or require the Parties to do so unless they mutually so agree.

(d) If the Canadian Approval and Vesting Order or any other order of the Canadian Court granting the relief relating to this Agreement set forth in Section 5.2 shall be appealed by any Person (or an application for certiorari or motion for leave to appeal, rehearing, re-argument, variation or vacating or stay shall be filed with respect thereto), the Canadian Debtors agree to, and to cause their Affiliates to, take all reasonable steps, and use their reasonable best efforts, including incurring reasonable legal expenses, to defend against such appeal, application or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal, application or motion; provided, however, that, subject to the conditions set forth herein, nothing in this Section shall preclude the Parties from consummating the transactions contemplated hereby if the Canadian Approval and Vesting Order shall have been entered but shall not have become a Final Order, or require the Parties to do so unless they mutually so agree.

(e) If the French Court Order or any other order of the French Court relating to this Agreement shall be appealed or opposed by any Person (or a stay shall be filed with respect thereto), NNSA agrees to take all reasonable steps, and use its reasonable best efforts, including incurring reasonable expenses, to defend against such appeal, opposition or stay, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal, opposition or stay; provided, however, that, subject to the conditions set forth herein, nothing in this Section shall preclude the Parties from consummating the transactions contemplated hereby if the French Court Order shall have been entered but shall not have become a Final Order, or require the Parties to do so unless they mutually so agree.

SECTION 5.5. Pre-Closing Cooperation.

(a) Prior to the Closing, subject to the terms and conditions of this Agreement (including Section 5.6, which, for the avoidance of doubt, shall exclusively govern the Parties’ obligations with respect to seeking the Mandatory Regulatory Approvals and any other Consents of applicable Government Entities other than those set forth in Section 5.6(g)), each of the

Primary Parties shall (and each Primary Party shall cause its Subsidiaries and Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to cooperate with the other Primary Party and its Subsidiaries and Affiliates in order to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable and cause the fulfillment at the earliest practicable date of the conditions to the Parties’ obligations to consummate the transactions contemplated by this Agreement as set forth in Section 7.1, including: (i) without limiting Section 5.8(a), using reasonable best efforts to prepare and make filings with the appropriate Government Entities as necessary to record one of the Sellers as the owner of the Patents listed on Section 5.5(a) of the Sellers Disclosure Schedule and any other Assets where further action and cooperation is required by Sellers to vest title with the Purchaser at Closing; (ii) defending all lawsuits and other proceedings by or before any Government Entity challenging this Agreement or the consummation of the Closing; (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Government Entity adversely affecting the ability of the Parties to consummate the Closing; and (iv) more generally, to facilitate an orderly transition at Closing, working with outside counsel on the prosecution of pending patent applications and maintenance of existing patents within the Transferred Patents and Purchased Specified UK Patents.

(b) Each Primary Party shall promptly notify the other Primary Party of the occurrence, to such party’s Knowledge, of any event or condition, or the existence, to such party’s Knowledge, of any fact, that would reasonably be expected to result in any of the conditions to the other Primary Party’s obligation to effect the Closing set forth in Article VII not being satisfied.

(c) From and after the date hereof, (i) no Seller may affirmatively take any material steps in furtherance of an Asset Retention Transaction and (ii) until the date following the Closing Date, no Seller may seek or support (A) the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the U.S. Bankruptcy Code, (B) the appointment of a trustee, receiver, receiver and manager or liquidator in respect of any Canadian Debtor, (C) the dismissal of any CCAA Cases or (D) the conversion of any CCAA Cases to bankruptcy cases under the Bankruptcy and Insolvency Act or applicable Canadian Bankruptcy Laws.

(d) From and after the date hereof, NNL shall use commercially reasonable efforts to (and Purchaser shall cooperate with NNL’s efforts to) confirm that the execution of the Assumption Agreement by the parties thereto will satisfy the requirements of paragraph 7 of the CDMA Vesting Order; provided that this Section 5.5(d) shall not require the Purchaser, NNL or their Affiliates to make any payment, deliver anything of value or incur any expense, nor require the Purchaser or its Affiliates to assume any obligations that are not obligations of NNL under the IP Licenses (as such term is defined in the CDMA Vesting Order) with respect to the Transferred Patents, Purchased Specified UK Patents or other Patents or invention disclosures acquired by the Purchaser pursuant to this Agreement. Upon or prior to the Closing, the Purchaser shall execute and deliver the Assumption Agreement substantially in the form attached as Exhibit J hereto.

SECTION 5.6. Antitrust and Other Regulatory Approvals.

(a) Each of the Parties agrees to prepare and file as promptly as practicable all necessary documents, registrations, statements, petitions, filings and applications for the Mandatory Regulatory Approvals, and any other Consent of any other Government Entities either required or that the Primary Parties mutually and reasonably agree are advisable to satisfy the condition set forth in Section 7.1(a) as expeditiously as possible, and in any event by no later than twenty (20) Business Days from the date of this Agreement (or on such other subsequent day as the notifying Parties mutually agree (or the earlier date required by applicable Laws)).

(b) If a Party or any of its Affiliates receives a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated by this Agreement, then such Party shall make, or cause to be made, as soon as reasonably practicable and after consultation with all other Primary Parties and the Joint Administrators, an appropriate response in compliance with such request.

(c) The Parties shall keep each other and the Joint Administrators apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the Mandatory Regulatory Approvals and Consents (and including in respect of responding to any information request from any Government Entity with respect to this Agreement or any of the transactions contemplated hereby pursuant to the applicable Antitrust Laws or Laws regulating foreign investment) of each applicable Government Entity, including:

(i) cooperating with each other and the Joint Administrators in connection with the filings required under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement and each Mandatory Regulatory Approval and other Consents, and consulting with each other and the Joint Administrators in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. In particular, to the extent permitted by Law or Government Entity, no Party will make any submission, filing, notification, or communication in relation to the transactions contemplated hereunder without first providing the other Parties and the Joint Administrators with a copy of such notification in draft form (subject to reasonable redactions or limiting such draft, or parts thereof, on an outside-counsel-only basis where appropriate) and giving such other Party or Parties and the Joint Administrators a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such first Party shall consider in good faith all reasonable comments timely made by the other Parties and the Joint Administrators in this respect;

(ii) furnishing to the other Parties and the Joint Administrators (on an outside-counsel-only basis where appropriate) all information within its possession that is reasonably required for obtaining the Mandatory Regulatory Approvals and other Consents, or reasonably required for any application or other filing to be made by the other Party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement; provided, however, that (a) no such information shall be required to be provided by a Party if it determines, acting reasonably, that the provision of such information would jeopardize any attorney-client or other legal privilege or that such information is material and competitively sensitive (it being understood, however, that the Parties shall cooperate in any reasonable requests that would enable an otherwise required production to occur without so jeopardizing privilege or jeopardizing the confidentiality of any such material and competitively sensitive information) and (b) in any such case the Parties shall cooperate with a view to establishing a mutually satisfactory procedure for providing such information, and the relevant Party required to provide such information shall provide it directly to such Government Entity requiring or requesting such information;

(iii) promptly notifying each other and the Joint Administrators of any substantive communications from or with any Government Entity with respect to the transactions contemplated by this Agreement (including promptly providing copies of all written communications on an outside-counsel-only basis where appropriate) and ensuring, to the extent permitted by Law and by the relevant Government Entity, that each of the Parties and the Joint Administrators is entitled to attend any meetings (including telephonic and video meetings) with, or other appearances before, any Government Entity with respect to the transactions contemplated by this Agreement; and

(iv) consulting and cooperating with one another and the Joint Administrators in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Mandatory Regulatory Approvals, and other Consents, the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction, in connection with the transactions contemplated by this Agreement;

provided, however, that notwithstanding anything to the contrary in this Agreement (except Section 5.6(a)), the Purchaser will have the right to determine and direct the strategy and process (including all timing and substantive matters) by which the Parties will seek the Mandatory Regulatory Approvals and other Consents of applicable Government Entities, and under applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction (including all elements of any Actions and communications with Government Entities); provided that the Purchaser will exercise such right in accordance with clauses (i) through (iv) of this Section 5.6(c). Subject to the Purchaser’s obligations under the preceding sentence, the Sellers shall, and shall use their best efforts to cause their respective Affiliates to comply, without unreasonable delay, with all such determinations and directions by the Purchaser and supply the Purchaser with all information reasonably requested by the Purchaser in connection with making such determinations.

(d) Subject to the limitations in Section 5.6(e), each of the Primary Parties shall use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions precedent to each respective Primary Party’s obligations hereunder as set forth in Sections 7.1(a) and (b) to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to make all required filings and obtain all Mandatory Regulatory Approvals, and any other Consent of a Government Entity required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) The obligations of the Purchaser pursuant to Section 5.6(d) shall include committing to any and all undertakings, divestitures, licenses or hold separate or similar arrangements with respect to the Assets and to any and all arrangements for the conduct of any business and/or terminating any and all existing relationships and contractual rights and obligations with respect to the Assets as a condition to obtaining any and all Consents from any Government Entity necessary to consummate the transactions contemplated by this Agreement, including taking any and all actions necessary in order to ensure the receipt of the necessary Consents, the obtaining of all Mandatory Regulatory Approvals, or the termination, waiver or expiration of the necessary waiting periods under any other applicable Antitrust Laws or investment or similar Law without any reduction of the consideration paid to the Sellers; provided, however, that notwithstanding anything to the contrary in this Section 5.6 or otherwise in this Agreement, the Purchaser shall be required to offer, negotiate or commit to any of the foregoing actions only to the extent required to cause the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(b) that relate to Consents from any Government Entity necessary to consummate the transactions contemplated by this Agreement so that the Closing may occur by the last Business Day before the Outside Date. The Parties further agree that the obligation of the Purchaser under this Section 5.6 is limited solely to the Assets, and does not apply to or require any action with respect to any of the assets or businesses or contractual relationships of the Purchaser or any of its Affiliates.

(f) Notwithstanding anything in this Agreement to the contrary, if at any time (i) all of the conditions to the Closing set forth in Article VII other than the condition in Section 7.1(b) are satisfied (or were capable of being satisfied should Closing occur on the next Business Day); and (ii) the condition in Section 7.1(b) is not satisfied as a result of the existence of any Law, or any order, injunction, decree or judgment of any court or other Government Entity that purports to prohibit, prevent or make illegal the consummation of any of the transactions contemplated hereby in one or more jurisdictions other than Canada, France, Germany, the United Kingdom and the United States (each such other jurisdiction, a “Deferred Jurisdiction”), then if either the Sellers, on one hand, or the Purchaser, on the other, so request in their sole discretion, the Parties shall negotiate in good faith an amendment of this Agreement to provide for (x) the immediate consummation of the transactions contemplated by this Agreement in all applicable jurisdictions other than any Deferred Jurisdiction, and (y) a delay in the consummation of the transactions contemplated by this Agreement in each Deferred Jurisdiction until the condition in Section 7.1(b) is satisfied as to such Deferred Jurisdiction, provided that if the Purchaser reasonably determines in good faith that it would be impossible for the Purchaser to comply with this Section 5.6(f) without meaningful adverse consequences to the Purchaser or the Purchaser’s Affiliates, the Purchaser shall not be required to undertake the foregoing actions, and provided, further, that if the Purchaser requests the negotiation of an amendment of this Agreement pursuant to this Section 5.6(f), the Sellers shall not be required to agree to any reduction in, or any delay in payment of, the Purchase Price.

(g) The covenants under this Section 5.6 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter under any Bankruptcy Law relating to the Bankruptcy Courts, the Bankruptcy Proceedings and/or the Bankruptcy Consents.

SECTION 5.7. Public Announcements. Subject to the Parties’ disclosure obligations imposed by Law (including any obligations under any Bankruptcy Laws), the Parties shall (a) cooperate with each other in the development and distribution of all news releases, other public information disclosures and announcements, including announcements and notices to customers, suppliers and employees, with respect to this Agreement, or any of the transactions contemplated by this Agreement and the other Transaction Documents and (b) not issue any such announcement or statement prior to consultation with, and the approval of, the Primary Parties (such approval not to be unreasonably withheld or delayed); provided that approval shall not be required (i) where a Party determines, based on advice of counsel and after consultation with the Primary Parties, that such disclosure is required by Law or the rules of any stock exchange on which the securities of such Party or any of its Affiliates are listed and (ii) after the public announcement of this Agreement and the transactions contemplated hereunder, with respect to public disclosures and announcements by the Purchaser and its Affiliates relating to the Assets after Closing, provided that to the extent reasonably practicable the Purchaser shall not make any public disclosure or announcement contemplated by this clause (ii) without first consulting the other Primary Party.

SECTION 5.8. Further Actions.

(a) Without limiting the foregoing, on and after the Closing Date, each Party shall cooperate with the other Parties, without any further consideration, to cause to be executed and delivered, all instruments, including instruments of conveyance, novations, assignment and transfer, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument or regulation, and to take all such other actions as any of the Parties may reasonably request any other Parties to take from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents; provided that, (i) notwithstanding anything to the contrary in this Agreement, recordation or registration of the Short-Form Assignments or any other document evidencing the assignment of the Transferred Patents and Specified UK Patents from the Sellers to the Purchaser shall be the Purchaser’s responsibility and at its sole cost and expense, and (ii) subject to Section 5.5 and Section 5.6, neither the Purchaser nor the Sellers shall be obligated to make any payment or deliver anything of value (unless, in the case of the Sellers, the Purchaser offers to promptly reimburse or indemnify the Sellers for such payment or delivery) to any Third Party (other than filing and application fees to Government Entities and payment of Cure Costs for which such Party is responsible pursuant to Section 2.1.7) in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities.

(b) Subject to Section 5.11, and, with respect to Patent Related Documentation relating to Purchased Specified UK Patents, to the extent permitted under applicable Law, as soon as practicable following the transfer of the Transferred Patents and

Purchased Specified UK Patents pursuant to the terms of this Agreement, the Sellers shall, in each case except for Patent Related Documentation that has been delivered pursuant to Section 2.3.2(b)(v): (i) deliver to the Purchaser or counsel designated by the Purchaser at locations to be designated by Purchaser copies (which, except for the items listed in clauses (i) and (vi) of the definition of “Patent Related Documentation,” may be electronic copies) of all the tangible embodiments of the Patent Related Documentation existing as of the Closing Date and in the Sellers’ possession that is related to such Transferred Patents or Purchased Specified UK Patents, and (ii) instruct all of the Sellers’ outside counsel (A) that the ownership of such Transferred Patents, Purchased Specified UK Patents and Patent Related Documentation has been assigned to the Purchaser as of the Closing Date, (B) to release to the Purchaser or counsel designated by the Purchaser at locations to be designated by Purchaser copies (which, except for the items listed in clauses (i) and (vi) of the definition of “Patent Related Documentation,” may be electronic copies) of all the tangible embodiments of the Patent Related Documentation existing as of the Closing Date and in such counsel’s possession that is related to the Transferred Patents or Purchased Specified UK Patents, and (C) that the Purchaser or counsel designated by the Purchaser may contact such Sellers’ counsel for coordination relative to further prosecution of such Transferred Patents or Purchased Specified UK Patents at the Purchaser’s expense. The Sellers shall also include in such correspondence any other information that the Purchaser reasonably instructs the Sellers to include and is communicated to the Sellers prior to the Closing Date.

(c) The Purchaser shall pay or reimburse the Sellers for all Agreed Expenses promptly after receipt of notice and demand therefor.

(d) Sellers shall use their reasonable best efforts to obtain, as promptly as practicable and in any event prior to the commencement of the Auction, final, executed and effective copies of the Outbound License Agreements, Cross License Agreements and Joint Ownership Agreements listed in Section 2.3.2(b) of the Sellers Disclosure Schedule. Such reasonable best efforts shall include requesting production of such copies from the counterparties thereto and, to the extent reasonably practicable and permitted by applicable Law, seeking a court order to compel such production by such counterparties.

SECTION 5.9. Conduct of Business. The Sellers covenant that, from and after the date hereof until the Closing Date, subject to any limitation imposed as a result of being subject to the Bankruptcy Proceedings, and except as (i) the Purchaser may approve otherwise in writing, (ii) set forth in Section 5.9 of the Sellers Disclosure Schedule, (iii) required by Law (including any Bankruptcy Law of general applicability) but subject to Section 5.6(e), (iv) otherwise expressly contemplated or permitted by this Agreement, or (v) relates solely to Excluded Assets or Excluded Liabilities, the Sellers shall:

(a) notify the Purchaser as promptly as practicable after becoming aware of any event, development or condition that has had or would reasonably be expected to have a Material Adverse Effect on the Assets;

(b) use commercially reasonable efforts (but in any case no less efforts than the Sellers use with respect to their own assets of a similar nature) to maintain the confidentiality

(to the extent not publicly available), integrity and use of the Assets, and the availability of appropriate “back-up” copies thereof;

(c) not take any of the following actions:

(i) directly or indirectly (including by operation of law or through any merger, consolidation, reorganization, issuance of securities or rights, license, lease, encumbrance or otherwise) sell, assign, convey, transfer, license, lease or otherwise dispose of any Assets (except to the extent that such activities would be permitted after the Closing Date pursuant to the terms of the Closing Date License Agreement);

(ii) incur any Lien on any Assets, other than (A) Liens that will be discharged at or prior to Closing and (B) Permitted Encumbrances;

(iii) grant any license or sublicense of any rights under or with respect to any Assets (except to the extent that such activities would be permitted after the Closing Date pursuant to the terms of the Closing Date License Agreement);

(iv) waive, release, assign, settle or compromise any Action relating to the Assets to the extent that such waiver, release, assignment, settlement or compromise imposes any obligation, whether contingent or realized, upon the Purchaser or any of its Affiliates or the Assets or that materially affects any Seller’s title to or the value of any Transferred Patent, Jointly Owned Patent or Specified UK Patent;

(v) enter into any Contract granting an indemnity that would impose any obligation upon the Purchaser or any of its Affiliates or the Assets;

(vi) modify, amend or change, in each case, in any material respect, or terminate (other than with respect to any Cross-License Agreements or Outbound License Agreements), or expressly waive compliance with the terms of or breaches under, or expressly waive, release, assign or terminate any rights or claims under, any term of any Transferred License, any non-disclosure agreement or any other agreement (including any Cross-License Agreement or Outbound License Agreement) relating to the sale or licensing of the Assets;

(vii) fail to make any filing, pay any fee, or take any other action consistent with past practice of the Sellers (including, after consultation with the Purchaser, responding to assertions of invalidity by Third Parties of which the Sellers become aware) as necessary to maintain the ownership, validity and enforceability of any Transferred Patent, Jointly Owned Patent or Specified UK Patent; provided that if any Seller fails to make any such filings, pay such fee, or take such other action consistent with past practice of the Sellers as described above, then such Seller will, upon becoming aware of any such failure, make all reasonable efforts to correct any adverse effects of such failure;

(viii) take or omit to take any action, or request the Bankruptcy Court to approve, authorize or require the Sellers to take or to omit to take any action that would materially affect any Seller’s title to or the value of any Transferred Patent, Jointly Owned Patent or Specified UK Patent or would otherwise breach the Sellers’ covenants under or any other provisions of this Agreement or the Transaction Documents, or consent to any such approval or authorization;

(ix) amend, or assign to any Third Party their rights under, any Cross-License Agreement or Outbound License Agreement to which any Transferred Patent, Jointly Owned Patent or Specified UK Patent is subject;

(x) fail to exercise any termination right pursuant to the terms of any Cross-License Agreement or Outbound License Agreement provided that such exercise would not result in the Sellers’ incurring any meaningful cost or Liability or losing any meaningful right under such Cross-License Agreement or Outbound License Agreement;

(xi) consent to the assignment by any counterparty to any Cross-License Agreement or Outbound License Agreement of such counterparty’s rights or obligations under any such agreement to any Person; or

(xii) authorize, agree or commit to do any of the foregoing.

SECTION 5.10. Transaction Expenses. Except as otherwise provided in this Agreement or the other Transaction Documents, each of the Purchaser and the Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 5.11. Confidentiality.

(a) The Parties acknowledge that the Non-Disclosure Agreement and the Supplementary Non-Disclosure Agreement, as amended from time to time, remain in full force and effect in accordance with their terms, which are incorporated herein by reference, and the Parties agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that the Parties, the Joint Administrators and the French Liquidator shall be at liberty to disclose the terms of this Agreement to (i) if required by order of any court of competent jurisdiction or under any applicable Law, any court or to any court-appointed liquidator of any of the Sellers to show appropriate figures in their administration records, accounts and returns, (ii) the applicable Bankruptcy Court for the purposes of obtaining the Bankruptcy Consents and to the applicable Government Entities and Third Parties for purposes of obtaining the Mandatory Regulatory Consents or any other Consents contemplated hereunder; and (iii) as otherwise required by the terms and conditions of this Agreement (in respect of Third Parties pursuant to clause (ii) other than Government Entities, without any appurtenant schedules except for Sections 1.1(d) (Jointly Owned Patents), 1.1(h) (Listed Patents), 1.1(k) (Listed Inventions): A.I(d) (Cross-License Agreements); A.I(e) (Outbound License Agreements), and A.I(m) (Joint Ownership Agreements) of the Sellers Disclosure

Schedule, and only to the extent necessary to obtain the applicable Consent). Each Primary Party agrees not to request the other Primary Party to return or destroy Evaluation Material or Interested Party Material (as such terms are defined in the Non-Disclosure Agreement) pursuant to the Non-Disclosure Agreement unless this Agreement shall have terminated. The Parties further acknowledge that the Cross License Agreements and Outbound License Agreements provided or delivered pursuant to Sections 2.3.2(b) shall be deemed to have been provided to the Purchaser as “Highly Confidential Information” under the Supplementary Non-Disclosure Agreement, and the Supplementary Non-Disclosure Agreement shall apply to such documents. The Sellers agree to treat the Sellers Disclosure Schedules as Purchaser Confidential Information from and after the Closing.

(b) The Sellers shall not, and shall use best efforts to cause their Affiliates not to, disclose any Purchaser Confidential Information, including by means of appropriate redaction, other than (A) to any member of any committee of creditors which may include the holders of, or investment managers for holders of, equity or debt securities of the Sellers, including, without limitation, those of (i) the Official Committee of Unsecured Creditors in the Chapter 11 Cases, (ii) the Ad-Hoc Committee of Bondholders in such Chapter 11 Cases and in the filings made by the Sellers under the CCAA Cases, (iii) the unofficial Canadian creditors’ committee, and (iv) any other creditors’ committees or analogous bodies appointed in respect of the EMEA Sellers and their debtor affiliates, (B) to the United States Trustee for the District of Delaware in the Chapter 11 Cases, (C) to any monitor, administrator, trustee or similar appointed official in any foreign proceedings, including, without limitation, Alan Bloom, Stephen Harris, Chris Hill and Alan Hudson of Ernst & Young LLP and David Hughes of Ernst & Young Chartered Accountants, in their capacities as the Joint Administrators, Maître Cosme Rogeau as French Liquidator, the Monitor in the CCAA Cases and with respect to the Sellers and each of the foregoing persons described in clauses (A), (B) or (C), any employees, agents, advisors (including, without limitation, attorneys, accountants, investment banks and consultants) and other representatives thereof; provided that, in the case of each of the persons described in the foregoing clauses (A), (B) or (C), the Sellers shall have used reasonable efforts to inform such Persons of the confidential nature of such information, and that, to the extent such Persons are not already required by applicable Law or any confidentiality agreement with the Sellers to keep such information confidential, such Persons shall have agreed to be bound by confidentiality restrictions, or (D) as may otherwise be required, based on the advice of legal counsel, under applicable Law, including, without limitation, the Bankruptcy Laws; provided, however, that to the extent legally permissible and reasonably practicable, the Sellers shall provide the Purchaser with prompt notice of such event described in (D) above so that, where possible, the Purchaser may seek a protective order or other appropriate remedy and the Sellers shall cooperate with the Interested Party in taking steps to resist or narrow the scope of such request or legal process (at the expense of the Purchaser). In the event that such protective order or other remedy is not obtained and any of the Sellers or their representatives are advised by legal counsel that it is compelled by Law to disclose any information described in the foregoing sentence, the Sellers or its representative, as the case may be, (i) may without liability hereunder furnish that portion (and only that portion) of such information which, based on the advice of legal counsel to the Sellers or their representatives, as the case may be, the Sellers or their representatives are legally required to disclose and (ii) will use commercially reasonable efforts to have confidential treatment accorded any such information so furnished. For the avoidance of doubt, none of the Sellers shall act in furtherance of or consent to the unsealing of any Transaction Documents that are filed under seal unless otherwise ordered by the applicable Bankruptcy Court or unless the Purchaser shall consent in its sole discretion.

(c) Notwithstanding the foregoing Section 5.11(a), nothing contained in this Agreement or the Transaction Documents shall be deemed to prohibit the Parties, the Joint Administrators, or the French Liquidator from disclosing any information as may be required, based on the advice of legal counsel, under applicable Law, including Title 11 of the United States Code, the CCAA, the Insolvency Act of 1986 and any other applicable bankruptcy or insolvency Laws of any jurisdiction in which bankruptcy proceedings concerning Nortel are held from time to time, any legal process before, or any order of, the U.S. Bankruptcy Court or any other court of competent jurisdiction, the applicable rules or regulations of any securities exchange or similar self-regulatory authority or applicable securities Laws; provided, however, that to the extent legally permissible and reasonably practicable, if the relevant Party believes in its reasonable judgment that such legally required disclosure includes confidential information of any other Party hereunder, the disclosing Party shall provide the other Parties with prompt notice of such event so that, where possible, the affected Parties may seek a protective order or other appropriate remedy, and the relevant Parties shall cooperate in taking steps to resist or narrow the scope of such request or legal process (at the expense of the Party requesting such action). In the event that such protective order or other remedy is not obtained and any Party or its representatives are advised by legal counsel that it is compelled by Law, regulation or legal, regulatory or judicial process or the rules of a stock exchange or similar self-regulatory authority to disclose any information described in the foregoing sentence, such Party or its representatives, as the case may be, (i) may without liability hereunder furnish that portion (and only that portion) of such information which, based on the advice of legal counsel to such Party or its representative, as the case may be, such Party or its representative is legally required to disclose and (ii) will use commercially reasonable efforts to have confidential treatment accorded any such information so furnished.

SECTION 5.12. Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) the Purchaser receives any payment or instrument that is for the account of a Seller according to the terms of any Transaction Document, the Purchaser shall promptly deliver such amount or instrument to the relevant Seller, and (b) any of the Sellers receives any payment or instrument that is for the account of the Purchaser according to the terms of any Transaction Document, such Seller shall promptly deliver such amount or instrument to the Purchaser. All amounts due and payable under this Section 5.12 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use reasonable best efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.

SECTION 5.13. License to Transferred Patents, Jointly Owned Patents, Specified UK Patents and Licensed Residual Patents; Termination of Intercompany Arrangements.

(a) Concurrently with the Closing, (i) the Purchaser shall grant the Sellers a license under the Transferred Patents, the Purchased Specified UK and other Patents acquired pursuant to this Agreement in connection with (x) the disposal of Inventory and (y) contracts that relate to wind-down operations of the Sellers and their Affiliates (such contracts being (A) existing contracts for Nortel Products or Nortel Services between one or more Sellers or Affiliates of the Sellers and a Third Party, that have been retained by the Sellers or their Affiliates in connection with the sale of a Divested Business (the “Existing Contracts”), (B) contracts entered into for performance of obligations under the Existing Contracts for customers or end users, or (C) contracts that are ancillary to Existing Contracts, including work orders, statements of work, purchase orders or contracts implementing phases of Existing Contracts, and are for provision of Nortel Products and/or Nortel Services to Persons who are customers or end users of Sellers or their Affiliates as of the date hereof (such contracts specified in this clause (y), the “Retained Contracts”); for avoidance of doubt, Retained Contracts do not include licenses granted pursuant to Intercompany Contracts), and (ii) the Sellers shall grant the Purchaser and its Affiliates a license under the Licensed Residual Patents, the Jointly Owned Patents, the Specified UK Patents that are not Purchased Specified UK Patents and Undisclosed Patent Interests, in each case on the terms described in Exhibit L hereto (the “Closing Date License Agreement”).

(b) Effective as of the Closing, the Sellers shall terminate all license rights granted under the Master R&D Agreement to the extent such license rights are under any of the Transferred Patents, Specified UK Patents or Undisclosed Patent Interests; in each case, subject to the purchase thereof by (or, pursuant to Section 2.1.8, the grant of an exclusive license (with the right to sublicense) thereto to) the Purchaser pursuant to this Agreement. Effective as of the Closing, the Sellers shall also terminate all license rights granted under any other Intercompany Contracts (x) exclusively among Sellers or (y) pursuant to which any Seller is a licensee, to the extent such license rights are under any of the Transferred Patents, Specified UK Patents or Undisclosed Patent Interests; in each case, subject to the purchase thereof by (or, pursuant to Section 2.1.8, the grant of an exclusive license (with the right to sublicense) thereto to) the Purchaser pursuant to this Agreement. Promptly following the Closing, each Seller shall request that any non-Seller Affiliate of such Seller that is a licensee under any other Intercompany Contract terminate its license rights pursuant to such Contract under any of the Transferred Patents, Specified UK Patents and Undisclosed Patent Interests (in each case, subject to the purchase thereof by, or, pursuant to Section 2.1.8, the grant of an exclusive license (with the right to sublicense) thereto to, the Purchaser pursuant to this Agreement) in exchange for a sublicense under the license rights granted to the Sellers and their Affiliates pursuant to the Closing Date License Agreement and shall keep the Purchaser reasonably informed of the progress of such requests and the responses of such Affiliates. From and after Closing there shall be no future manufacture, development, sale, supply or other distribution, or servicing of any products under the Transferred Patents or Specified UK Patents by, for or on behalf of Sellers other than to the extent such activities would be permitted after the Closing Date pursuant to the terms of the Closing Date License Agreement. From and after the Closing, neither the Sellers nor any Person acting on behalf of any Seller shall distribute any products, directly or, for the purpose of circumventing this Section 5.13(b) or the Closing Date License Agreement, indirectly, to any Affiliates of any Seller that have not complied with the foregoing request and agreed to receive a sublicense under the license rights granted to the Sellers and their Affiliates under the Closing Date License Agreement, except to the extent it is a Nortel Product required pursuant to the terms of any Intercompany Contract then in effect, provided that (x) neither the Sellers nor any Person acting on behalf of any Seller shall distribute to any Affiliate in any calendar year more than two times the aggregate number of units of Nortel Products (pertaining to a historical line of business of the Sellers (e.g., CDMA, GSM, Enterprise)) distributed by or on behalf of the Sellers to such Affiliate during the last six months of calendar year 2010; and (y) the Sellers and any Person acting on behalf of any Seller shall immediately cease distributing any products to such Affiliate at such time, and shall not distribute any products to such Affiliate from and after such time, as such Affiliate experiences a Change of Control.

SECTION 5.14. Use of Trademarks. Nothing in this Agreement grants to the Purchaser the right to use the name “Nortel” or any Trademarks owned by the Sellers or any of their Affiliates or any other mark employing the word “Nortel” or any confusingly similar Trademarks to any of the foregoing.

SECTION 5.15. Certain Assets. To the extent that any Transferred Patent, Jointly Owned Patent or Specified UK Patent that is a Listed Patent, Listed Jointly Owned Patent or Specified Listed UK Patent, as applicable, any invention or improvement claimed or disclosed therein or any Patent Related Documentation relating to any of the foregoing is, notwithstanding the statement set forth at Annex I(n), owned by any Affiliate of the Sellers that is not, itself, a Seller, the Sellers shall cause (or, in the case of any other property that would be a Transferred Patent or Specified UK Patent if it were owned by a Seller, or any other Patent that would be a Jointly Owned Patent if any rights therein were owned by a Seller, and any invention or improvement claimed or disclosed therein or any Patent Related Documentation relating thereto, shall use their best efforts to cause) such Affiliate to transfer all of its right, title and interest in such asset to an NA Seller as soon as reasonably practicable and in any event prior to the Closing, and (a) in the case of property that would be Transferred Patents or Specified UK Patents if they were instead owned by a Seller, such assets shall be “Transferred Patents” or “Specified UK Patents” for all purposes hereof and (b) in the case of property that would be Jointly Owned Patents if any rights therein were owned by a Seller, such assets shall be “Jointly Owned Patents” subject to the Closing Date License Agreement for all purposes hereof; it being understood that (x) in the case of a Specified UK Patent or Patent Related Documentation relating thereto, the foregoing obligation shall be solely to the extent permitted by applicable Law, and (y) in the case of a Jointly Owned Patent or Patent Related Documentation relating thereto, the foregoing obligation shall be deemed satisfied by obtaining for the Purchaser the license rights granted thereunder in the Closing Date License Agreement.

SECTION 5.16. Access to Systems. From and after the later of (x) the date upon which the U.S. Sale Order is entered and (y) the date upon which the Canadian Approval and Vesting Order is entered and until the Closing, the Sellers shall reasonably cooperate with the Purchaser to provide the Purchaser access to the Patent Databases, solely for the purposes of facilitating the transfer, upon and following the Closing, of such information residing in the Patent Databases from the Sellers to the Purchaser and integration of such information into the Purchaser’s patent systems; provided that any such access shall only be granted to the extent the Purchaser has obtained, at its cost and expense, any license rights necessary for such access. From and after the Closing, at the Purchaser’s request, the Sellers shall reasonably cooperate with the Purchaser to provide the Purchaser access to the Patent Databases, provided that such access shall be at the Purchaser’s cost and expense and that the Purchaser has obtained, at its cost expense, any license rights necessary for such access.

SECTION 5.17. Post-Closing Suits.

(a) Each of the Sellers hereby covenants that, from and after the Closing Date, it will not, without the written consent of the Purchaser (acting in its sole discretion), sue or otherwise participate in any Action against any party to any of the Transferred Licenses or any other licenses granted under the Transferred Patents, Jointly Owned Patents or Purchased Specified UK Patents based upon any claim under or related to any such license, including with respect to nonpayment of unpaid past, present or future income and royalties relating to any such license or past, present and future damages thereunder.

(b) Each of the Sellers hereby covenants that, from and after the Closing Date, it will not, without the written consent of the Purchaser (acting in its sole discretion), (x) waive, release, assign, settle, maintain or compromise any Action relating to the Assets to the extent that such waiver, release, assignment, settlement, maintenance or compromise imposes any obligation, whether contingent or realized, upon the Purchaser or any of its Affiliates or the Assets or materially affects any Seller’s title to or the value of any Transferred Patent or Specified UK Patent or Jointly Owned Patent or (y) voluntarily take or voluntarily cooperate in taking any position that is not consistent with the statement in Annex I(c).

SECTION 5.18. Production of Documents. In the event that at any time following the Closing Date, any Seller discovers or comes into possession or control of any document that, if such Seller had known about, controlled or possessed such document on the Closing Date would have been required to be delivered to the Purchaser pursuant to the terms hereof, then such Seller shall (or, if such Seller does not have possession or control of such document, shall use its best efforts to) promptly deliver such document to the Purchaser.

SECTION 5.19. Option to Purchase Undisclosed Patent Interests. In the event that any of the Sellers or any Affiliate of any of the Sellers discovers that it owns (i) any right, title or interest in any Patents owned by the Sellers or their Affiliates that are not Transferred Patents, Jointly Owned Patents, Specified UK Patents or Excluded Patents, (ii) any right, title or interest in any inventions, other than the Listed Inventions, disclosed in the invention disclosures owned by any of the Sellers or their Affiliates, but only to the extent such invention disclosures (x) do not relate to a patent application filed anywhere in the world and (y) are dated less than three (3) years before the Closing Date, (iii) an exclusive license to all or substantially all of the rights under any Patent that is not a Transferred Patent, Jointly Owned Patent, Specified UK Patent or Excluded Patent, or (iv) an option to receive or purchase, or any reversionary interest in, any of the foregoing (any individual asset described in clauses (i) through (iv), an “Undisclosed Patent Interest”), then:

(a) In the event that one or more non-Seller Affiliates of any Seller own an Undisclosed Patent Interest, the Sellers shall use their best efforts to cause such Affiliate(s) to transfer such Undisclosed Patent Interest to a Seller promptly.

(b) Upon identification or receipt by any Seller of an Undisclosed Patent Interest, the relevant Seller shall provide reasonably prompt written notice describing such Undisclosed Patent Interest to the Purchaser (an “Option Trigger Notice”) (it being understood that (i) in the event that an Undisclosed Patent Interest is identified or received by a Seller between the date hereof and the later of (x) the date upon which the U.S. Sale Order is entered and (y) the date upon which the Canadian Approval and Vesting Order is granted, such Seller shall deliver an Option Trigger Notice to the Purchaser promptly after the later of (x) the date upon which the U.S. Sale Order is entered and (y) the date upon which the Canadian Approval and Vesting Order is granted and (ii) each Option Trigger Notice shall relate to only one Undisclosed Patent Interest). For a period of thirty (30) calendar days following the delivery of such notice to the Purchaser, the Purchaser shall have the option (exercisable by delivery of written notice thereof to the relevant Seller) to purchase, subject to any Liens existing thereon not discharged by the U.S. Sale Order or Canadian Approval and Vesting Order, the undertakings specified in Sections 5.20 and 5.21, and any licenses that remain in force after Closing granted thereunder prior to the date such Undisclosed Patent Interest was discovered by or delivered to such Seller (it being understood that no Seller shall grant any licenses under or any Liens on any such Undisclosed Patent Interest after the date of discovery or delivery and during the Purchaser’s consideration period described above), such Seller’s right, title and interest in and to the Undisclosed Patent Interest from such Seller for a cash purchase price per Undisclosed Patent Interest of Fifty Thousand Dollars ($50,000) (the “Exercise Price”).

(c) From and after the date when any Seller discovers that it owns an Undisclosed Patent Interest until the expiration of the 30-day option period specified in Section 5.19(b), no Seller may directly or indirectly sell, transfer, assign, convey, license or sublicense such Undisclosed Patent Interest to any Third Party, including by operation of law, in any transaction, series of related transactions or otherwise, other than as would be permitted by Section 5.9(c)(iii) if such Undisclosed Patent Interest were a Transferred Patent, and any attempted sale, transfer, assignment, conveyance, license or sublicense not expressly permitted by this Section 5.19 shall be void ab initio and of no force or legal effect.

(d) The Sellers agree that, prior to the ultimate winding up or dissolution of any of them, the Primary Seller Parties will provide written notice to the Purchaser of such anticipated winding up or dissolution and provide the Purchaser with the option, exercisable by proper delivery of written notice to the Primary Seller Parties within a period of thirty (30) calendar days after delivery of the Primary Seller Parties’ notice, to purchase on a “quitclaim” basis (and, for the avoidance of doubt, subject to any Liens existing thereon not discharged by the U.S. Sale Order or Canadian Approval and Vesting Order, the undertakings specified in Sections 5.20 and 5.21, and any licenses granted thereunder prior to the date of such purchase that remain in force after Closing, it being understood that no Seller shall voluntarily take any action to grant any licenses under or place any Liens on any such Undisclosed Patent Interest), at an aggregate price of $1.00, all of each Seller’s right, title and interest in and to all remaining Undisclosed Patent Interests, whether or not theretofore identified, not previously offered for sale to the Purchaser pursuant to this Section 5.19.

(e) The settlement of each purchase and sale of Undisclosed Patent Interests pursuant to this Section 5.19 shall occur at the offices of Cleary Gottlieb Steen & Hamilton LLP, New York (or such other place as the parties may mutually agree to in writing), on a Business Day (to be specified by the Purchaser in writing at least five (5) Business Days prior thereto) occurring within thirty (30) days after the exercise by the Purchaser of its option under Section 5.19(b). At each settlement, (i) the relevant Sellers shall deliver duly executed instruments of conveyance and assignment reasonably evidencing the assignment to the

Purchaser of their right, title and interest in and to the relevant Undisclosed Patent Interest (together with all assets that would have constituted “Assets” if such Undisclosed Patent Interest had been a Listed Patent), (ii) the Purchaser shall deliver to the relevant Sellers the Exercise Price for each Undisclosed Patent Interest by wire transfer of immediately available funds to an account designated by the relevant Sellers at least five (5) Business Days prior to the settlement date.

(f) The Parties acknowledge and agree that if the Purchaser does not elect to purchase any Undisclosed Patent Interest within the applicable 30-day option period after delivery of notice thereof pursuant to Section 5.19(b), then the Sellers shall have no further obligation whatsoever to the Purchaser with respect to such Undisclosed Patent Interest, and the Sellers shall be free to sell, license or otherwise dispose of such Undisclosed Patent Interest in their sole discretion.

(g) Notwithstanding anything herein to the contrary, the items listed on Section A.I(r) of the Sellers Disclosure Schedules shall be treated as “Undisclosed Patent Interests” for purposes of this Section 5.19; provided, however, that (i) Seller shall deliver an Option Trigger Notice to the Purchaser promptly after the later of (x) the date upon which the U.S. Sale Order is entered and (y) the date upon which the Canadian Approval and Vesting Order is granted, and (ii) the Exercise Price for such items listed on Section A.I(r) of the Sellers Disclosure Schedules shall be $0.00.

SECTION 5.20. Certain Obligations. As of the Closing, the Purchaser agrees to (a) notify in writing (in the same level of detail as provided in Section 5.20 of the Sellers Disclosure Schedule) any subsequent purchaser of any of the Transferred Patents or Purchased Specified UK Patents of any promises, declarations and commitments listed in Section 5.20 of the Sellers Disclosure Schedule concerning such Patents, to the extent such promises, declarations and commitments (i) have been granted, made or committed to standard-setting bodies and (ii) are enforceable against the Sellers, and to (b) bind such subsequent purchasers to notice terms substantially the same as those set forth in this Section 5.20.

SECTION 5.21. Acknowledgement of Prior Obligations. The Purchaser acknowledges that the sale and assignment of the Transferred Patents and Purchased Specified UK Patents is subject to the obligations of certain Sellers set forth in Section 5.21 of the Sellers Disclosure Schedule with respect to the agreements referenced therein to the extent applicable to such Patents and to the extent such obligations and agreements are enforceable against the Sellers.

SECTION 5.22. Disposition of Jointly Owned Patents.

(a) From and after the Closing, (i) the Sellers may not sell, transfer, assign, license or convey any portion of any Seller’s interest in any Jointly Owned Patent except upon written consent of the Purchaser in its sole discretion or as permitted by the Closing Date License Agreement and (ii) as soon as practicable after written request by the Purchaser to the Primary Seller Parties, made at the Purchaser’s sole discretion, the Sellers shall transfer all of their respective interest in one or more specified Jointly Owned Patents to a Person of the Purchaser’s choosing (which, for the avoidance of doubt, may be the Purchaser or an Affiliate of the

Purchaser or one or more Third Parties), to the extent permitted by and subject to applicable Law and to any Contracts governing a Seller’s joint ownership of such Jointly Owned Patent, and subject to any Liens existing thereon not discharged by the U.S. Sale Order or Canadian Approval and Vesting Order, the undertakings specified in Sections 5.20 and 5.21, and any licenses granted thereunder prior to the date of such transfer (it being understood that from and after the Closing, no Seller shall voluntarily take any action to place any Liens on any Jointly Owned Patents).

(b) No Seller shall reject, repudiate or terminate any Contract governing such Seller’s joint ownership of a Jointly Owned Patent, unless such Seller, prior to the date upon which such Seller consummates its plan of reorganization, liquidation or arrangement in the Bankruptcy Proceedings, provides the Purchaser at least 10 Business Days’ advance written notice of such rejection, repudiation or termination (which notice shall specify the Contracts to be rejected and the Jointly Owned Patents governed by such Contracts and furnishing, to the extent the Sellers are not prohibited from doing so by such Contracts or by applicable Law, a true and complete copy of such Contracts), provided, that, in any event, no Seller shall reject, repudiate or terminate any Contract governing such Seller’s joint ownership of a Jointly Owned Patent prior to the last commercially reasonable date on which it can do so in connection with such Seller’s consummation of its plan of reorganization, liquidation or arrangement in the Bankruptcy Proceedings.

SECTION 5.23. Purchase of Specified UK Patents. The Sellers hereby covenant, to the extent permitted by applicable Law, from and after the date hereof, to cooperate with the Purchaser in conducting further diligence with respect to the Specified UK Patents and facilitating the transfer of the Specified UK Patents to the Purchaser on the Closing Date. The Parties hereby agree that at any time prior to the Closing, the Purchaser may elect, in its sole discretion, to exclude any or all of the Specified UK Patents from the “Assets” and to not take an assignment of such Specified UK Patents (in which case the Patent Related Documentation relating solely thereto shall also be excluded), it being understood that any such election shall not result in a decrease in purchase price.

SECTION 5.24. Maintenance of Books and Records. After the Closing, the Sellers shall preserve, until the first (1st) anniversary of the Closing Date (or such longer period as may be required under applicable Law), all pre-Closing Date records to the extent relating to the Assets possessed or to be possessed by such Person. After the Closing Date and until the first (1st) anniversary of the Closing Date (or such longer period as may be required under applicable Law), upon any reasonable request from the Purchaser, the relevant Seller shall, and/or shall cause the Person holding such records to, (a) provide to the Purchaser or its representatives reasonable access to such records during normal business hours and (b) provide or permit the Purchaser or its respective representatives to make copies of such records, in each case subject to reimbursement of the Sellers’ reasonable and actual out-of-pocket expenses in connection with responding to such requests of the Purchaser, including provision of access to, and segregation and duplication of, records; provided, however, that nothing herein shall require any Seller to disclose any information to the Purchaser or its representatives if such disclosure (i) would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Sellers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Purchaser or its representatives to occur without so jeopardizing privilege or contravening such Law, duty or agreement), (ii) would require the Sellers to disclose their Tax records, or (iii) involves Excluded Assets. The Purchaser acknowledges that the Sellers are in the process of ceasing active operations, and such reasonable access and costs may include the delay and expense of retrieving documents from inactive storage. Such records may be sought under this Section 5.24 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar needs of the Purchaser or its representatives (other than, with respect to documents that do not describe the conception or reduction to practice of any of the Transferred Patents, Jointly Owned Patents, Specified UK Patents or Undisclosed Patent Interests, claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Transaction Document). Notwithstanding the foregoing but subject to Section 6.5, (1) any and all such records may be destroyed by the Sellers if the Sellers send to the Purchaser written notice of their intent to destroy such records, specifying in reasonable detail the nature of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Purchaser notifies the destroying party that the Purchaser desires to obtain possession of such records to the extent it is entitled thereto under this Section 5.24, in which event the Sellers shall transfer or cause to be transferred the records to the Purchaser and the Purchaser shall pay all reasonable and actual out-of-pocket expenses of the Sellers in connection therewith, including costs associated with the segregation of such records; and (2) the Sellers shall not be required to provide the Purchaser or its representatives access to, or copies of, any Tax records or audited financial statements covering any pre-Closing period. Nothing in this Section 5.24 shall limit or prejudice any of the Purchaser’s rights at law or in equity relating to discovery, in the context of a dispute between the Purchaser and a Seller or otherwise.

SECTION 5.25. License Power of Attorney.

(a) With respect to the Commercial Licenses and, as such terms are defined in the Form of U.S. Sale Order set forth in Exhibit F and the form of the Canadian Approval and Vesting Order set forth in Exhibit G, the TSAs, IPLAs, Intercompany Licenses and the GDNT License, the Purchaser may exercise its rights under the License Power of Attorney only:

(i) with respect to any such Contract, after a Seller that is a party to such Contract dissolves or ceases to exist, or

(ii) with respect to any and all such Contracts, at any time after (A) a Seller has acted or omitted to act, as applicable, in contravention of its obligations described in Paragraph 28(b) through (g) of the Form of U.S. Sale Order set forth in Exhibit F and paragraph 14(b) through (g) of the Form of Canadian Approval and Vesting Order set forth in Exhibit G; (B) the Purchaser has subsequently provided such Seller with a notice entitled “NOTICE OF BREACH AND INTENDED USE OF LICENSE POWER OF ATTORNEY,” alleging in reasonable detail the occurrence of such contravening action or omission described in the foregoing clause (A) and explaining why the Purchaser believes such contravening action or omission constitutes a contravention of such provisions, and (C) ten (10) Business Days have elapsed since the Purchaser provided such notice to such Seller pursuant to the foregoing clause (B), during which time (x) the Purchaser did not subsequently agree that such act or omission was not in contravention of the Sellers’ obligations described in (A) OR (y) the Sellers did not obtain from a court of competent jurisdiction declaratory relief stating that such Seller has neither acted nor omitted to act in contravention of such obligations.

(b) Following the first valid exercise of the License Power of Attorney described in Section 5.25(a), the Purchaser shall provide the Sellers with written notice at least five (5) Business Days in advance of its exercise of its rights under the License Power of Attorney, unless such provision of such notice five (5) Business Days in advance is not reasonably practicable under the circumstances, in which case the Purchaser shall give written notice of its exercise of its rights under the License Power of Attorney as early as is reasonably practicable under the circumstances.

(c) With respect to any exercise of the License Power of Attorney with respect to the obligations described in Paragraphs 28(a) and (h)(y) of the form of U.S. Sale Order set forth in Exhibit F and Paragraphs 14(a) and (h)(y) of the form of Canadian Approval and Vesting Order set forth in Exhibit G, the Purchaser shall provide the Sellers with written notice at least five (5) Business Days in advance of its exercise of its rights under the License Power of Attorney, unless such provision of such notice five (5) Business Days in advance is not reasonably practicable under the circumstances, in which case the Purchaser shall give written notice of its exercise of its rights under the License Power of Attorney as early as is reasonably practicable under the circumstances.

SECTION 5.26. Exclusivity. No Seller shall (and each Seller shall cause its directors, officers, employees, consultants, representatives and other advisors not to and use its best efforts to cause its Affiliates not to), directly or indirectly, at any time prior to the later of the entry of the U.S. Sale Order by the U.S. Bankruptcy Court and the granting of the Canadian Approval and Vesting Order by the Canadian Court, (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, the submission or announcement of any proposal or offer for an Alternative Transaction, or (ii) enter into any letter of intent, memorandum of understanding, asset sale agreement or other agreement, arrangement or understanding relating to any Alternative Transaction.

SECTION 5.27. Optioned Licenses.

(a) At any time after the date hereof but prior to the Closing Date, Purchaser shall have the right, by delivery of written notice to the Sellers, to require the Sellers to, and each Seller hereby agrees that it shall, concurrently with the Closing but immediately prior to the sale, conveyance, transfer, assignment and delivery to the Purchaser of the Assets, enter into one or more licenses with the Purchaser and/or one or more of the Purchaser’s limited partners (collectively, the “Optioned Licenses”) in the form or forms proposed by the Purchaser and acceptable to the Sellers (it being understood that the provisions in the Optioned Licenses relating to the field of use, scope of licensed products and services, releases by parties other than the Sellers, termination for breach, and assignment or change of control shall be determined by the Purchaser and shall not be subject to the Sellers’ acceptance), in exchange for an aggregate amount of upfront license fees not to exceed $1,000,000,000 in respect of all such Optioned Licenses (such aggregate amount, the “Optioned Licenses Fees”). If Purchaser requires the Sellers to enter into Optioned Licenses, Purchaser shall pay or cause to be paid to the Distribution Agent, on the Closing Date in immediately available funds, the Optioned Licenses Fees, and the Purchase Price otherwise payable by Purchaser pursuant to Section 2.2 shall be reduced by the amount of the Optioned Licenses Fees.

(b) (i) Purchaser shall defend, indemnify and hold harmless each of the Seller Licensing Indemnitees from and against any and all Damages suffered by any Seller Licensing Indemnitee that arise out of, or result from or are caused by the Sellers’ execution, delivery and performance of the Optioned Licenses other than with respect to Taxes, which shall be governed by Section 5.27(b)(ii).

(ii) (A) Purchaser shall pay on Closing to the Canadian Sellers Fifteen Million Dollars ($15,000,000) in respect of the utilization of tax attributes of the Canadian Sellers as a result of the receipt of the Optioned Licenses Fees;

(B) From the Closing Date until the expiration of the applicable statutes of limitation (or reassessment periods), Purchaser shall (x) indemnify and hold the Canadian Sellers harmless on an after-Tax basis from and against any Incremental Taxes paid or payable by a Canadian Seller pursuant to applicable Law; (y) indemnify and hold the U.S. Sellers harmless on an after-Tax basis from and against any Incremental Taxes paid or payable by a U.S. Seller pursuant to applicable Law; and (z) indemnify and hold the EMEA Sellers, Joint Administrators and the French Liquidator harmless on an after-Tax basis from and against any Incremental Taxes paid or payable by an EMEA Seller pursuant to applicable Law;

(C) (x) the Purchaser will pay the Optioned License Fees to the Sellers, Joint Administrators and the French Liquidator free and clear of and without deduction or withholding for withholding Taxes or any other amounts; provided that if the Purchaser shall be required under applicable Law to deduct or withhold any amount from the Optioned Licenses Fees, then (i) the amount payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable), the Sellers, Joint Administrators and the French Liquidator receive an amount equal to the sum they would have received had no such deduction or withholding been made, (ii) the Purchaser shall make such deduction or withholding, and (iii) the Purchaser shall pay to the relevant Tax Authority in accordance with applicable Law the full amount deducted or withheld; provided, further, that Purchaser shall have no obligation to pay additional amounts pursuant to clause (i) of the preceding proviso to the extent that the withholding Taxes are attributable to a Seller’s failure to comply with the requirements of Section 5.27(b)(ii)(C)(y) unless such failure is due to the Purchaser’s failure to cooperate fully with any Seller for the purposes of obtaining any exemption or reduction referred to in Section 5.27(b)(ii)(C)(y). The Purchaser shall promptly furnish the Sellers, Joint Administrators and the French Liquidator with such evidence as may be required by the applicable Tax Authorities to establish that any such Tax has been paid, and shall indemnify and hold harmless the Sellers, Joint Administrators and French Liquidator on an after-Tax basis from any liability for penalties or interest due to the payor’s failure to timely withhold and remit amounts in respect of Taxes to the applicable Tax Authority;

(y) If the Purchaser determines that a Seller is entitled to an exemption from or reduction of withholding Tax under the law of any jurisdiction in which Purchaser or its limited partners were formed or are located, or under any treaty to which such jurisdiction is a party with respect to the Optioned Licenses Fees, such Seller shall deliver at the time or times prescribed by applicable Law or reasonably requested by Purchaser, such properly completed and executed documentation prescribed by applicable Law and as reasonably requested by the Purchaser and provided that the Purchaser cooperates with any such Seller to the extent necessary for obtaining any such exemption or reduction as will permit such payments to be made without withholding or at a reduced rate, provided that such Seller is legally entitled to complete, execute and deliver such documentation; and

(D) If any Seller becomes aware of any circumstances that could cause Purchaser to be required to indemnify any Seller, the Joint Administrators or the French Liquidator pursuant to Section 5.27(b)(ii)(B), such Seller shall promptly provide written notice to Purchaser. The Sellers shall, at the request of Purchaser and at Purchaser’s expense, use commercially reasonable efforts (taking into account available resources) to object to, challenge, or appeal any assessment, audit, or administrative or judicial proceeding that could result in the denial of or limitation on the applicability, availability, or amount of any losses, undeducted expenses, Tax credits or any other Tax attributes of the Sellers (a “Tax Attribute Contest”). In furtherance of the foregoing, the Sellers shall (i) provide Purchaser with a timely account of each phase of such Tax Attribute Contest, (ii) provide Purchaser with copies of all written materials prepared or furnished in connection with such Tax Attribute Contest and (iii) permit Purchaser to participate in any Tax Attribute Contest to the extent permitted by applicable Law. Notwithstanding the foregoing, the Sellers shall not be required to pursue any Tax Attribute Contest or permit Purchaser to participate in or control any Tax Attribute Contest to the extent that they determine, in their reasonable discretion, that doing so would be administratively burdensome in the circumstances or would materially delay or impede the CCAA Cases, Chapter 11 Cases or EMEA Cases.

(iii) For the avoidance of doubt, subject to any provisions in this Agreement to the contrary, each party may report the transactions on its tax returns in its sole discretion.

SECTION 5.28. Transferring Employees.

(a) Purchaser shall cause one of its limited partners to, and the relevant Sellers named therein shall, enter into that certain Employee Transfer Side Agreement as set forth on Exhibit H.

(b) Other than as provided for in 2.1.3(d), 5.28(c) or the Employee Transfer Side Agreement, the Sellers shall retain, and none of the Purchaser or its limited Partners shall assume or be deemed to have assumed, any Liabilities of the Sellers or their Affiliates relating to Employees (the “Excluded Employee Liabilities”). The Excluded Employee Liabilities shall include, but not be limited to, the following:

(i) the Sellers’ or any of their Affiliates’ obligations to contribute to, make payments with respect to or provide benefits under any employee benefit plan or arrangement of any Seller, any obligation to provide continuation coverage pursuant to COBRA under any employee benefit plan or arrangement of any Seller that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to the Transferring Employees and/or their qualified beneficiaries with respect to a COBRA qualifying event that occurs prior to the Closing; and

(ii) any Liabilities relating to the Employees or any former employees employed by the Sellers (with respect only to such employees’ employment with the Sellers), including payments or entitlements that Sellers or any of their Affiliates may owe or have promised to pay to any current or former Employees, including wages, other remuneration, holiday, bonus, severance pay (statutory or otherwise), commission, post-employment medical or life obligations, pension contributions or benefits, Taxes, ERISA Affiliate Liability, any obligation, liability or expense relating to any employment agreement or contract, the employment practices of Sellers or any of their Affiliates prior to the Closing Date and any other liability, payment or obligations related to current or former Employees, including any Liabilities relating to actions of the Sellers arising on or prior to the Closing Date, any workers compensation, labor, social welfare or similar Law, if any, including any such Liabilities arising out of or resulting from the Closing and/or the consummation of the transactions contemplated by this Agreement, other than with respect to liabilities incurred after the Closing Date by Transferring Employees who are terminated by one of Purchaser’s limited partners after the Closing Date.

(c) The Purchaser shall bear severance costs incurred by the Sellers in connection with the termination of employment by Sellers of the Employees (other than the Transferring Employees (as defined in the Employee Transfer Side Agreement); provided, however, that the amount of such severance costs to be paid by the Purchaser shall not exceed $2,600,000.

(d) The terms and provisions of this Section 5.28 are for the sole benefit of the Sellers and the Purchaser. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any employee benefit plans, programs, agreements or arrangements of any of the Sellers or the Purchaser, (ii) shall alter or limit the ability of the Purchaser or any of its limited partners to amend, modify or terminate any employee benefit plans, programs, agreements or arrangements after the Closing Date, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or constitute or create an employment agreement with any Transferring Employees or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual any right as a third party beneficiary of this Agreement.

ARTICLE VI

TAX MATTERS

SECTION 6.1. Transfer Taxes.

(a) The Parties agree that the Purchase Price is exclusive of any Transfer Taxes. The Purchaser shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the execution of any other Transaction Document; provided, that if any such Transfer Taxes are required to be collected, remitted or paid by a Seller, the Joint Administrators, or the French Liquidator or any Subsidiary, Affiliate, representative or agent thereof, such Transfer Taxes shall be paid by the Purchaser to such Seller, Joint Administrators, French Liquidator, Subsidiary, Affiliate or agent, as applicable, at the Closing or thereafter, as requested of or by the applicable Seller, Joint Administrators or French Liquidator. Upon request from a Seller, the Joint Administrators or the French Liquidator, the Purchaser shall provide to such Seller, Joint Administrators or French Liquidator an original receipt (or such other evidence as shall be reasonably satisfactory to such Seller, Joint Administrator or French Liquidator) evidencing the payment of Transfer Taxes by the Purchaser to the applicable Tax Authority under this Section 6.1. For the avoidance of doubt, the Purchaser shall remain liable in respect of any Transfer Taxes regardless of the date that the Assets are removed from the premises of a Seller or any Seller’s supplier. All other Closing expenses will be paid by the Party incurring such expenses.

(b) If the Purchaser wishes to claim any exemption relating to, or a reduced rate of, or make an election with the effect of reducing, or engage in any other transaction designed to reduce, Transfer Taxes, in connection with this Agreement or the transactions contemplated herein, or in connection with the execution of any other Transaction Document, the Purchaser shall be solely responsible for ensuring that such exemption, reduction or election applies and, in that regard, shall provide the Sellers, Joint Administrators or French Liquidator (as applicable) prior to Closing with its permit number, GST/HST, VAT, provincial sales taxes or other similar registration numbers and/or any appropriate certificate of exemption, election and/or other document or evidence to support the claimed entitlement to such exemption or reduction by the Purchaser. All parties shall make commercially reasonable efforts to cooperate to the extent necessary to obtain any such exemption or reduction. Notwithstanding the foregoing, any such cooperation to be provided in this Section 6.1(b) shall not include or extend to (i) a liquidation or restructuring of a Seller or any business of a Seller, including the transfer of any assets or Assets or liabilities or Assumed Liabilities between the Sellers or their Affiliates, unless the Seller or the relevant Affiliate is indemnified (prior to such liquidation or restructuring) against any cost or expense of such liquidation or restructuring to its satisfaction (acting at all times reasonably and in good faith); (ii) any action or omission that would result in the imposition on any Seller or any Affiliate of any Seller of any additional Tax liability or making any additional payment to any Tax Authority or Government Entity in respect of Tax which is an Excluded Liability, unless such Seller or Affiliate is (prior to the relevant action or omission) indemnified against such additional Tax liability or payment; (iii) any action or omission that would result in any material out of pocket cost or expense for any Seller or any

Affiliate of any Seller, unless such Seller or Affiliate is (prior to the relevant action or omission), indemnified against such cost or expense to their satisfaction (acting at all times reasonably and in good faith) by the Purchaser; (iv) any action or omission which would cause the Sellers or any Affiliates of the Sellers to be in contravention of any applicable Law (including Bankruptcy Law) or published practice of a Tax Authority; (v) changing the identity or Tax residence of any Sellers, the location of any Assets or Assumed Liabilities, the nature or extent of any Assets or Assumed Liabilities, the Assets or Assumed Liabilities to be transferred by any particular Seller or the structure of the transaction as an asset sale rather than the sale of any form of entity, unless the Seller or the relevant Affiliate is indemnified (prior to such action) against any cost or expense of such action to its satisfaction (acting at all times reasonably and in good faith); or (vi) any reduction in the obligations of the Purchaser or rights of the Sellers.

It is agreed and acknowledged that for the purposes of this Section 6.1, “Transfer Taxes” do not include VAT in respect of any supply (or deemed supply) of goods and services pursuant to this Agreement, for which the provisions of Section 6.9 shall apply instead.

SECTION 6.2. Withholding Taxes. If the Purchaser is required for any reason to deduct or withhold from any payment made pursuant to this Agreement or any other Transaction Document (other than the Optioned License Fees, which shall be governed by Section 5.27(b)(ii)(C)), for any Tax imposed by a Tax Authority solely as a result of the identity of the Purchaser, the residence of the Purchaser or in respect of income of the Purchaser, but not for any other reason, and if the applicable Seller, Joint Administrators or French Liquidator after exercising commercially reasonable efforts is unable to recover such Tax from such Tax Authority, the payment of the Purchase Price shall be increased to an amount which, after taking into account such deduction or withholding or Tax, will result in payment to the applicable Seller, Joint Administrators or French Liquidator of the full amount such Seller, Joint Administrators or French Liquidator would have received from the Purchaser had no such deduction or withholding been made or Tax been liable. The Purchaser shall promptly furnish the Sellers, Joint Administrators and French Liquidator with such evidence as may be required by the applicable Tax Authorities to establish that any such Tax has been paid, and shall indemnify and hold harmless the Sellers, Joint Administrators and French Liquidator on an after-Tax basis from any liability for penalties or interest due to the payor’s failure to timely withhold and remit amounts in respect of Taxes to the applicable Tax Authority. The Purchaser shall promptly, and in any event not later than thirty (30) days prior to Closing, inform the Seller, Joint Administrators and French Liquidator, that either (i) deductions or withholdings as referred to in this Section 6.2 are required, or (ii) no such deductions or withholdings are required. In the event that the Purchaser notifies that such deductions or withholdings are required, the applicable Seller, Joint Administrators or French Liquidator shall take no action inconsistent with the information contained in such notice unless such action is required to be taken in order to comply with any applicable Law or Tax Authority published practice.

SECTION 6.3. Tax Characterization of Payments Under This Agreement. The Sellers and the Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than any interest payments and Optioned Licenses Fees) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.

SECTION 6.4. Apportionment of Taxes.

(a) Except as otherwise provided in Section 5.27 or in this Article VI, (i) the Sellers shall and shall cause the Other Sellers, as the case may be, to bear all Taxes of any kind relating to the Assets for all Tax periods or portions thereof ending on or before the Closing Date and all Taxes resulting from the disposition of the Assets and the receipt of the Optioned Licenses Fees, and (ii) the Purchaser shall bear all Taxes relating to the Assets for all Tax periods or portions thereof beginning after the Closing Date.

(b) For purposes of this Agreement, any Taxes for a “Straddle Period” (a Tax period that includes, but does not end on, the Closing Date) shall be apportioned between the Sellers, on the one hand, and the Purchaser, on the other hand, based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, respectively. The amount of any Taxes based on or measured by income or receipts related to the Assets shall be allocated between the Pre-Closing Taxable Period and the Post-Closing Taxable Period on a closing-of-the-books (at midnight on the Closing Date) basis. The amount of other Taxes shall be allocated between the Pre-Closing Taxable Period and the Post-Closing Taxable Period in the following manner: (i) in the case of a Tax imposed in respect of property (excluding, for the avoidance of doubt, any income Tax) and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value-added and similar transaction-based Taxes (other than Transfer Taxes allocated under Section 6.1), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

SECTION 6.5. Records.

(a) Except as provided elsewhere in this Section 6.5, (i) after the Closing Date, the Purchaser, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, and to any Tax Authority, all information, records or documents relating to liability for Taxes with respect to the Assets or the Assumed Liabilities for all periods prior to or including the Closing Date (including Straddle Periods), and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (ii) in the event that one party needs access to records in the possession of a second party relating to any of the Assets or the Assumed Liabilities for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or other investigative demand by any Tax Authority, or for any other legitimate Tax-related purpose not injurious to the second party, the second party will allow representatives of the other party such access as is reasonably necessary to such records during regular business hours at the second party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be reasonably necessary or convenient. The obligation to cooperate pursuant to this Section 6.5 shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof), provided, that, beginning on the date that is one year following the Closing Date, the obligations of the Sellers under this Section 6.5(a) shall be limited to commercially reasonable efforts, taking into account available personnel and resources.

(b) At any time within the ten (10) years immediately following the Closing, NNL and Nortel Networks Technology Corporation (“NNTC”) may cause copies of Restricted Technical Records to be placed into escrow with the Records Custodian, who shall hold such Restricted Technical Records for a term ending no later than ten (10) years after the Closing Date in accordance with an escrow agreement between the Purchaser, NNL and NNTC and the Records Custodian, in form satisfactory to the Purchaser, NNL and NNTC. The escrow agreement will provide for access to the copies of the Restricted Technical Records only by the relevant Canadian Tax Authority or by Tax advisors of any purchaser (“Tax Credit Purchaser”) relating to the scientific research and experimental development Tax credits of NNL and NNTC under the Income Tax Act (Canada), and only if such advisors have executed an appropriate confidentiality agreement in form satisfactory to the Purchaser, acting reasonably. The access permitted by the escrow agreement shall be only for the limited purpose of defending any audit, claim or action by any Canadian Tax Authority in respect of the characterization of expenditures by NNL or NNTC as qualified expenditures on scientific research and experimental development for purposes of the applicable provisions of the Income Tax Act (Canada) (“Qualified Expenditures”).

(c) The Purchaser shall use commercially reasonable efforts to make available to the relevant Taxing Authority or Tax advisors of the Tax Credit Purchaser, those former employees of NNL or NNTC, as the case may be, with direct knowledge of the Qualified Expenditures who are then employed by the Purchaser and whose cooperation is necessary for the purpose of defending any audit, claim or action by any Taxing Authority of the characterization of expenditures by NNL or NNTC, as the case may be, as Qualified Expenditures, and provided that such advisors have executed an appropriate confidentiality agreement satisfactory to the Purchaser.

(d) The Purchaser shall have no obligation to provide any access under Section 6.5(c) unless NNL or NNTC (if there is no Tax Credit Purchaser in respect of the request for access) or the Tax Credit Purchaser pays all the Purchaser’s reasonable expenses in connection with Section 6.5(c), including a reasonable per diem rate for access to former employees of NNL or NNTC, as the case may be (based on the total compensation of the employee at the time access is provided).

(e) The obligations of the Sellers under Section 6.5(a) shall be subject to the following:

(i) the parties agree and acknowledge that the Sellers shall be entitled, prior to any disclosure or making available, to redact the relevant information, records or documents as they hold to ensure that they show only information relevant to the Assets or Assumed Liabilities and do not show any other information except as required by applicable Law;

(ii) the Sellers, on the one hand, and the Purchaser, on the other hand, shall not be obliged to provide any access under Section 6.5(a) unless the requesting party pays all of the reasonable costs and expenses of the party granting access, in each case incurred in connection with the granting of such access, including a reasonable hourly rate for access to employees or agents of the party granting access (based on the total compensation of the employee or agent at the time that access is provided); and

(iii) the Sellers shall not be required, pursuant to Section 6.5(a), to provide the Purchaser with access to or copies of any working papers or other documentation (including court orders or other documents) prepared by, or relating to, the Joint Administrators or the French Liquidator which the Joint Administrators or the French Liquidator are required to maintain in confidence under applicable Law.

SECTION 6.6. Tax Disclosure. Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws and regulations, any party may (i) consult any Tax adviser regarding the U.S. federal income Tax treatment or Tax structure of the transactions contemplated by this Agreement, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income Tax treatment and Tax structure of the transactions contemplated hereunder and all materials of any kind (including opinions or other Tax analyses) that are provided to the taxpayer relating to such Tax treatment and Tax structure (but without disclosure of identifying information or any nonpublic commercial or financial information); provided, however, that clause (ii) of this paragraph shall not apply until the date of the public announcement of the execution of this Agreement and performance of the transactions contemplated hereunder. For this purpose, “Tax structure” is limited to any facts relevant to the U.S. federal income Tax treatment of the transactions contemplated hereunder.

SECTION 6.7. Tax Returns.

(a) The Sellers shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns in respect of the Assets, for all Pre-Closing Taxable Periods (other than any Tax Returns with respect to Transfer Taxes (“Transfer Tax Returns”) described below in Section 6.7(b)). Such Tax Returns shall be true, correct and complete in all material respects. Except as otherwise provided in this Agreement, all Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) the Sellers as and when required by Law.

(b) Each Transfer Tax Return with respect to Transfer Taxes imposed in respect of this Agreement and the transactions contemplated hereunder or in respect of the execution of any other Transaction Document shall be prepared by the Party that customarily has primary responsibility for filing such Transfer Tax Return pursuant to the applicable Tax Laws. The Sellers shall make available to the Purchaser that portion of such Transfer Tax Returns prepared by the Sellers that is applicable to the sale and purchase transaction contemplated by this Agreement, and, to the extent not already disclosed, such information as will enable the Purchaser to review such portion of such Transfer Tax Returns at least ten (10) Business Days before such Tax Returns are due to be filed, and such portion of such Transfer Tax Returns shall be revised before filing as reasonably requested by the Purchaser. The Purchaser shall pay to the Sellers any amount of Transfer Taxes payable in respect of Transfer Tax Returns to be filed by the Sellers pursuant to this Section 6.7(b) at least one (1) Business Day before such Transfer Tax becomes due and payable in each case to the extent such Transfer Taxes are the responsibility of the Purchaser pursuant to Section 6.1(a).

(c) The Purchaser shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns with respect to the Assets for all Post-Closing Taxable Periods and Straddle Periods, provided that for the avoidance of doubt, nothing in this Section 6.7(c) shall give the Purchaser any rights over the Tax Returns of the Sellers (a) that are required to be submitted to any relevant Tax Authority and which relate to such Sellers’ taxable income and gains for the taxable period during which Closing takes place, or (b) that are in respect of VAT. Such Tax Returns shall be true, correct and complete in all material respects and shall be prepared on a basis consistent with Tax Returns prepared for prior taxable periods unless a different treatment of any item is required by Law or this Transaction. All Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) the Party responsible therefor pursuant to Section 6.4(b) hereof as and when required by Law. Nothing in this Section 6.7(c) shall prejudice the rights of the Parties under Section 2.2.3(b).

(d) The Sellers shall be entitled to review and comment on any Tax Return (other than a Transfer Tax Return described in Section 6.7(b)) prepared by the Purchaser for any Straddle Period before any such Tax Return is filed. The Purchaser shall submit a draft of any such Tax Return to the NA Sellers at least sixty (60) days before the date such Tax Return is required to be filed with the relevant Tax Authority. The NA Sellers shall have fifteen (15) days after the date of receipt thereof to submit to the Purchaser, in writing, the NA Sellers’ written comments with respect to such Tax Return. The Purchaser shall notify the NA Sellers within fifteen (15) days after receipt of such comments of (a) the extent, if any, to which the Purchaser accepts such comments and will file such Tax Return in accordance therewith and (b) the extent, if any, to which the Purchaser rejects such comments. To the extent the Purchaser rejects the comments of the NA Sellers, the Purchaser and the NA Sellers promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within ten (10) days, the parties immediately shall appoint an Accounting Arbitrator to determine the correct manner for reporting the items that are in dispute and shall provide to the Accounting Arbitrator all relevant information. The Accounting Arbitrator shall have fifteen (15) days to submit its determination, which shall be binding upon the Parties, and the Purchaser shall file such Tax Return in accordance therewith. The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose position is deemed to be least correct by the Accounting Arbitrator.

(e) It is agreed and acknowledged that for the purposes of this Section 6.7, “Transfer Taxes” do not include VAT in respect of any supply (or deemed supply) of goods and services pursuant to this Agreement, for which the provisions of Section 6.9 shall instead apply, except that and for the avoidance of doubt, for the purposes of Section 2.2.3(b), “Transfer Tax Returns” shall include Tax Returns with respect to VAT.

SECTION 6.8. Canadian Tax Election.

(a) If the Purchaser is a resident of Canada for purposes of the Income Tax Act (Canada) (and any equivalent provincial statute) and provided that a portion of the Assets transferred pursuant to this Agreement by the NA Sellers and Other Sellers to the Purchaser is being transferred to the Purchaser in consideration for the Purchaser assuming prepaid obligations of the NA Sellers and Other Sellers to deliver goods or provide services in the future, the NA Sellers and Other Sellers and the Purchaser will prepare, execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Income Tax Act (Canada) (and any equivalent provincial statute) as to such assumption hereunder, and prepare their respective Tax Returns in a manner consistent with such joint election. The elected amount will be jointly determined by the NA Sellers and Other Sellers and the Purchaser, acting reasonably. The NA Sellers and Other Sellers and the Purchaser will make any required elections under corresponding provincial or territorial law and the foregoing provisions will apply mutatis mutandis in respect thereof.

(b) To the extent the NA Sellers and Other Sellers and the Purchaser cannot agree on the amount to be elected under subsection 20(24) of the Income Tax Act (Canada) (and any equivalent provincial statute), the NA Sellers and Other Sellers and the Purchaser promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within five (5) days, the relevant parties immediately shall appoint an Accounting Arbitrator to determine the correct amount to be elected and shall provide to the Accounting Arbitrator all relevant information. The Accounting Arbitrator shall have thirty (30) days to submit its determination, which shall be binding upon the Parties, and the Parties shall file all relevant elections and Tax Returns in accordance therewith. The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose position is deemed to be least correct by the Accounting Arbitrator.

SECTION 6.9. VAT.

(a) All sums payable by the Purchaser under this Agreement and/or in respect of the Optioned Licenses shall be exclusive of VAT and, except to the extent Section 6.9(d) applies, where a sum is paid by the Purchaser pursuant to this Agreement and/or in respect of the Optioned Licenses in consideration for any supply (or deemed supply) of goods or services by any of the EMEA Sellers the Purchaser shall, in addition to the consideration payable for such supply, pay to the relevant EMEA Seller, on receipt of an appropriate VAT invoice, an amount equal to the VAT (if any) determined in accordance with Section 2.2.3(b) as, or (as appropriate) determined by the relevant EMEA Seller(s) as arising in respect of such supply together with all interest and penalties thereon (except to the extent that such interest or penalties arise other than as a result of a failure of the Purchaser to comply with any of its obligations pursuant to this Section 6.9), with payment to be made by the Purchaser within five (5) Business Days of receipt of an appropriate valid VAT invoice or Closing (whichever is the later), provided that, no payment shall be due from the Purchaser in respect of VAT pursuant to this Section 6.9(a) or Section 6.9(e) in circumstances where the EMEA Seller, the Joint Administrator or French Liquidator issues a VAT invoice to the Purchaser outside of any applicable time limits within which the Purchaser (or a member of its VAT group) can claim credit for the relevant input tax, and provided further that, for the avoidance of doubt, any amount payable pursuant to this

Section 6.9(a) in respect of any Optioned Licenses shall be an amount determined by the relevant EMEA Seller(s).

(b) For the avoidance of doubt, and without prejudice to the generality of this Section 6.9, if the relevant EMEA Seller or Joint Administrators or French Liquidator forms the view, acting reasonably, that the supply by the EMEA Sellers of any Assets or assumption from the EMEA Sellers of any Assumed Liabilities (if relevant) is subject to VAT, or that any other amounts payable by the Purchaser or any other supplies made to the Purchaser in each case pursuant to this Agreement and/or in respect of the Optioned Licenses are subject to VAT, then, except to the extent Section 6.9(d) applies, the relevant EMEA Seller(s) or the Joint Administrators or the French Liquidator shall be entitled to provide the Purchaser with a VAT invoice in respect of the supply in question.

(c) Subject to any contrary provision of this Agreement, a VAT invoice served by any EMEA Seller or the Joint Administrators or the French Liquidator in good faith and in accordance with applicable VAT laws, absent manifest error, shall be accepted by the Purchaser as valid, including in relation to amounts of VAT stated in such invoice, except to the extent the Purchaser has paid the applicable VAT by virtue of Section 6.9(d) below.

(d) Where the liability for VAT in respect of any supply is a liability of the Purchaser (whether under Section 8 of the Value Added Tax Act 1994 or similar or equivalent provisions in any member of the European Union) the Purchaser shall account for such VAT to the relevant Tax Authority within any applicable time limits.

(e) In the event that an amount in respect of VAT is payable under the terms of this Agreement and/or in respect of the Optioned Licenses in respect of a supply and: (1) the consideration amount as indicated on the relevant VAT invoice in respect of such supply differs from the actual consideration amount for that supply for VAT purposes (including, but not limited to, situations where the Purchase Price is adjusted in accordance with any provision of this Agreement, and/or the allocation of the Purchase Price to any Assets or Assumed Liabilities is amended, whether pursuant to Section 2.2.3 or otherwise); (2) a Tax Authority determines in writing that a supply by any EMEA Seller in respect of which the Purchaser has paid VAT should properly be characterized as a supply on which VAT does not arise; or (3) for any reason the rate of VAT applicable to the supply in question is changed, then the relevant EMEA Seller(s) and the Purchaser agree to co-operate in good faith to correct all relevant VAT invoices and VAT returns and (without prejudice to the generality of the foregoing):

(i) where the purchase price for any Assets and/or Assumed Liabilities (if relevant) is increased, or VAT otherwise becomes due, the Purchaser shall pay to the relevant EMEA Seller (or relevant Tax Authority, where applicable) an amount equal to any additional VAT that becomes due as a result of such increase with payment to be made by the Purchaser within five (5) Business Days of receipt of an appropriate valid VAT invoice or Closing, whichever is the later; and

(ii) where the purchase price for any Assets and/or Assumed Liabilities (if relevant) is decreased, or to the extent that a relevant Tax Authority determines in writing that a supply by any EMEA Seller in respect of which the Purchaser has paid an amount in respect of VAT should properly be characterised as a supply on which VAT does not arise, or where the rate of VAT applicable to the supply in question is decreased, or where the Purchaser has otherwise paid an amount in respect of VAT to an EMEA Seller under Section 6.9(a) that was not due, the relevant EMEA Seller shall, without unreasonable delay, issue an appropriate and valid VAT credit note or equivalent to the Purchaser and shall use its reasonable endeavors to recover the Excess VAT and, to the extent the Excess VAT is actually recovered and retained by it (or by any member of its VAT group) or is creditable by any EMEA Seller against any VAT liability of an EMEA Seller (or is so creditable by any member of its VAT group), the relevant EMEA Seller shall, without unreasonable delay, pay such Excess VAT to the Purchaser, and for the purposes of this Section 6.9(e)(ii), “Excess VAT” means the amount in respect of VAT actually paid (after deducting any previous refund under this Section 6.9(e)(ii)) by the Purchaser that should not have been paid, taking into account the decrease in purchase price, the incorrect characterization of a supply, the decrease in the VAT rate or the amount in respect of VAT that was paid to an EMEA Seller that was otherwise not due.

(f) The EMEA Sellers, Joint Administrators, French Liquidator and the Purchaser agree to act in good faith in accordance with Section 2.2.3 for all purposes relating to VAT (including the preparation and filing of any VAT invoices or Tax Returns with respect to VAT).

(g) If it is not possible for the EMEA Sellers, Joint Administrators, French Liquidator and the Purchaser in accordance with Section 2.2.3 to determine before the date falling five (5) Business Days prior to Closing an amount of consideration for the purposes of VAT invoicing (notwithstanding that the Purchaser has not by such date delivered a proposed Partial Allocation pursuant to Section 2.2.3(b)) and in all cases in respect of all sums payable in respect of any Optioned Licenses, then:

(i) where any of the EMEA Sellers, the Joint Administrators or the French Liquidator are required to account to a Tax Authority for VAT in respect of the supply of any goods or services under this Agreement and/or in respect of the Optioned Licenses, subject to Section 6.9(e), the determination of the relevant EMEA Seller or the Joint Administrators or the French Liquidator (in each case, acting reasonably) shall be accepted by the parties for VAT purposes in respect of such goods or services until and unless replaced pursuant to Section 6.9(e); and

(ii) where the Purchaser is required to account to a Tax Authority for VAT in respect of the supply of any goods or services under this Agreement and/or in respect of the Optioned Licenses, subject to Section 6.9(e), the determination of the Purchaser (acting reasonably) shall be accepted by the parties for VAT purposes in respect of such goods or services unless and until replaced pursuant to Section 6.9(e).

ARTICLE VII

CONDITIONS TO THE CLOSING

SECTION 7.1. Conditions to Each Party’s Obligation. The Parties’ obligation to effect the Closing is subject to the satisfaction or the express written waiver by all of the Primary Parties, at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. Subject to Section 5.6(f), there shall be in effect no Law, or any order, injunction, decree or judgment of any court or other Government Entity prohibiting, preventing or making illegal the consummation of any of the transactions contemplated hereby.

(b) U.S. Sale Order, Canadian Approval and Vesting Order, and French Court Order. The U.S. Sale Order shall have been entered in the form of Exhibit F in accordance with Section 5.1(b), shall not have been modified, revised, vacated or amended in a manner inconsistent with the provisions of Section 5.1(b) and shall have become a Final Order. The Canadian Approval and Vesting Order shall have been entered in the form of Exhibit G in accordance with Section 5.2(a), shall not have been modified, revised, vacated or amended in a manner inconsistent with the provisions of Section 5.2(a) and shall have become a Final Order.

(c) CDMA Vesting Order. The requirements of paragraph 7 of the CDMA Vesting Order shall have been satisfied.

SECTION 7.2. Conditions to Sellers’ Obligation. The Sellers’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by the Primary Seller Parties), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties. Each of the representations and warranties contained in Article III (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct (i) as of the Closing Date as if made on and as of such date or (ii) if made as of a date specified therein, as of such date, except, in each case, for any failure to be true and correct that, individually and together with other such failures, has not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(b) No Breach of Covenants. The Purchaser shall have performed in all material respects all material covenants, obligations and agreements contained in this Agreement required to be performed by the Purchaser on or before the Closing.

(c) Officer Certificate. The Sellers shall have been furnished with a certificate signed by a senior officer of the Purchaser certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Recent Emergence of Unknown Licenses. Ten (10) Business Days shall have elapsed since the provision of the most recent notice, if any, that the Sellers have provided to the Purchaser pursuant to and in compliance with Section 8.1(d)(iii)(B).

SECTION 7.3. Conditions to Purchaser’s Obligation. The Purchaser’s obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties and Annex I Statements. Each of the representations and warranties set forth in Article IV and each statement in Annex I, in each case disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (i) as of the Closing Date as if made on and as of such date or (ii) if made as of a date specified therein, as of such date, except for any failure to be true and correct that, individually and together with other such failures, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No Breach of Covenants. The Sellers shall have complied in all material respects with all material covenants, obligations and agreements contained in this Agreement required to be performed by the Sellers on or before the Closing.

(c) Officer Certificate. The Purchaser shall have been furnished with a certificate signed by a senior officer of each of the NA Sellers that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

For the avoidance of doubt, the parties acknowledge that the Purchaser’s knowledge of the existence of any facts, events, conditions or circumstances, except by reason of the Transaction Documents and the Sellers Disclosure Schedule, shall not in any way prevent the Purchaser from exercising all of its rights hereunder and requiring that all conditions in Sections 7.1 and 7.3 be satisfied in full.

ARTICLE VIII

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Primary Parties;

(b) by either Primary Party, upon written notice to the other Primary Party if the Closing does not take place on or prior to the date that is one hundred and eighty (180) days from the date of this Agreement (such date, as it may be extended pursuant to the proviso below, the “Outside Date”); provided, that the Outside Date shall be extended by successive periods of forty-five (45) days if on the date of each such extension all of the conditions to the Closing set forth in Article VII other than the conditions in Section 7.1(a) and/or Section 7.1(b) are satisfied (or are capable of being satisfied should Closing occur on the next Business Day); provided, however, that the Outside Date shall in no event be more than three hundred and sixty (360) days from the date of this Agreement.

(c) by the Purchaser, upon written notice to the Primary Seller Parties:

(i) in the event of a breach by the Sellers of the Sellers’ representations, warranties, Annex I statements, agreements or covenants set forth in this Agreement, which breach would result in a failure of any of the conditions to Closing set forth in Section 7.1, Section 7.3(a) or Section 7.3(b), as applicable, and which breach, if capable of being cured, has not been cured within twenty-five (25) days from receipt of written notice thereof from the Purchaser (but not later than the Outside Date);

(ii) in the event of the Sellers’ breach of their obligation to close the transactions contemplated hereby at the Closing, which breach, if capable of being cured, has not been cured within five (5) days from receipt of written notice thereof from the Purchaser (but not later than the Outside Date);

(iii) upon or following the determination by any of the Primary Seller Parties (by resolution of the board of directors or similar governing body (in the case of the NA Sellers), decision in writing of the Joint Administrators (in the case of NNUK), or by entry into a definitive written agreement) or upon or following written notice to the Purchaser, the official committee of unsecured creditors (or the equivalent) in any of the Bankruptcy Proceedings or public announcement (including any filing in a Bankruptcy Court by any of the Primary Seller Parties) thereof to proceed with any Asset Retention Transaction;

(iv) (A) upon or following the forty-fifth (45th) day after the date of this Agreement, if the hearing(s) to consider approval of the U.S. Sale Order and the Canadian Approval and Vesting Order shall not have commenced or the U.S. Sale Order and the Canadian Approval and Vesting Order shall not have been entered on such date, or (B) upon or following the date on which the U.S. Bankruptcy Court shall have stated unconditionally that it will not enter the U.S. Sale Order or the Canadian Court shall have stated unconditionally that it will not enter the Canadian Approval and Vesting Order;

(d) by the Primary Seller Parties, upon written notice to the Purchaser:

(i) in the event of a breach by the Purchaser of the Purchaser’s representations, warranties, agreements or covenants set forth in this Agreement, which breach would result in a failure of any of the conditions to Closing set forth in Section 7.1, Section 7.2(a) or Section 7.2(b), as applicable, and which breach, if capable of being cured, has not been cured within twenty-five (25) days from receipt of written notice thereof from the Primary Seller Parties (but not later than the Outside Date);

(ii) upon the Purchaser’s breach of its obligation to close the transactions contemplated hereby at the Closing, which breach is not cured within five (5) days from the receipt of a written notice thereof from the Primary Seller Parties (but not later than the Outside Date); or

(iii) in the event that (A) one or more Persons asserts the existence of an Unknown License (as defined in the U.S. Bidding Procedures Order and the Canadian Sales Process Order) that has been or would be rejected, repudiated or terminated pursuant to the procedures described in the U.S. Bidding Procedures Order or the Canadian Sales Process Order and that the Primary Seller Parties determine, in the exercise of their reasonable good faith judgment, would, taken together with all other such Unknown Licenses asserted to exist that have likewise been or would likewise be rejected, repudiated or terminated pursuant to the procedures described in the U.S. Bidding Procedures Order or the Canadian Sales Process Order, constitute a substantial risk of resulting in an aggregate allowed damage claim at least equal to the dollar amount specified in Section 8.1(d) of the Sellers Disclosure Schedule, if rejected, repudiated or terminated; (B) the Sellers promptly notified the Purchaser in writing of such assertion of the existence of such Unknown License(s) and the basis for the Sellers’ reasonable good faith estimate of such potential allowed damage claim(s) and provided to the Purchaser such copy of such Unknown License(s) as in the Sellers’ possession on the basis set forth in Section 2.3.2(b)(v), and subsequently provided the Purchaser updates (which shall not constitute a further notice under this clause (B)) as to any material change in the facts that formed the basis of the Primary Seller Parties’ determination specified in the preceding clause (A); (C) the Primary Seller Parties have requested in writing the consent of the Purchaser to withdraw the rejection or repudiation of, or to elect not to terminate, such Unknown License(s) and to deem each such Unknown License a “Continuing Unlisted License” for purposes of Section 2.1.1(a) (which consent shall be granted or denied in the Purchaser’s sole and absolute discretion); and (D) the Purchaser shall not have provided its consent in writing to such request by the date that is ten (10) Business Days after the date the Purchaser receives the notices described in the foregoing clauses (B) and (C) and such copy of the asserted Unknown License in the Sellers’ possession on the basis set forth in Section 2.3.2(b)(v) (it being understood that the Purchaser’s consent to such withdrawal or election not to terminate will not affect the Purchaser’s rights under Article IX or any other provision of this Agreement);

provided, however, that the right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c)(i), Section 8.1(c)(ii), Section 8.1(d)(i) or Section 8.1(d)(ii) shall not be available to the Primary Party seeking to terminate if such Primary Party has breached this Agreement and such breach has been the cause of, or has resulted in, the event or condition giving rise to a right to terminate this Agreement.

SECTION 8.2. Effects of Termination. If this Agreement is terminated pursuant to Section 8.1:

(a) all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other Parties except for the provisions of, or as provided in, this Section 8.2 and (i) Section 2.2.2 (Good Faith Deposit), (ii) Section 5.7 (Public Announcements), (iii) Section 5.10 (Transaction Expenses), (iv) Section 5.11 (Confidentiality), (vi) Section 8.2 (Effects of Termination) and (vii) Article X (Miscellaneous);

provided, that, subject to Section 10.15, nothing herein shall relieve any Party from liability for any breach of this Agreement occurring before the termination hereof; and

(b) the provisions of the Non-Disclosure Agreement and the Supplementary Non-Disclosure Agreement will continue in full force and effect.

ARTICLE IX

SURVIVAL

SECTION 9.1. Survival. No representations, warranties, covenants or agreements of any of the Sellers contained herein (including Annex I) or in any other Transaction Document shall survive the Closing, except (x) for covenants that by their terms are to be satisfied after the Closing Date, which covenants shall survive in accordance with their terms, and (y) as may be expressly provided in any Transaction Document other than this Agreement. No representations and warranties of the Purchaser contained herein or in any other Transaction Document (except, in the case of such other Transaction Documents, as may be expressly provided therein) shall survive beyond the Closing Date. This Section 9.1 shall not limit any Party’s liability for actual fraud (which, for the avoidance of doubt, shall exclude constructive fraud and equitable fraud).

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Indemnity Relating to Certain License Non-Assignment and Non-Renewal Protections.

(a) The Purchaser shall indemnify and hold each Seller Indemnitee harmless from and against any and all Damages suffered by such Seller Indemnitee that arise out of, result from or are caused by any Action instituted or asserted by a Third Party against such Seller Indemnitee (a “Section 10.1 Third Party Claim”) as a result of the Purchaser’s use and exercise (and not merely the grant) of the power of attorney granted pursuant to Section 28(h) of the U.S. Sale Order or Section 14(h) of the Canadian Approval and Vesting Order (the “License Power of Attorney”).

(b) The Purchaser shall have the right to undertake, conduct and control, through counsel of its own choosing and at its own expense, the defense of any Section 10.1 Third Party Claim, and the Seller Indemnitees shall reasonably cooperate with the Purchaser in such defense at the expense of the Purchaser. Promptly (and in any event within thirty (30) days) after any Seller Indemnitee actually learns of any Section 10.1 Third Party Claim that is reasonably likely to give rise to indemnification under this Section 10.1 (a “Section 10.1 Indemnification Claim”), such Seller Indemnitee shall deliver to the Purchaser a notice executed by such Seller Indemnitee setting forth in reasonable detail the matter giving rise to the Section 10.1 Indemnification Claim hereunder, including, if available, a reasonable estimate of the anticipated Damages (such notice, a “Section 10.1 Notice of Claim”). The Primary Seller Parties may, at their option, participate in the defense of such Section 10.1 Third Party Claim

(including through the employment of that choice of counsel, who shall be reasonably satisfactory to the Purchaser, it being understood that the Primary Seller Parties shall be responsible for the payment of the fees, charges and disbursements of such counsel) provided, that (i) such participation shall not limit the Purchaser’s control of such Section 10.1 Third Party Claim and (ii) the Primary Seller Parties and their counsel shall reasonably cooperate with the Purchaser and its counsel in connection with such Section 10.1 Third Party Claim.

(c) No delay on the part of any Seller Indemnitee in giving a Section 10.1 Notice of Claim shall limit or reduce such Person’s right to indemnity hereunder, or relieve the Purchaser from any of its obligations under this Section 10.1, unless (and then only to the extent that) the Purchaser is actually prejudiced thereby (including with respect to the Purchaser’s ability to fully undertake, conduct and control the defense of the Section 10.1 Third Party Claim or as a result of a material increase in the liability which the Purchaser would otherwise have under this Section 10.1).

(d) The Seller Indemnitees shall not compromise or settle any Section 10.1 Third Party Claim without the consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 10.2. Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.

SECTION 10.3. No Third Party Beneficiaries. Except for any acknowledgments, rights, undertakings, covenants, indemnities, representations or warranties expressed to be for the benefit of the Joint Administrators, the French Liquidator and the Seller Indemnitees, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.4. Consent to Amendments; Waivers. No Party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be, at their sole discretion.

SECTION 10.5. Successors and Assigns. Except as otherwise expressly provided in this Agreement, all representations, warranties, Annex I statements, covenants and agreements set forth in this Agreement by or on behalf of the Parties will be binding upon and inure to the benefit of such Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the Primary Seller Parties in case of an assignment by the Purchaser or the Purchaser in case of an assignment by any Seller, which consent may be withheld in such Party’s sole discretion, except for the following assignments which shall not require consent: (i) assignment to an Affiliate of a Party (provided that the assigning Party remains liable jointly and severally with its assignee Affiliate for the assigned obligations to the other Parties), (ii) assignment by a U.S. Debtor to a succeeding entity upon consummation of a plan of reorganization with respect to such U.S. Debtor pursuant to Chapter 11 of the U.S. Bankruptcy Code and (iii) assignment by any of the Canadian Debtors to a succeeding entity pursuant to any plan of arrangement approved by the Canadian Court.

The provisions of this Agreement shall survive for the benefit of the Joint Administrators, the French Liquidator, their firm, partners, employees, agents, advisers and representatives notwithstanding the discharge of the Joint Administrators as joint administrators of the EMEA Sellers, or the French Liquidator as liquidator of NNSA and shall be in addition to, and not in substitution for, any other right, indemnity or relief otherwise available to each of them.

SECTION 10.6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Subject to Section 10.6(b) and Section 10.6(f), any questions, claims, disputes, remedies or Actions arising from or related to this Agreement or the transactions contemplated hereby, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York applicable to contracts made and to be performed in that State and without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.

(b) To the fullest extent permitted by applicable Law, and except for those matters specifically required to be determined by the Accounting Arbitrator pursuant to the terms hereof, each Party:

(i) agrees that any claim, action, proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement, or the transactions contemplated hereby shall be brought only in (A) the U.S. Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Cases, or the Canadian Court, if brought prior to the termination of the CCAA Cases, provided that if (X) a final decree closing the Chapter 11 Cases has not been entered and (Y) the CCAA Cases have not terminated, the U.S. Debtors, the Canadian Debtors or the Purchaser may, in accordance with the Cross-Border Protocol, move the U.S. Bankruptcy Court and the Canadian Court to hold a joint hearing of the U.S. Bankruptcy Court and the Canadian Court to determine the appropriate jurisdiction for such claim, action or proceeding, or (B) in the Federal Courts in the Southern District of New York or the State Courts of the State of New York, County of New York (collectively, the “New York Courts”), if brought after entry of a final decree closing the Chapter 11 Cases and termination of the CCAA Cases (the courts specified in clauses (A) and (B) collectively, the “Designated Courts”), and shall not be brought in each case, in any other court in the United States of America, Canada or any court in any other country;

(ii) agrees to submit to the jurisdiction of the Designated Courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby;

(iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of such action brought in any Designated Court or any claim that any such action brought in any Designated Court has been brought in an inconvenient forum;

(iv) agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and

(v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) The Purchaser hereby appoints (i) Ericsson Canada, Inc. as its authorized agent (the “Purchaser Authorized Canadian Agent” upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, and (ii) Telefonaktiebolaget L M Ericsson (publ) as its authorized agent (the “Purchaser Authorized EMEA Agent” and together with the Purchaser Authorized Canadian Agent, the “Purchaser Authorized Agents”) upon whom process may be served in the EMEA Cases (including the French Case) and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the English Court or French Court by any other party hereto, which appointment in each case shall be irrevocable. The Purchaser further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointments in full force and effect as aforesaid. Service of process upon the applicable Purchaser Authorized Agent in respect of the relevant jurisdiction and written notice of such service to the Purchaser shall be deemed, in every respect, effective service of process upon the Purchaser in relation to such jurisdiction.

(d) Each Seller hereby appoints (i) NNI as its authorized agent (the “Seller Authorized U.S. Agent”) upon whom process and any other documents may be served in the Chapter 11 Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the U.S. Bankruptcy Court or in the NY Courts by any other party hereto, (ii) Norton Rose OR LLP as its authorized agent (the “Seller Authorized Canadian Agent”) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, which appointment in each case shall be irrevocable, and (iii) NNUK as its authorized agent (the “Seller Authorized EMEA Agent” and together with the Seller Authorized U.S. Agent and the Seller Authorized Canadian Agent, the “Seller Authorized Agents”) upon whom process may be served in the EMEA Cases (including the French Case)

and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the English Court or French Court by any other party hereto, which appointment in each case shall be irrevocable. Each such Seller further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the applicable Seller Authorized Agent in respect of the relevant jurisdiction and written notice of such service to the Primary Seller Parties shall be deemed, in every respect, effective service of process upon every such Seller.

(e) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

(f) Notwithstanding Section 10.6(a) and (b), the Parties, the Joint Administrators and the French Liquidator agree that:

(i) any questions, claims, disputes, remedies or Actions arising under Section 10.18 in respect of the EMEA Sellers or the Joint Administrators and any questions, claims, disputes, remedies or Actions arising from or related to (A) the agency of the Joint Administrators, (B) the personal liability of the Joint Administrators, their firm, partners, employees, advisors, representatives and agents, (C) their qualification to act as insolvency practitioners in accordance with Part XIII of the Insolvency Act or (D) their appointment as joint administrators of the EMEA Sellers and their status as such, to the extent separable from other claims made hereunder, shall be governed by English law and be subject to the exclusive jurisdiction of the English courts; and

(ii) any questions, claims, disputes, remedies or Actions arising under Section 10.20 and any questions, claims, disputes, remedies or Actions arising from or related to (A) the agency of the French Liquidator, (B) the personal liability of the French Liquidator, (C) his appointment as liquidator of NNSA or the appointment of the French Office Holders of NNSA and their status as such, shall be governed by French law and be subject to the exclusive jurisdiction of the Versailles courts (France).

SECTION 10.7. Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.7.

If to the Purchaser, to:

Rockstar Bidco, LP

c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Marilyn Sobel

Facsimile: +1-212-757-3900

With copies (that shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

United States

Attention: Kyle C. Krpata

Facsimile: +1-650-802-3100

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

United States

Attention: Ronit J. Berkovich

Facsimile: +1-212-310-8007

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Marilyn Sobel

Facsimile: +1-212-757-3900

If to the NA Sellers or the Other Sellers, to:

Nortel Networks Corporation

5945 Airport Road

Suite 360

Mississauga, Ontario, Canada L4V 1R9

Attention: Anna Ventresca

General Counsel-Corporate, Corporate Secretary and

Chief Compliance Officer

Facsimile: +1-905-863-2057

and

Nortel Networks Limited

5945 Airport Road

Suite 360

Mississauga, Ontario, Canada L4V 1R9

Attention: Anna Ventresca

General Counsel-Corporate, Corporate Secretary and

Chief Compliance Officer

Facsimile: +1-905-863-2057

and

Nortel Networks Inc.

Legal Department

4001 E. Chapel Hill – Nelson Hwy.

Research Triangle Park, North Carolina 27709

United States

Attention: Timothy Ross

Secretary and Vice President

Facsimile: +1-919-905-3741

With copies (that shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

United States

Attention: Paul J. Shim

James L. Bromley

Lisa M. Schweitzer

Facsimile: +1-212-225-3999

and

Norton Rose OR LLP

200 Bay Street

Suite 3800, P.O. Box 84

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2Z4

Canada

Attention: Michael Lang

Facsimile: +1-416-216-3930

If to the EMEA Sellers, to:

Alan Bloom / Christopher Hill / Stephen Harris

Ernst & Young LLP

1 More London Place

London

SE1 2AF

United Kingdom

Facsimile: +44 (0) 20 7951 1345

With copies (that shall not constitute notice) to:

Alex Kay

Herbert Smith LLP

Exchange House

Primrose Street

London

EC2A 2HS

United Kingdom

Facsimile: +44 (0) 20 7098 4447

If to the Joint Administrators, to:

Alan Bloom / Christopher Hill / Stephen Harris

Ernst & Young LLP

1 More London Place

London

SE1 2AF

United Kingdom

Facsimile: +44 (0) 20 7951 1345

With copies (that shall not constitute notice) to:

Alex Kay

Herbert Smith LLP

Exchange House

Primrose Street

London

EC2A 2HS

United Kingdom

Facsimile: +44 (0) 20 7098 4447

and

Avner Ben-Gera

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

United States

Facsimile: +1-212-299-6366

If to NNSA or the French Liquidator, to:

Attention: Cosme Rogeau

26 avenue Hoche

78000 Versailles

France

Facsimile: +33 1 39 49 44 63

With a copy (that shall not constitute notice) to:

Foucaud, Tchekhoff, Pochet & Associés

Attention: Antoine Tchekhoff & Edouard Fabre

1bis, avenue Foch

75116 Paris

France

Facsimile: +33 1 45 00 08 19

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the day after deposit with a reputable overnight courier service, as applicable.

SECTION 10.8. Exhibits; Sellers Disclosure Schedule.

(a) The Sellers Disclosure Schedule, the Exhibits attached hereto and Annex I constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

(b) Disclosure in any section of the Sellers Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances in any other section of the Sellers Disclosure Schedule as though fully set forth in such other section, if it is reasonably apparent from the Sellers Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Sellers Disclosure Schedule shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation, warranty or statement to be true and correct. The Sellers Disclosure Schedule is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties by any Nortel Party except to the extent expressly set forth therein. The inclusion of any information in any section of the Sellers Disclosure Schedule or other document delivered by the Sellers, the Joint Administrators or the French Liquidator pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 10.9. Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of a signature page to this Agreement.

SECTION 10.10. No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.

SECTION 10.11. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or incapable of being enforced in any jurisdiction, (i) as to such jurisdiction, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, and (ii) as for any other jurisdiction, all provisions of this Agreement, shall not be affected and shall remain in full force and effect, unless, in each case, such invalidity, illegality or unenforceability in such jurisdiction materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement. Without limiting Section 5.6(f), upon such determination that any clause or other provision is invalid, illegal or incapable of being enforced in such jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible even in such jurisdiction.

SECTION 10.12. No Set-off, Deduction or Counterclaim. Subject to Section 2.2.2, every payment payable by any Party under this Agreement or under any of the other Transaction Documents shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for, any amount which is due and payable to such Party by any other Party whether under this Agreement or under any of the other Transaction Documents or otherwise.

SECTION 10.13. Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 10.14. Entire Agreement. This Agreement (including the Sellers Disclosure Schedule and all Exhibits attached hereto), the Non-Disclosure Agreement, the Supplementary Non-Disclosure Agreement and the Transaction Documents together set forth the entire understanding of the Parties relating to the subject matter thereof, and all prior or other contemporaneous understandings, agreements, representations and warranties, whether written or oral, are superseded by this Agreement, the Non-Disclosure Agreement, the Supplementary Non-Disclosure Agreement and the Transaction Documents, and all such prior or other contemporaneous understandings, agreements, representations and warranties are hereby terminated. In the event of any irreconcilable conflict between this Agreement and the Non-Disclosure Agreement or the Supplementary Non-Disclosure Agreement, the provisions of this Agreement shall prevail. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

SECTION 10.15. Availability of Equitable Relief; Limitations on Damages; Sole and Exclusive Remedy.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 10.15, each of the Parties shall be entitled to equitable relief to prevent or remedy breaches of this Agreement (other than with respect to breaches of Section 5.9(c)), without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees, to the extent that such Party is subject to any equitable remedy, to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement or that equitable relief is not available pursuant to the express terms of this Section 10.15. Without limiting the preceding provisions of this Section 10.15, it is acknowledged and agreed that (i) in the event of a material breach by the Sellers, the Purchaser shall be entitled to equitable relief to compel specific performance by the Sellers of all of the transactions contemplated by this Agreement (other than Section 5.9(c) hereof) and any other Transaction Documents, in each case subject to the provisions of such document, including to effect the sale of the Assets to the Purchaser as contemplated by Article II, and (ii) under no circumstances shall any Person be liable for punitive damages arising out of, or in connection with, this Agreement or the transactions contemplated hereby or any breach or alleged breach of any of the terms hereof or any other Transaction Document. Except for the indemnification rights of Seller Indemnitees expressly set forth in Section 10.1, nothing set forth in this Agreement shall confer or give, or shall be construed to confer or give, to any Person (including any Person acting in a representative capacity) other than the Parties any rights or remedies against any Person.

(b) Notwithstanding anything to the contrary contained in any Transaction Document but except in the case of actual fraud by any Seller, in no event shall any of the Nortel Parties be subject to any damage, remedy or relief in respect of any Liability to the Purchaser in connection with, or relating to, or arising under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, either prior to or after the Closing, and regardless of whether any such claim arises in contract, tort, breach of warranty or any other legal or equitable theory, in each case other than: (i) equitable relief granted pursuant to and in accordance with Section 10.15(a); and (ii) prior to the Closing, for monetary damages in an aggregate amount not to exceed Twenty-Nine Million Dollars ($29,000,000).

(c) The provisions of this Section 10.15 and the limitations on remedies provided hereunder were specifically bargained for between the Purchaser and the Sellers and were taken into account by the Purchaser and the Sellers in arriving at the Purchase Price. The Sellers have expressly relied on the provisions of this Section 10.15, and the limitations on remedies provided hereunder in agreeing to the Purchase Price and in agreeing to provide the specific representations, warranties, statements and covenants set forth herein.

SECTION 10.16. Bulk Sales Laws. Subject to the entry of the U.S. Sale Order and the Canadian Approval and Vesting Order, each Party waives compliance by the other Party with any applicable bulk sales Law.

SECTION 10.17. NA Sellers as Representatives of Other Sellers.

(a) For all purposes of this Agreement, each Other Seller hereby irrevocably appoints NNI as its representative.

(b) Pursuant to Section 10.17(a), NNI shall expressly have the power to, in the name and on behalf of each Other Seller, (i) take all decisions and carry out any actions required or desirable in connection with this Agreement, (ii) send and receive all notices and other communications required or permitted hereby, and (iii) consent to any amendment, waivers and modifications hereof.

SECTION 10.18. Obligations of Sellers and EMEA Sellers. When references are made in this Agreement to certain Sellers causing other Sellers or other Affiliate(s) to undertake (or to not undertake) certain actions, or agreements are being made on behalf of certain other Sellers or other Affiliates, “Sellers” for purposes of such clause shall be deemed to mean, respectively, NNI (in the case of a U.S. Debtor) and NNL (in the case of a Canadian Debtor other than NNC and a Non-Debtor Seller). Notwithstanding anything to the contrary herein, the obligations of each EMEA Seller hereunder shall be several and not joint. Effective as of the date hereof, the parties are fully bound by the terms of this Agreement. For the avoidance of doubt, (x) no Seller shall assume any responsibility or liability for any obligations relating to any assets and/or liabilities that are not owned by it, and each Seller’s liability to the Purchaser in relation to any matter contained in this Agreement shall be limited to the assets and/or liabilities of the relevant Seller and (y) the intent of the Parties and the EMEA Sellers is that the obligations and any liabilities of the EMEA Sellers, the Joint Administrators and the French Liquidator under this Agreement will arise concurrently with the obligations and liabilities of the Sellers under this Agreement.

SECTION 10.19. Exclusion of Liability of Joint Administrators and Acknowledgement.

(a) Notwithstanding that this Agreement shall have been signed by the Joint Administrators both in their capacities as administrators of the EMEA Sellers for and on behalf of the EMEA Sellers and in their personal capacities, it is hereby expressly agreed and declared that no personal Liability, or any Liability whatsoever, under or in connection with this Agreement shall fall on the Joint Administrators, or their firms, partners, employees, agents, advisers or representatives whether such Liability would arise under paragraph 99(4) of schedule B1 to the Insolvency Act or otherwise.

(b) The Parties agree that the Joint Administrators have negotiated and are entering into this Agreement as agents for the EMEA Sellers to which they are appointed, that none of the Joint Administrators, their firm, partners, employees, advisers, representatives or agents shall incur any personal liability whatsoever whether on their own part or in respect of any failure on the part of any other party to observe, perform or comply with any of its obligations under this Agreement, or under or in relation to any associated arrangements or negotiations.

(c) The Joint Administrators are parties to this Agreement: (i) as agents of each of the respective EMEA Sellers of which they are administrators; and (ii) in their own capacities solely for (1) taking the benefit of the statutory charges under Paragraph 99(3) of Schedule B1 of the Insolvency Act, or otherwise, (2) obtaining the benefit of any provisions of this Agreement expressed to be conferred on them, (3) enforcing the obligations of the other Parties to this Agreement and (4) for the purpose of receiving the benefit of this Section 10.19.

(d) The Parties agree that any breach of this Agreement by the Joint Administrators shall be deemed to be a breach by them in their capacities as administrators of the relevant EMEA Sellers, and, in such a case, each party hereto shall have the right to make claims and assert its rights hereunder, against the relevant EMEA Sellers and their respective successors and assigns.

SECTION 10.20. Exclusion of Liability of French Liquidator and Acknowledgments. Notwithstanding that this Agreement shall have been signed by the French Liquidator both in his capacity as liquidator of NNSA for and on behalf of NNSA and in his personal capacity, it is hereby expressly agreed and declared that no personal Liability, or any Liability whatsoever, under or in connection with this Agreement shall fall on the French Liquidator or his firms, partners, employees, agents, advisers or representatives whether such Liability would arise under the FCC or otherwise.

SECTION 10.21. Joint Administrators and French Liquidator as agents of EMEA Sellers.

(a) For all purposes of this Agreement, the Joint Administrators and the French Liquidator act without personal liability as agents of the EMEA Sellers.

(b) The Joint Administrators shall expressly have the power to, in the name and on behalf of each EMEA Seller as its agent: (i) take all decisions and carry out any actions required or desirable in connection with this Agreement; (ii) send and receive all notices and other communications required or permitted hereby; and (iii) consent to any amendment, waivers and modifications hereof.

(c) The French Liquidator shall expressly have the power to, in the name and on behalf of NNSA as its agent: (i) take all decisions and carry out any actions required or desirable in connection with this Agreement; (ii) send and receive all notices and other communications required or permitted hereby; and (iii) consent to any amendment, waivers and modifications hereof.

SECTION 10.22. Limitations.

(a) Under this Agreement, except for any documents, the forms of which have been agreed by the Joint Administrators and the French Liquidator as at the date of this Agreement, none of the EMEA Sellers, the Joint Administrators or the French Liquidator shall be required to enter into or execute any document unless such document contains exclusions of liability in favour of the Joint Administrators or the French Liquidator (as applicable), to an extent consistent with, or more favourable than, the exclusions of liability provided in favour of the Joint Administrators or the French Liquidator (as applicable) in this Agreement. For the avoidance of doubt, neither the Joint Administrators nor the French Liquidator shall be required to enter into or execute any document in their personal capacities or as administrators of the EMEA Sellers or mandataire liquidateur of NNSA respectively, to the extent that such document would cause the Joint Administrators and/or the French Liquidator to incur any personal liability.

(b) The obligations or undertakings of the Joint Administrators and the French Liquidator under this Agreement are subject to their duties to act at all relevant times in the best interests of the creditors of the EMEA Sellers (in respect of the Joint Administrators) and, in relation to the French Liquidator, NNSA. Accordingly, nothing in this Agreement shall operate to derogate from, restrict, or prevent the Joint Administrators and French Liquidator from complying with their statutory duties or legal obligations in relation to the exercise of their powers, duties or functions as, in the case of the Joint Administrators, administrators of the EMEA Sellers or, in the case of the French Liquidator, as mandataire liquidateur of NNSA, under the Insolvency Act, FCC or any other applicable legislation or statutory instrument as they see fit, (acting in good faith) and/or preclude the Joint Administrators from terminating the administration of the EMEA Sellers pursuant to the Administration Orders (and/or the French Liquidator from terminating his appointment as mandataire liquidateur of NNSA) should the Joint Administrators (and/or the French Liquidator, in relation to NNSA) be required to do so to discharge their statutory duties or legal obligations, provided that, notwithstanding the foregoing, any failure to comply with the terms of this Agreement by any EMEA Seller will be a breach of this Agreement by the relevant EMEA Seller, and the Purchaser shall not be restricted from claiming against the relevant EMEA Seller and receiving any remedy, or exercising any right, other than a claim against the Joint Administrators or the French Liquidator in their respective personal capacities, to which it is otherwise entitled pursuant to the terms of this Agreement, for any breach of this Agreement notwithstanding that the Joint Administrators or the French Liquidator (as applicable) are complying with such statutory duties or legal obligations in accordance with this Section 10.22.

SECTION 10.23. Limitations on Post-Closing Obligations. Notwithstanding any other provisions in this Agreement, all outstanding obligations of each EMEA Seller under this Agreement (except under Section 5.11 (Confidentiality), and Article 6 (Tax Matters)) shall cease on and from the date six (6) months following the Closing Date without prejudice to (i) any accrued obligations of the EMEA Sellers, (ii) any accrued rights of the Purchaser, or

(iii) any accrued Liabilities in relation to any obligations to have been carried out by the EMEA Sellers, in each of (i), (ii) or (iii), prior to or on such date.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Asset Sale Agreement as of the date first written above.

NORTEL NETWORKS CORPORATION

By:	/S/ GEORGE A. RIEDEL
	Name:	George A. Riedel
	Title:	Chief Strategy Officer and President, Business Units

By:	/S/ JOHN M. DOOLITTLE
	Name:	John M. Doolittle
	Title:	Senior Vice President, Corporate Services and Chief Financial Officer

NORTEL NETWORKS LIMITED

By:	/S/ GEORGE A. RIEDEL
	Name:	George A. Riedel
	Title:	Chief Strategy Officer and President, Business Units

By:	/S/ JOHN M. DOOLITTLE
	Name:	John M. Doolittle
	Title:	Senior Vice President, Corporate Services and Chief Financial Officer

NORTEL NETWORKS INC.

By:	/S/ JOHN RAY
	Name:	John Ray
	Title:	Principal Officer

NN APPLICATIONS MANAGEMENT SOLUTIONS INC.

By:	/S/ JOHN RAY
	Name:	John Ray
	Title:	Principal Officer

Asset Sale Agreement Signature Page

NORTEL ALTSYSTEMS, INC.

By:	/S/ JOHN RAY
	Name:	John J. Ray III
	Title:	Principal Officer

CORETEK, INC.

By:	/S/ JOHN RAY
	Name:	John J. Ray III
	Title:	Principal Officer

QTERA CORPORATION

By:	/S/ JOHN RAY
	Name:	John J. Ray III
	Title:	Principal Officer

XROS, INC.

By:	/S/ JOHN RAY
	Name:	John J. Ray III
	Title:	Principal Officer

Asset Sale Agreement Signature Page

SIGNED for and on behalf of Nortel Networks UK Limited (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:	)	/S/ CHRISTOPER HILL
	)	Christopher Hill
)
)

Witness signature
/S/ JAN CORDELL	)
Name: Jan Cordell	)
Address: Ernst & Young LLP, 1 More London Place, SE1 2AF	)

Asset Sale Agreement Signature Page

SIGNED for and on behalf of Nortel Networks (Ireland) Limited (in administration) by David Hughes as Joint Administrator (acting as agent and without personal liability) in the presence of:	)	/S/ DAVID HUGHES
	)	David Hughes
)
)

Witness signature
/S/ NIALL COVENEY	)
Name: Niall Coveney	)
Address:	)

Asset Sale Agreement Signature Page

SIGNED for and on behalf of Nortel Networks S.A. (in administration and liquidation judiciaire) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:	) ) ) )	/S/ CHRISTOPER HILL
Christopher Hill

Witness signature
/S/ JAN CORDELL	)
Name: Jan Cordell	)
Address: Ernst & Young LLP, 1 More London Place, SE1 2AF	)

Asset Sale Agreement Signature Page

SIGNED for and on behalf of Nortel Networks France S.A.S. (in administration) by Kerry Trigg acting as authorised representative of Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:	) ) ) )	/S/ KERRY TRIGG
Kerry Trigg

Witness signature
/S/ LEISA HARKIN	)
Name: Leisa Harkin	)
Address: Ernst & Young LLP, 1 More London Place, SE1 2AF	)

Asset Sale Agreement Signature Page

SIGNED for and on behalf of Nortel GmbH (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:	) ) ) )	/S/ CHRISTOPHER HILL
Christopher Hill

Witness signature
/S/ JAN CORDELL	)
Name: Jan Cordell	)
Address: Ernst & Young LLP, 1 More London Place, SE1 2AF	)

Asset Sale Agreement Signature Page

SIGNED by Alan Bloom	)	/S/ ALAN BLOOM
	)	Alan Bloom
in his own capacity and on behalf of the Joint Administrators without personal liability and solely for the purpose of obtaining the benefit of the provisions of this Agreement expressed to be conferred on or given to the Joint Administrators in the presence of:	)

Witness signature
/S/ WILMA GRAHAM	)
Name: Wilma Graham	)
Address: Ernst & Young LLP, 1 More London Place, SE1 2AF	)

Asset Sale Agreement Signature Page

Signed by MAÎTRE COSME ROGEAU, acting in the capacity of Mandataire Liquidateur of NORTEL NETWORKS S.A. (IN ADMINISTRATION AND LIQUIDATION JUDICIARE), without personal liability and solely for the purpose of obtaining the benefit of the provisions of this Agreement expressed to be conferred on or given to the French Liquidator:

		By	/S/ COSME ROGEAU
Name: Maître Cosme Rogeau
Title: Mandataire Liquidateur

In the presence of:
Witness signature
/S/ RAJEEV SHARMA FOKEER
Name: Rajeev Sharma Fokeer
Address:

SIGNED for and on behalf of NORTEL

NETWORKS S.A. (IN

ADMINISTRATION AND

LIQUIDATION JUDICIARE)

by MAÎTRE COSME ROGEAU as

Mandataire Liquidateur (acting as agent

and without personal liability) in the

presence of:

	) ) ) ) ) ) ) )		/s/ Cosme Rogeau MAÎTRE COSME ROGEAU
Witness signature
/s/ RAJEEV SHARMA FOKEER
Name: Rajeev Sharma Fokeer
Address:

Asset Sale Agreement Signature Page

ROCKSTAR BIDCO, LP

By: Rockstar Bidco GP, LLC, its General Partner

By:	/S/ KASIM ALFALAHI
Name: Kasim Alfalahi
Title: Vice President

Asset Sale Agreement Signature Page

ANNEX I – Statements

Except (i) as set forth in the applicable sections of the Sellers Disclosure Schedule or (ii) to the extent solely relating to the Excluded Assets or the Excluded Liabilities:

(a) To the Knowledge of the Sellers, an accurate, true and complete list of all Patents owned in whole or in part by the Sellers (including Jointly Owned Patents and Specified UK Patents) is set forth in Section A.I(a) of the Sellers Disclosure Schedule. Such list includes, for each patent and patent application, the patent number or application serial number and the jurisdiction, and for each U.S. patent and patent application that is not a Specified UK Patent, the name of the Person holding such patent or patent application and the filing date and issue date, if applicable. With respect to Jointly Owned Patents, the list identifies the co-owner(s) of each U.S. patent and, to the extent the Sellers have or are able to obtain copies of the applicable agreements, the agreements under which any Seller and the co-owner(s) share ownership of the patent.

(b) None of the Listed Patents, the Listed Jointly Owned Patents, the Specified Listed UK Patents or the Listed Inventions, and, to the Knowledge of the Sellers, none of the other Transferred Patents, Jointly Owned Patents or Specified UK Patents, is subject to any Liens other than Permitted Encumbrances, and no Seller has granted any exclusive license to any Third Party with respect to any Listed Patent, Listed Jointly Owned Patent, Specified Listed UK Patent or Listed Invention or, to the Knowledge of the Sellers, any other Transferred Patent, Jointly Owned Patent or Specified UK Patent, which exclusive license is in force as of the date hereof.

(c) With respect to the Specified Listed UK Patents, the Listed Jointly Owned Patents and the Listed Patents, and, to the Knowledge of the Sellers, with respect to the other Specified UK Patents, Jointly Owned Patents and Transferred Patents, the Sellers own all right, title, and interest in and to each such Patent (other than the rights of co-owners of Jointly Owned Patents in and to the Jointly Owned Patents); and subject to the Cross-License Agreements, the Outbound License Agreements and the Commercial Licenses, such right, title, and interest are sufficient for the Sellers to independently bring suit against a Third Party to enforce the Listed Patents, the Specified Listed UK Patents, and, to the Knowledge of the Sellers, the other Specified UK Patents and Transferred Patents.

(d) To the Knowledge of the Sellers, Section A.I(d) of the Sellers Disclosure Schedule sets forth an accurate, true and complete list of all Contracts between the Sellers or their Affiliates, on the one hand, and any other Person, on the other hand, under which the Sellers or their Affiliates both (i) grant a license under any Transferred Patent, Jointly Owned Patent or Specified UK Patent and (ii) receive from the counter-party a license under Patents owned by (or licensed to) such counter-party (but other than inbound or outbound license agreements where the only grant back from the licensee is under improvements on the licensed Intellectual Property) (collectively, the “Cross-License Agreements”), and the Sellers have furnished a correct and complete copy of each such Contract in its final and effective form to the Purchaser prior to the date hereof, except to the extent disclosure of the terms or existence of a Cross License Agreement is prohibited, in which case it has been omitted from Section A.I(d) of the Sellers Disclosure Schedule, but the number of such Cross License Agreements that have been omitted is set forth in Section A.I(d) of the Sellers Disclosure Schedule.

(e) To the Knowledge of the Sellers, Section A.I(e) of the Sellers Disclosure Schedule sets forth an accurate, true and complete list of all Contracts (other than Cross-License Agreements and Commercial Licenses) under which the Sellers or their Affiliates grant a license (including a grant back or any other express license made by any of the Sellers (as licensors) to improvements or any other license rights) to a Transferred Patent, Jointly Owned Patent or Specified UK Patent (whether alone or with any Software or Trade Secrets) (collectively, the “Outbound License Agreements”), indicating for each such Outbound License Agreement the title and the parties thereto, and the Sellers have furnished a correct and complete copy of each such Contract in its final and effective form to the Purchaser prior to the date hereof.

(f) To the Knowledge of the Sellers, (i) Section A.I(f) of the Sellers Disclosure Schedule sets forth (A) an accurate, true and complete list of each transition services agreement, master purchase agreements and development and support agreements that the Sellers entered into with the purchasers of its various business units after the Petition Date in connection with their divestitures and (B) with respect to the transition services agreements, the original scheduled termination date thereof (which, as of the date hereof, has not been extended by more than 90 days), and (ii) the scope of the licenses granted under the Transferred Patents, Jointly Owned Patents and Specified UK Patents pursuant to such transition services agreements, master purchase agreements and development and support agreements is not broader than the scope of such licenses contained in the form licenses provided to the Purchaser prior to the date hereof in the Data Room as document numbers 2.5.3.187 2.5.3.193, 2.5.3.194 and 2.5.3.195; it being understood that work orders under certain of such agreements have been issued pursuant to such agreements, but are not listed. To the Knowledge of the Sellers, the license rights, if any, granted by the Sellers under the Transferred Patents, Jointly Owned Patents and Specified UK Patents pursuant to each such transition services agreement during the term of such transition services agreement shall expire upon the termination of such transition services agreement (except for (A) rights to use and make certain Software applications and tools relating to the businesses being divested, to the extent that such Software applications and tools were delivered by the Sellers or their Affiliates and (B) internal use of Intellectual Property created by Sellers or their Affiliates prior to the expiration of such transition services agreement in support of or during the course of performing the services, to the extent such Intellectual Property has been delivered, including by integration into the divested business.

(g) To the Knowledge of the Sellers, there is no Action pending asserting invalidity, misuse or unenforceability of any of the Jointly Owned Patents, Transferred Patents or Specified UK Patents or challenging the Sellers’ right to use, right to transfer, or ownership of any of the Jointly Owned Patents, Transferred Patents or Specified UK Patents.

(h) To the Knowledge of the Sellers, each of the registrations and applications for the Jointly Owned Patents, Transferred Patents or Specified UK Patents included in the Assets is currently in good standing and subsisting. The foregoing will not be construed as a warranty that any patent will issue based on a patent application.

(i) To the Knowledge of the Sellers, Section A.I(i) of the Sellers Disclosure Schedule sets forth an accurate, true and complete list of all Actions (including opposition, interferences and cancellation petitions and like proceedings) against any Seller, except for the Bankruptcy Proceedings, pending before any Government Entity or threatened in writing that involves the Jointly Owned Patents, Transferred Patents or Specified UK Patents.

(j) To the Knowledge of the Sellers, there are no prior or preferential rights, rights of first refusal, rights of first offer or other similar rights of any party (other than the Purchaser) to purchase or otherwise acquire any of the Assets.

(k) To the Knowledge of the Sellers: every Patent solely owned by the Sellers or their Affiliates, except for the Excluded Patents, is included among the Listed Patents or the Specified Listed UK Patents; every Patent jointly owned by one or more of the Sellers and their Affiliates, on the one hand, and one or more Third Parties, on the other hand, except for the Excluded Patents, is included among the Listed Jointly Owned Patents; and every invention disclosure owned by the Sellers or their Affiliates and under consideration for the filing of a patent application is included among the Listed Inventions.

(l) No Person listed in Section A.I(l) of the Sellers Disclosure Schedule has been granted any license (other than a Commercial License) under the Jointly Owned Patents, Transferred Patents or Specified UK Patents by the Sellers, which license is in force as of the date hereof, it being understood that such Persons may have rights or licenses solely with respect to products or services sold or provided by the Sellers or Sellers’ Affiliates.

(m) To the Knowledge of the Sellers, Section A.I(m) of the Sellers Disclosure Schedule sets forth an accurate, true and complete list of all Contracts (other than Cross-License Agreements and Outbound License Agreements listed in Sections A.I(d) or A.I(e) of the Sellers Disclosure Schedule, respectively) under which the Sellers or their Affiliates have joint ownership in the Jointly Owned Patents (collectively, the “Joint Ownership Agreements”), indicating each Jointly Owned Patent and the title and the parties to each such agreement, and the Sellers have furnished a correct and complete copy of each such Contract in its final and effective form to the Purchaser prior to the date hereof.

(n) To the Knowledge of the Sellers, no Affiliate of the Sellers that is not itself a Seller owns any Patents, invention disclosures or Patent Related Documentation.

(o) To the Knowledge of the Sellers, (i)(x) all promises, declarations and commitments granted, made or committed in writing by the Sellers to standard-setting bodies or industry groups (other than those contained in membership agreements, by-laws or policies of standard-setting bodies or industry groups and described in clause (y) below or, without limiting clause (y) below, in Section A.I(b) of the Sellers Disclosure Schedule) and that may concern the Transferred Patents or Specified UK Patents, together with the title and number of the standard and the Patents to which such promises, declarations or commitments refer (in each case, to the extent identified in the respective promise, declaration or commitment), are listed in Section A.I(o)(i)(x) of the Sellers Disclosure Schedule, and (y) all membership agreements, by-laws or policies of standard-setting bodies or industry groups in which Sellers were participants and which contained commitments that may concern the Transferred Patents or Specified UK Patents granted in writing by the Sellers and which bind Sellers to bind the Purchaser thereto, are listed in Section A.I(o)(i)(y) of the Sellers Disclosure Schedule; and (ii) except as set forth on Schedule A.I(o)(ii) of the Sellers Disclosure Schedule, none of the declarations, promises and commitments referred to in clause (i) above require royalty-free licensing of any of the Transferred Patents.

(p) The patents, patent applications and provisional patent application listed in Section 1.1(c) of the Sellers Disclosure Schedule are solely those sold after the Petition Date to purchasers in connection with sales of divisions of Sellers and are not included in the Sellers’ Patents.

(q) There exist no Permitted Encumbrances of the type described in clause (i) of the definition of “Permitted Encumbrances” on any of the Assets.

(r) To the Knowledge of the Sellers, there exist no Licensed Residual Patents (other than invention disclosures that (x) relate to a patent application filed anywhere in the world or (y) are dated thirty (30) months or more before the date hereof) or Undisclosed Patent Interests.

(s) To the Knowledge of the Sellers, the aggregate amount of all unpaid past, present and future income and royalties payable to the Sellers under (i) the Transferred Licenses and (ii) any licenses granted under the Transferred Patents, Jointly Owned Patents or Specified UK Patents does not exceed $10 million.

(t) The portions of the Ericsson Licenses and any other agreement between any Seller, on one hand, and Ericsson on the other hand, which were redacted in the copy of such agreements provided in the Data Room, do not provide for: (i) the assignment to any Person of any ownership or exclusive rights (including any option to acquire ownership or exclusive rights) to any Transferred Patents, Specified UK Patents or Jointly Owned Patents, (ii) the grant of any sublicense or other license rights under the Transferred Patents, Specified UK Patents or Jointly Owned Patents, (iii) the Sellers to have any rights to receive an ownership or exclusive interest in any Patents transferred by any Sellers to Ericsson or (iv) any rights for any Person in any improvements to any Transferred Patents, Specified UK Patents or Jointly Owned Patents made by any Seller or any purchaser of Transferred Patents, Specified UK Patents or Jointly Owned Patents.

(u) The Sellers have disclosed to Purchaser all agreements, contracts, notices and correspondence to, from or with Ericsson that relate in any way to the Transferred Patents, Jointly Owned Patents or Specified UK Patents, other than agreements, contracts, notices and correspondence relating to a potential stalking horse transaction for the Transferred Patents, Jointly Owned Patents and Specified UK Patents, as a whole.

(v) To the Knowledge of the Sellers, there exist no disputes between any Seller, on the one hand, and Ericsson, on the other hand, concerning the Transferred Patents, Jointly Owned Patents or Specified UK Patents or the scope of any licenses granted to the Transferred Patents, Jointly Owned Patents or Specified UK Patents.

(w) There are no Collective Labor Agreements in effect or labor organizing efforts outstanding or threatened with respect to any Employee of any of the Sellers.

(x) No Employee of any of the Sellers works in Quebec, Canada.

(y) [Reserved]

(z) To the Knowledge of the Sellers, there is no ongoing and will be no future manufacture, development, sale, supply or other distribution, or servicing of Nortel Products or other products under the Transferred Patents or Specified UK Patents by, for or on behalf of Sellers or an Affiliate of any Seller, other than to the extent such activities would be permitted after the Closing Date pursuant to the terms of the Closing Date License Agreement or Section 5.13(b) of this Agreement.

CONFIDENTIAL

Redacted as indicated

SELLERS DISCLOSURE SCHEDULE

TO

ASSET SALE AGREEMENT

BY AND AMONG

NORTEL NETWORKS CORPORATION

NORTEL NETWORKS LIMITED

NORTEL NETWORKS INC.

NORTEL NETWORKS UK LIMITED

NORTEL NETWORKS (IRELAND) LIMITED

NORTEL NETWORKS S.A.

AND

THE OTHER ENTITIES IDENTIFIED THEREIN AS SELLERS

AND

ALAN BLOOM, STEPHEN HARRIS, ALAN HUDSON, DAVID HUGHES AND

CHRISTOPHER HILL AS JOINT ADMINISTRATORS

AND

MAÎTRE COSME ROGEAU AS FRENCH LIQUIDATOR

AND

ROCKSTAR BIDCO, LP.

Dated as of June 30, 2011

CONFIDENTIAL

Redacted as indicated

ASSET SALE AGREEMENT

SELLERS DISCLOSURE SCHEDULE

This disclosure schedule (the “Sellers Disclosure Schedule”) has been prepared and is delivered to you pursuant to the Asset Sale Agreement dated as of June 30, 2011 (the “Agreement”), by and among the Purchaser and Sellers. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement and all section references contained herein shall be references to the corresponding sections in the Agreement.

Matters reflected in this Sellers Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Sellers Disclosure Schedule and to the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. This Sellers Disclosure Schedule shall not be construed as expanding the scope of any of the representations, warranties or statements of the Sellers, except to the extent provided in the Agreement.

The information contained herein was not prepared or disclosed with a view that it would be disclosed to any Person that is not a Party and the Sellers do not assume any responsibility to any such Person for any inaccuracies contained herein or otherwise. The information contained herein is disclosed in confidence solely for the purposes contemplated in the Agreement and is subject to the Non-Disclosure Agreement to the extent set forth therein.

(Redacted disclosure schedule containing information as contemplated by the Agreement.)